     As filed with the Securities and Exchange Commission on June 21, 2000
                                                    Registration No. ___________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                     _____________________________________

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                     _____________________________________

                        PROVIDENT BANKSHARES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          Maryland                                        6022                                                52-1518642
(State or Other Jurisdiction        (Primary Standard Industrial Classification Code Number)      (I.R.S. Employer Identification
of Incorporation or Organization)                                                                             Number)

                           114 East Lexington Street
                           Baltimore, Maryland 21202
                                 (410) 281-7000

              (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principle Executive Offices)


                             Robert L. Davis, Esq.
                                General Counsel
                           114 East Lexington Street
                           Baltimore, Maryland 21202
                                 (410) 281-7000

           (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

             ______________________________________________________

                                  Copies to:

Paul M. Aguggia, Esq.                             Gary R. Bronstein, Esq.
Aaron M. Kaslow, Esq.                             Stradley Ronon Housley
Muldoon, Murphy & Faucette LLP                    Kantarian & Bronstein, LLP
5101 Wisconsin Avenue, N.W.                       1220 19/th/ Street, N.W.
Washington, D.C. 20016                            Suite 700
(202) 362-0840                                    Washington, D.C. 20036
                                                  (202) 822-9611

                   __________________________________________

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement/Prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General
                   Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list
   the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
               _________________________________________________

                        Calculation of Registration Fee
--------------------------------------------------------------------------------
                                             Proposed   Proposed
                                             Maximum    Maximum
Title of Each                 Amount         Offering   Aggregate    Amount of
Class of Securities To Be     To Be           Price     Offering    Registration
Registered                 Registered(1)   Per Share(2) Price (2)     Fee (2)
-------------------------------------------------------------------------------
Common Stock, par
value $1.00 per               2,264,070        N/A      $30,331,114  $8,008
share ("Common Stock")
--------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, par value $1.00 per share, issuable by Provident Bankshares Corporation ("Provident") upon the consummation of the merger with Harbor Federal Bancorp, Inc. and computed based on the estimated maximum number of such shares 1,764,668, including shares issuable upon the exercise of outstanding stock options, that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(f)(1), the registration fee for the Provident common stock is based on the average of the high and low market value of Harbor Federal Bancorp, Inc. common stock, par value $.01 per share, on June 14, 2000 ($17.188).

                 ______________________________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) or the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              HARBOR BANCORP LOGO


                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

     The Boards of Directors of Provident Bankshares Corporation and Harbor Federal Bancorp, Inc. have approved a merger agreement that provides for the merger of Harbor into Provident. If we complete the merger, you will receive
1.256 shares of Provident common stock for each share of Harbor common stock that you own. This represents a value of $_____ based on Provident's closing price on the Nasdaq National Market on _________, 2000. Provident's common stock is listed on the Nasdaq National Market under the symbol PBKS. We expect that the merger will be a tax-free transaction for Harbor stockholders.

     To complete the merger, Harbor needs your approval. This document is being furnished to you in connection with the solicitation of proxies by Harbor's Board of Directors for its use at a special meeting of stockholders, which is being held to vote upon the merger.

     The place, date and time of the stockholders' meeting is as follows:

                            _________________, 2000
                            __:00 p.m., local time
                             ____________________
                              Baltimore, Maryland

     Your vote is important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

     This document contains detailed information about the stockholders' meeting and the proposed merger. You should read this document carefully. You may also obtain information about Provident and Harbor from documents each company has filed with the Securities and Exchange Commission.

     Your Board of Directors believes that the merger is in your best interests and unanimously recommends that you vote "FOR" the merger. Harbor's financial advisor, Trident Securities, has issued its opinion to Harbor's Board of Directors that the exchange ratio is fair from a financial point of view to Harbor stockholders.



                                         Robert A. Williams
                                         President and Chief Executive Officer

--------------------------------------------------------------------------------

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 The securities being offered through this document are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

--------------------------------------------------------------------------------


               Proxy Statement-Prospectus dated __________, 2000
         and first mailed to stockholders on or about __________, 2000

     This document incorporates important business and financial information about Provident and Harbor from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. Reports and other information relating to Provident and Harbor are also available at the offices of the National Association of Securities Dealers. See "Where You Can Find More Information" on page __.

     You also may request copies of these documents from us. Provident will provide you with copies of the documents relating to Provident, without charge, upon written or oral request to:

                       Provident Bankshares Corporation
                           114 East Lexington Street
                           Baltimore, Maryland 21202
                          Attention: Robert L. Davis
                           Telephone: (410) 281-7000

     Harbor will provide you with copies of the documents relating to Harbor, without charge, upon written or oral request to:

                         Harbor Federal Bancorp, Inc.
                                 705 York Road
                           Baltimore, Maryland 21204
                           Attention: Dana L. Miller
                           Telephone: (410) 296-1010

     In order to receive timely delivery of the documents in advance of Harbor's special meeting of stockholders, you should make your requests no later than _______, 2000.

                          Harbor Federal Bancorp, Inc.
                                 705 York Road
                           Baltimore, Maryland 21204
                                 (410) 296-1010

                        _______________________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        _______________________________

     A special meeting of stockholders of Harbor Federal Bancorp, Inc. will be held at ____________________, Baltimore, Maryland on _________, ___________,
2000, at __:00 _.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 3, 2000, by and between Provident Bankshares Corporation and Harbor Federal Bancorp, Inc., pursuant to which Harbor will merge with and into Provident and each share of common stock, par value $.01 per share, of Harbor will be converted into the right to receive 1.256 shares of common stock, par value $1.00 per share, of Provident, all on and subject to the terms and conditions contained therein; and

     2. To transact any other business as may properly come before the meeting or any adjournment or postponement.

     Only stockholders of record at the close of business on _________, 2000 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.


                                   By Order of the Board of Directors




                                   Dana L. Miller
                                   Secretary

Baltimore, Maryland
__________, 2000


The Board of Directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

                                TABLE OF CONTENTS

SUMMARY......................................................................  1

COMPARATIVE PER SHARE DATA...................................................  7

SELECTED HISTORICAL FINANCIAL INFORMATION ...................................  8
    Selected Historical Financial Information for Provident..................  9
    Selected Historical Financial Information for Harbor..................... 10

MARKET PRICE AND DIVIDEND INFORMATION........................................ 11

SPECIAL MEETING OF HARBOR STOCKHOLDERS....................................... 13
    Place, Date and Time..................................................... 13
    Purpose of the Meeting................................................... 13
    Who Can Vote at the Meeting.............................................. 13
    Attending the Meeting.................................................... 13
    Vote Required............................................................ 13
    Voting by Proxy.......................................................... 14

OWNERSHIP OF HARBOR COMMON STOCK............................................. 15

THE MERGER................................................................... 16
    The Parties to the Merger................................................ 16
    Form of the Merger; Conversion of Harbor Common Stock.................... 16
    Surrender of Stock Certificates.......................................... 17
    Treatment of Harbor Stock Options........................................ 17
    Tax Consequences for Harbor Stockholders................................. 18
    Background of the Merger................................................. 19
    Recommendation of the Harbor Board; Harbor's Reasons for the Merger...... 20
    Opinion of Harbor's Financial Advisor.................................... 21
    Rights of Dissenting Stockholders........................................ 27
    Interests of Harbor's Directors and Officers in the Merger
        that Differ From Yours............................................... 27
    Regulatory Approvals Needed to Complete the Merger....................... 29
    Accounting Treatment of the Merger....................................... 30
    Resale of Provident Common Stock......................................... 30

THE MERGER AGREEMENT......................................................... 31
    Terms of the Merger...................................................... 31
    When Will the Merger be Completed........................................ 31
    Conditions to Completing the Merger...................................... 32
    Conduct of Business Before the Merger.................................... 33
    Covenants of Harbor and Provident in the Merger Agreement................ 36
    Representations and Warranties Made by Provident and Harbor in
        the Merger Agreement................................................. 37
    Terminating the Merger Agreement......................................... 38
    Expenses and Termination Fees............................................ 39
    Changing the Terms of the Merger Agreement............................... 39

INFORMATION ABOUT PROVIDENT.................................................. 40

A WARNING ABOUT FORWARD-LOOKING STATEMENTS................................... 41

DESCRIPTION OF PROVIDENT COMMON STOCK........................................ 42
    Common Stock............................................................. 42
    Preferred Stock.......................................................... 43
    Provident Rights Plan.................................................... 43

COMPARISON OF RIGHTS OF STOCKHOLDERS......................................... 45
    Authorized Stock......................................................... 45
    Voting Rights............................................................ 45
    Required Vote for Authorization of Certain Actions....................... 46
    Dividends................................................................ 46
    Stockholders' Meetings................................................... 46
    Action by Stockholders Without a Meeting................................. 47
    Board of Directors....................................................... 47
    Stockholder Rights Plan.................................................. 48
    Amendment of the Bylaws.................................................. 48
    Amendment of the Articles of Incorporation............................... 49

SELECTED PROVISIONS IN THE ARTICLES OF INCORPORATION AND BYLAWS OF
    PROVIDENT................................................................ 50
    Business Combinations with Interested Stockholders....................... 50
    Board of Directors....................................................... 51
    Special Meetings of Stockholders......................................... 51
    Advance Notice Provisions for Stockholder Nominations and Proposals...... 51
    Preferred Stock.......................................................... 51

REGULATION AND SUPERVISION OF PROVIDENT...................................... 52
    General.................................................................. 52
    Payment of Dividends..................................................... 52
    Transactions with Affiliates............................................. 53
    Holding Company Liability................................................ 53
    Prompt Corrective Action................................................. 53
    Capital Adequacy......................................................... 54
    Enforcement Powers of the Federal Banking Agencies....................... 55
    Control Acquisitions..................................................... 55
    Future Legislation....................................................... 56

LEGAL MATTERS................................................................ 56

EXPERTS...................................................................... 56

WHERE YOU CAN FIND MORE INFORMATION.......................................... 56

STOCKHOLDER PROPOSALS........................................................ 58

APPENDIX A     Agreement and Plan of Merger, dated as of May 3, 2000, between
               Provident Bankshares Corporation and Harbor Federal Bancorp, Inc.
APPENDIX B     Fairness Opinion of Trident Securities
APPENDIX C     Annual Report on Form 10-KSB for Harbor Federal Bancorp, Inc.

                                    Summary

  This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information" on page _____.

                                 THE COMPANIES

Provident Bankshares          Provident is the bank holding company for
Corporation                   Provident Bank.  Provident serves individuals
(page __)                     and businesses in the Baltimore-Washington
114 East Lexington Street     corridor through a full range of financial
Baltimore, Maryland 21202     services and a network of 91 offices in Maryland,
(410) 281-7000                Northern Virginia and southern York County,
                              Pennsylvania. At March 31, 2000, Provident had total assets of $5.2 billion, deposits of $3.8 billion and stockholders' equity of $274.4 million.


Harbor Federal Bancorp, Inc.  Harbor is the savings and loan holding company for
(page __)                     Harbor Federal Savings Bank.  Harbor Federal
705 York Road                 operates nine banking offices in the City of
Baltimore, Maryland 21204     Baltimore and the Counties of Baltimore and Anne
(410) 296-1010                Arundel in Maryland. At March 31, 2000, Harbor had
                              total assets of $253.1 million, deposits of $179.4
                              million, and stockholders' equity of $25.5 million.


                    THE HARBOR STOCKHOLDERS' SPECIAL MEETING


Place, Date and Time          The special meeting of Harbor stockholders will
(page __)                     be held at ________________ ___________________,
                              Baltimore, Maryland on ___________, 2000 at _:00 p.m., local time.

Purpose of the Meeting        At the special meeting, Harbor stockholders will
(page __)                     be asked to approve the merger agreement with
                              Provident and to transact any other business that may properly come before the meeting.

Who Can Vote At the Meeting   You can vote at the special meeting of Harbor
(page __)                     stockholders if you owned Harbor common stock at
                              the close of business on _________, 2000. You will be able to cast one vote for each share of Harbor common stock you owned at that time. As of _________, 2000, there were ______ shares of
                              Harbor common stock outstanding.

What Vote is Required for     In order to approve the merger agreement, the
Approval of the Merger        holders of at least two-thirds of the
Agreement (page __)           outstanding shares of Harbor common stock entitled
                              to vote must vote in its favor. The directors of Harbor, who collectively own ___% of the outstanding shares of Harbor common stock, have agreed to vote their shares in favor of the merger agreement. You can vote your shares by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card.

                                   THE MERGER

Harbor Will Merge into        We propose a business combination in which Harbor
Provident (page __)           will merge with Provident.  Provident will be the
                              surviving corporation in the merger.


Each Harbor Share Will Be     Upon the closing of the merger, each of your
Exchanged for 1.256 Shares    shares of Harbor common stock will automatically
of Provident Common Stock     be converted into the right to receive 1.256
(page __)                     shares of Provident common stock. When used in
                              this document, this number is referred to as the "exchange ratio." Provident will not issue fractional shares in the merger. If the total number of shares of Provident common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

                              Because the exchange ratio is fixed, the value of the shares of Provident common stock that you will receive in the merger will change as the price of Provident common stock changes. On _______________, 2000, Provident common stock closed at $_______ per share on the Nasdaq
                              National Market.

How to Exchange Your          To receive certificates for your shares of
Harbor Stock Certificates     Provident common stock, you will need to
(page ___)                    surrender your Harbor stock certificates. After we
                              complete the merger, Provident's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

The Merger Generally Will Be  Harbor stockholders generally will not recognize
Tax-Free to Harbor            gain or loss for U.S. federal income tax purposes
Stockholders (page ___)       as a result of the exchange of all of their shares
                              of Harbor common stock in the merger. Harbor stockholders will, however, have to recognize income or gain with respect to any cash received instead of a fractional share.

                              This tax treatment may not apply to all Harbor stockholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

                              We will not be obligated to complete the merger unless we each receive a legal opinion, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free to Provident and Harbor for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Harbor's Board of Directors   Harbor's Board of Directors believes that the
Unanimously Recommends that   merger is in your best interests and unanimously
Stockholders Approve the      recommends that you vote "FOR" the proposal to
Merger (page ___)             approve the merger agreement.

Harbor's Financial Advisor    Trident Securities, a division of McDonald
Believes the Merger           Investments, Inc., has delivered to Harbor's Board
Consideration Is Fair to      of Directors its opinion that, as of the date of
Harbor Stockholders (page __) this document, the merger consideration is fair to the holders of Harbor common stock from a financial point of view. A copy of this opinion is provided as Appendix B to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Trident in providing this opinion. Harbor has agreed to pay Trident a fee for its services in connection with the merger.

Harbor Stockholders Do Not    Under Maryland law, the stockholders of Harbor do
Have Appraisal Rights in      not have any right to an appraisal of the value of
the Merger (page __)          their shares in connection with the merger.

Interests of Harbor's         Some of Harbor's directors and officers have
Directors and Officers        in the interests merger that are different from,
in the Merger that Differ     or are in addition to, their interests as
From Your Interests           stockholders in Harbor.  The members of Harbor's
(page___)                     Board of Directors knew about these additional
                              interests, and considered them, when they approved the merger. These include:


                              .    severance payments that will be made to
                                   certain executive officers of Harbor and Harbor Federal under the terms of their employment agreements with Harbor and Harbor Federal as a result of the completion of the merger;

                               .   Harbor's President and Chief Executive
                                   Officer and members of the Harbor Federal
                                   Board of Directors who were non-employee directors of Harbor Federal at the time of its conversion from mutual to stock form will be entitled to receive their retirement benefits in a lump sum payment as a result of the completion of the merger; and


                              . provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Harbor for events occurring before the merger.


Regulatory Approvals Needed   We cannot complete the merger unless it is first
to Complete the Merger        approved by the Board of Governors of the Federal
(page __)                     Reserve System, the Federal Deposit Insurance
                              Corporation and the Maryland Commissioner of Financial Regulation. The U.S. Department of
                              Justice has input into this approval process. In addition, we must give prior notice of the merger to the Office of Thrift Supervision. Provident has filed the required applications and notices. As of the date of this document, we have not received the approval of the Federal Deposit Insurance
                              Corporation or the Maryland Commissioner of Financial Regulation. While we do not know of any reason why we would not be able to obtain these approvals in a timely manner, we cannot be certain when or if we will receive them.


Purchase Accounting           Provident will account for the merger using the
Treatment (page __)           purchase method of accounting. Under this method
                              of accounting, Provident will record the fair market value of Harbor's assets and liabilities on its financial statements as of the date we complete the merger. The difference between the purchase price of the merger and the fair market value of Harbor's identifiable assets net of its liabilities will be recorded on Provident's books as "goodwill" and will be amortized over 15 years as charges to Provident's earnings.


Forward-Looking Statements    This proxy statement-prospectus, including
May Prove Inaccurate          information included or incorporated by reference
(page __)                     in this document, contains certain forward-looking
                              statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Provident and Harbor, as well as certain information relating to the merger. Also, statements preceded by, followed by or that include the words "believes," "expects,"
                              "anticipates," "estimates" or similar expressions are forward-looking statements. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

                              THE MERGER AGREEMENT

A copy of the merger agreement is provided as Appendix A to this proxy statement-prospectus. Please read the entire merger agreement carefully. It is the legal document that governs the merger.


Conditions to Completing the  The completion of the merger depends on a number
Merger (page __)              of conditions being met. These conditions include:

                              . approval of the merger agreement by Harbor's stockholders;

                              .    approval of the merger by regulatory
                                   authorities; and

                              .    receipt of tax opinions that the merger
                                   qualifies as a tax-free reorganization.

                              Where the law permits, we could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.


Terminating the Merger        We can agree at any time not to complete the
Agreement (page __)           merger, even if the stockholders of Harbor have
                              approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

                              . the stockholders of Harbor do not approve the merger;

                              . a required regulatory approval is denied or a governmental authority blocks the merger;

                              . we do not complete the merger by December 31, 2000; or

                              . the other party makes a misrepresentation, breaches a warranty or fails to satisfy or fulfill a covenant that would have a material adverse effect on the party seeking to terminate the merger agreement and such breach or misrepresentation is not cured.

                              Provident may also terminate the merger agreement if Harbor's Board of Directors withdraws or revises its recommendation to its stockholders to approve the merger agreement.


Harbor Could Decide Not to    According to the terms of the merger agreement,
Complete the Merger if        Harbor will have the right not to complete the
Provident's Stock Price       merger if (1) the average of the closing prices of
Decreases Significantly       Provident's common stock over a specified 20
(page __)
                              trading day period prior to the receipt of the last of the required regulatory approvals is less than $12.25 and (2) the average closing price over that 20 trading day period represents a decline from Provident's closing price of $13.81 on May
                              10, 2000, that exceeds by more than 15 percentage points the decline in the Standard & Poor's
                              Regional Bank Index over the same period.

                              Any decision by Harbor not to complete the merger under this provision will not be effective, however, if Provident elects to increase the exchange ratio in accordance with a formula in the merger agreement.

Harbor Must Pay Provident a   Harbor will be required to pay Provident a
Termination Fee Under         termination fee of:
Certain Circumstances
(page __)
                              (1)  $700,000, plus Provident's reasonable out-of-
                                   pocket expenses, if, within 12 months after May 3, 2000, it receives a proposal for a competing transaction and any of the following occur:

                                   . Harbor's Board of Directors changes, in a manner adverse to Provident, its recommendation of the merger,

                                   .  The merger is not approved by Harbor's
                                      stockholders or Harbor's stockholder
                                      meeting for the purpose of voting on the merger is canceled or is not held, or

                                   .  Harbor willfully breaches the merger
                                      agreement, and

                              (2) $1,500,000, plus Provident's reasonable out-of-pocket expenses, if within 18 months after May 3, 2000, without having received Provident's consent, Harbor enters into an agreement to engage in, or recommends that its stockholders approve, an acquisition transaction not permitted under the terms of the merger agreement.

                              Any fee payable under clause (2) above will be reduced dollar-for-dollar by the full amount of any fee actually paid under clause (1) above. No fee described above is payable if the merger agreement is validly terminated for certain reasons at or prior to the time that the fee becomes payable.

We May Amend the Terms of     We can agree to amend the merger agreement, and
the Merger and Waive Some     each of us can waive our right to require the
Conditions (page __)          other party to adhere to the terms and conditions
                              of the merger agreement, where the law allows.
                              However, after Harbor's stockholders approve the merger agreement, they must approve any amendment or waiver that reduces or changes the consideration to be received by them in the merger.

                          Comparative Per Share Data

     The following table shows information about our income per common share, dividends per share and book value per share, and similar information reflecting the merger. The information in the table assumes that Provident will account for the merger using the purchase method of accounting.

     The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by the exchange ratio of 1.256. This information reflects the fact that you will receive 1.256 shares of Provident common stock for each share of Harbor common stock exchanged in the merger. The pro forma information, while helpful in illustrating the financial characteristics of Provident following the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Provident would have been had our companies been combined during these periods.

     The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission. We have incorporated our prior filings into this document by reference. See "Where You Can Find More Information" on page __.


                                                       At March 31,
                                                            2000
                                                       ------------
               Book value per share:
                 Provident historical.................      $10.94
                 Harbor historical....................       15.24
                 Pro forma combined/(1)/..............       11.04
                 Harbor pro forma equivalent..........       13.86


                                                         Three      Year Ended
                                                      Months Ended  December 31,
                                                        March 31,       1999
                                                           2000
                                                      ------------  ------------
               Cash dividends declared per share:
                 Provident historical/(2)/...........       $0.157      $0.57
                 Harbor historical...................        0.130       0.52
                 Pro forma/(3)/......................        0.157       0.57
                 Harbor pro forma equivalent.........        0.197       0.72

               Diluted net income per share:
                 Provident historical/(2)/...........       $ 0.43      $1.60
                 Harbor historical/(4)/..............         0.34       1.23
                 Pro forma combined/(2) (4)/.........         0.43       1.57
                 Harbor pro forma equivalent.........         0.54       1.97
____________
(1) The pro forma combined book value per share of Provident common stock is based upon the historical total combined common stockholders' equity for Provident and Harbor divided by total pro forma common shares of the combined entities.
(2)  Adjusted to reflect Provident's 5% stock dividend paid on May 12, 2000.
(3) Pro forma dividends per share represent Provident's historical dividends per share.
(4) Historical information for Harbor under the column labeled "Year Ended December 31, 1999" is for its fiscal year ended March 31, 2000. Pro forma diluted net income per share for the year ended December 31, 1999 is based on Provident's income for its fiscal year ended December 31, 1999 and Harbor's net income for its fiscal year ended March 31, 2000.

                   Selected Historical Financial Information

     The following tables show summarized historical financial data for Provident and Harbor. The information in the following tables is based on historical financial information that we have presented in our prior filings with the Securities and Exchange Commission. You should read this summary financial information in connection with our historical financial information. This historical financial information is also incorporated into this document by reference. See "Where You Can Find More Information" on page __.

     Interim financial data as of March 31, 2000 and 1999 for Provident is unaudited. You should not rely on the information for the three months ended March 31, 2000 as being indicative of the results expected for the entire year.

            Selected Historical Financial Information for Provident

                                       MARCH 31,                                        DECEMBER 31,
                                -----------------------    ------------------------------------------------------------------
                                      2000         1999            1999           1998    1997/(1)/         1996         1995
                                -----------------------    ------------------------------------------------------------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  (tax-equivalent)............  $   98,255   $   81,652      $  353,341     $  319,240   $  280,167   $  248,311   $  224,236
Interest expense..............      57,595       47,531         204,261        187,509      156,718      137,354      122,819
                                ----------   ----------      ----------     ----------   ----------   ----------   ----------
Net interest income
  (tax-equivalent)............      40,660       34,021         149,080        131,731      123,449      110,957      101,417
Provision for loan losses.....       4,300        1,961          11,570         12,027        9,953       10,011        1,517
                                ----------   ----------      ----------     ----------   ----------   ----------   ----------
Net interest income after
  provision for loan losses         36,360       32,060         137,510        119,704      113,496      100,946       99,900
Non-interest income...........      14,216       15,475          60,734         55,995       41,672       44,509       34,573
Net securities gains
  (losses)....................                                      312          6,749        2,337        5,556       (2,683)
Merger related expenses/(1)/..          --           --              --             --       10,047           --           --
Non-interest expense..........      34,876       32,180         132,243        122,914      107,816      110,323       97,416
                                ----------   ----------      ----------     ----------   ----------   ----------   ----------
Income before income
  taxes.......................      15,700       15,355          66,313         59,534       39,642       40,688       34,374
                                ==========   ==========      ----------     ----------   ----------   ----------   ----------
Income tax expense
   (tax-equivalent)...........       4,835        5,030          22,163         20,504       14,683       14,500       12,242
                                ----------   ----------      ----------     ----------   ----------   ----------   ----------
Income before
   extraordinary item.........      10,865       10,325          44,150         39,030       24,959       26,188       22,132
                                ----------   ----------      ----------     ----------   ----------   ----------   ----------
Extraordinary item--gain
   on debt extinguishment,
   net........................         770           --              --             --           --           --           --
                                ----------   ----------      ----------     ----------   ----------   ----------   ----------
Net income....................  $   11,635   $   10,325      $   44,150     $   39,030   $   24,959   $   26,188   $   22,132
                                ==========   ==========      ==========     ==========   ==========   ==========   ==========

Per Share Amounts:
   Net income -- Basic........  $     0.44   $     0.38      $     1.65     $     1.45   $     0.95   $     1.01   $     0.87
   Net income -- Diluted......        0.43         0.37            1.60           1.40         0.92         0.97         0.84
   Cash dividends paid........        0.16         0.13            0.57           0.47         0.38         0.30         0.22

Tax-equivalent                  $      241   $      280      $      964     $    1,133   $    1,055   $      832   $      754
   adjustment/(2)/............

Total assets..................  $5,247,507   $4,867,601      $5,094,477     $4,675,897   $3,926,739   $3,485,618   $3,170,390
Total stockholders' equity....     274,405      294,658         274,599        296,077      270,182      238,798      223,048
Total common equity/(3)/......     319,089      297,975         318,922        290,769      265,449      240,171      215,910
Return on average assets......        0.90%        0.88%           0.90%          0.90%        0.68%        0.79%        0.75%
Return on average equity......       17.33        14.29           15.46          13.75         9.90        11.53        11.14
Stockholders' equity to
  assets......................        5.23         6.05            5.39           6.33         6.88         6.85         7.04
Average equity to average
  assets......................        5.34         6.16            5.83           6.52         6.89         6.85         6.70
Dividend payout ratio.........       37.21        35.14           35.63          33.57        41.30        30.93        26.19

____________________
(1) Exclusive of after-tax merger related expenses incurred during 1997, net income would have been $33.6 million. Return on average assets and return on average equity for 1997 would have been .92% and 13.33%, respectively. Basic earnings per share and diluted earnings per share would have been $1.28 and $1.23, respectively.
(2) Tax-advantaged income has been adjusted to a tax-equivalent basis using the combined statutory federal and state income tax rate in effect of 35% in 1999 and 39.55% for 1998 through 1995.
(3) Common equity excludes net accumulated other comprehensive income which is comprised of unrealized gains or losses on available for sale securities.

             Selected Historical Financial Information for Harbor

                                                                              March 31,
                                                       -----------------------------------------------------
                                                         2000       1999       1998       1997       1996
                                                       -----------------------------------------------------
                                                            (Dollars in thousands, except per share data)
Interest income........................................ $ 18,370   $ 17,023   $ 16,401   $ 15,369   $ 11,783
Interest expense.......................................   10,999     10,269      9,839      9,371      6,213
                                                        --------   --------   --------   --------   --------
Net interest income....................................    7,371      6,754      6,562      5,998      5,570
Provision for loan losses..............................       65         75        110         33          -
                                                        --------   --------   --------   --------   --------
Net interest income after provision for loan losses....    7,306      6,679      6,452      5,965      5,570
Non-interest income....................................      431        638        489        229        142
Non-interest expense...................................    4,343      4,255      4,132      4,726      4,070
                                                        --------   --------   --------   --------   --------
Income before income taxes.............................    3,395      3,062      2,809      1,468      1,642
Income tax expense.....................................    1,358      1,277      1,140        567        638
                                                        --------   --------   --------   --------   --------
Net income............................................. $  2,038   $  1,785   $  1,669   $    901   $  1,004
                                                        ========   ========   ========   ========   ========

Per Share Amounts:
   Net income -- Basic................................. $   1.25   $   1.03   $   0.96   $   0.50   $   0.49
   Net income -- Diluted...............................     1.23       0.99       0.93       0.49       0.48
   Cash dividends paid.................................     0.52       0.51       0.43       0.36       0.18

Total assets........................................... $253,112   $239,298   $231,140   $219,462   $196,762
Total stockholders' equity.............................   25,497     26,802     29,323     28,225     27,889
Return on average assets...............................     0.82%      0.77%      0.75%      0.44%      0.62%
Return on average equity...............................     7.90       6.14       5.86       3.23       3.17
Stockholders' equity to assets.........................    10.07      11.20      12.69      12.86      14.17
Average equity to average assets.......................    10.24      12.53      12.84      13.30      19.69
Dividend payout ratio..................................    42.28      51.52      46.24      73.47      37.50

                     Market Price And Dividend Information

     Provident common stock is listed on the Nasdaq National Market under the symbol PBKS. Harbor common stock is listed on the Nasdaq National Market under the symbol HRBF. The following table lists the high and low prices per share for Provident common stock and Harbor common stock and the cash dividends declared by Provident and Harbor for the periods indicated. The market price and dividend information for Provident have been retroactively restated to reflect Provident's 5% stock dividends that were paid in May 2000, May 1999 and May 1998 and a two-for-one stock split in February 1998. The market price and dividend information for Harbor have been retroactively restated to reflect Harbor's 10% stock dividend paid in July 1998.

                                                  Provident Common Stock            Harbor Common Stock
                                            --------------------------------  ------------------------------
                                                High      Low     Dividends     High      Low      Dividends
                                            ---------- -------- ------------  -------- -------- ------------
1998
   Quarter ended March 31, 1998............... $31.10    $25.70     $0.108    $22.95    $19.55       $0.109
   Quarter ended June 30, 1998................  30.95     26.19      0.112     23.41     19.20        0.118
   Quarter ended September 30, 1998...........  27.10     20.01      0.122     21.25     17.00        0.118
   Quarter ended December 31, 1998............  25.17     18.14      0.127     21.75     18.44        0.130

1999
   Quarter ended March 31, 1999...............  27.74     22.39      0.132     20.38     15.81        0.130
   Quarter ended June 30, 1999................  27.10     20.48      0.136     16.88     15.25        0.130
   Quarter ended September 30, 1999...........  23.33     19.22      0.148     17.13     13.38        0.130
   Quarter ended December 31, 1999............  21.25     16.49      0.152     15.06     12.63        0.130

2000
    Quarter ended March 31, 2000..............  16.90     13.21      0.157     15.25     11.25        0.130
    Quarter ended June 30, 2000...............

     The following table shows the closing prices of Provident common stock and Harbor common stock on May 3, 2000, which is the day before the merger was announced, and _________, 2000. The table also shows the value of the Provident common stock to be received by you, had the merger been completed on those dates, for each share of Harbor common stock that you own. This amount was computed by multiplying the price of Provident common stock by the 1.256 exchange ratio.

                                                     Value of Merger
                                                      Consideration
                           Provident       Harbor      Per Share Of
                          Common Stock  Common Stock   Harbor Stock
                        --------------  ------------  ---------------
     May 3, 2000.......    $14.31        $14.25           $17.97
     _________, 2000...    $             $                $

     You should obtain current market quotations for Provident common stock as the market price of Provident common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

     As of ____________, 2000, there were approximately ____ holders of record of Provident common stock. As of _________, 2000, there were approximately ___ holders of record of Harbor common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

     Following the merger, the declaration of dividends will be at the discretion of Provident's Board of Directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Provident, applicable state law and government regulations and other factors deemed relevant by Provident's Board of Directors. Federal and Maryland law limit the ability of Provident Bank to pay dividends to Provident. The merger agreement limits cash dividends payable on Harbor common stock pending consummation of the merger to $0.13 per share per quarter (and prohibits Harbor stockholders from receiving two cash dividends during the same quarter). See "The Merger Agreement--Conduct of Business Before the Merger."

                     Special Meeting of Harbor Stockholders

Place, Date and Time

     The meeting will be held at ____________________, Baltimore, Maryland on _________, ___________, 2000, at _:00 p.m., local time.

Purpose of the Meeting

     The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting

     You are entitled to vote your Harbor common stock if the records of Harbor showed that you held your shares as of the close of business on _________, 2000. As of the close of business on that date, a total of ___________ shares of Harbor common stock were outstanding. Each share of common stock has one vote.

Attending the Meeting

     If you are a beneficial owner of Harbor common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Harbor common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held if one-third of the outstanding shares of common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

     Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Harbor common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

     As of _________, 2000, directors and executive officers of Harbor, and persons closely associated with them, beneficially owned ______ shares of Harbor common stock, not including shares that may be acquired upon the exercise of stock options. This equals ___% of the outstanding shares of Harbor common stock. As of the same date, Provident and its directors and executive officers beneficially owned ______ shares of Harbor common stock.

     In connection with the merger agreement, the directors of Harbor entered into agreements under which they agreed to vote in favor of the merger all shares of Harbor common stock beneficially owned by them. At _______, 2000, these individuals beneficially owned a total of _____ shares of Harbor common stock, excluding shares that may be acquired upon the exercise of stock options, which represents ____% of the shares entitled to vote at the meeting.

Voting by Proxy

     This document is being sent to you by the Board of Directors of Harbor for the purpose of requesting that you allow your shares of Harbor common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Harbor common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Harbor's Board of Directors. Harbor's Board of Directors unanimously recommends a vote "FOR" approval of the merger agreement.

     If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. Harbor does not know of any other matters to be presented at the meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of Harbor in writing before your common stock has been voted at the special meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your Harbor common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

     Harbor will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Harbor may solicit proxies personally and by telephone. None of these persons will receive
additional or special compensation for soliciting proxies.    Harbor will, upon
request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Harbor has retained Regan & Associates, Inc. to assist in soliciting proxies for a fee of $_____ plus reimbursable expenses up to $_____.

                       Ownership of Harbor Common Stock

     The following table provides information as of ___________, 2000 with respect to persons known to Harbor to be the beneficial owners of more than 5% of Harbor's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                                            Percent of
                                    Number of              Common Stock
Name and Address                  Shares Owned             Outstanding
----------------                  -------------            ------------
Harbor Federal Bank                174,208/(1)/               10.47%
Employee Stock Ownership Plan
705 York Road
Baltimore, Maryland 21204

______________
(1) These shares are held in a suspense account for future allocation among participating employees as the loan used to purchase the shares is repaid. The ESOP trustees, currently Directors Lacy, Riehl and Stieff, vote all allocated shares in accordance with instructions of the participants. Unallocated shares and shares for which no instructions have been received are voted by the ESOP trustees in the same ratio as participants who direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustee's best judgment. As of _______, 2000, 129,425 shares of Harbor common stock had been allocated to ESOP participants.

          The following table provides information about the shares of Harbor common stock that may be considered to be owned by each director and by all directors and executive officers of Harbor as a group as of ___________, 2000.

                                                                                 Percent of
                                                          Number of             Common Stock
         Name                                          Shares Owned /(1)/        Outstanding
------------------------------------------            -------------------      -------------
J. Kemp Roche.............................                     4,719                 0.28%
Gideon N. Stieff, Jr......................                    22,779                 1.37
Joseph J. Lacy............................                    29,940                 1.80
John H. Riehl, III........................                    34,699                 2.09
Lawrence W. Williams......................                    65,535                 3.86
Robert A. Williams........................                   114,452                 6.67

All directors and executive officers                         339,991/(2)/           19.45
as a group (7 persons)....................

____________________
(1) Excludes unallocated shares held by the ESOP; includes 31,976 and 51,702 shares which Messrs. L. Williams and R. Williams, respectively, had a right to purchase pursuant to the exercise of stock options.
(2) Excludes 174,208 shares held by the ESOP (see above). Includes 83,678 shares which all directors and executive officers as a group had a right to purchase pursuant to the exercise of stock options.

                                  The Merger

     The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

The Parties to the Merger

     Provident Bankshares Corporation. Provident, through its wholly owned subsidiary, Provident Bank, offers consumer and commercial banking services. Provident operates in the dynamic Baltimore-Washington corridor through a network of 91 offices in Maryland and Northern Virginia, as well as southern York County, Pennsylvania. Provident Bank offers related financial services through its wholly owned subsidiaries, including mortgages through Provident Mortgage Corp., mutual funds, annuities and insurance products through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp.

     For additional information about Provident, see "Where You Can Find More Information" on page ___.

     Harbor Federal Bancorp, Inc. Harbor is the savings and loan holding company for Harbor Federal. As a savings and loan holding company, Harbor is subject to regulation by the Office of Thrift Supervision. Since its formation, Harbor's principal activity has been to direct and coordinate the business of Harbor Federal.

     Harbor Federal is a federally chartered savings bank headquartered in Baltimore, Maryland. Harbor Federal is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Harbor Federal operates nine banking offices in the City of Baltimore and the Counties of Baltimore and Anne Arundel, Maryland. Harbor Federal operates as a retail financial institution dedicated to financing home ownership and other consumer needs.

     Harbor's Annual Report on Form 10-KSB for the year ended March 31, 2000, which includes a discussion of the business and recent results of operations of Harbor, is included in this document as Appendix C.

Form of the Merger; Conversion of Harbor Common Stock

     Our Boards of Directors each have unanimously approved a merger agreement that provides for the combination of Provident and Harbor. The combination will be accomplished through the merger of Harbor into Provident. Provident will survive the merger. As a result of the merger:

     . Provident will exchange shares of its common stock for shares of Harbor common stock;

     .    Harbor will cease to exist as a separate company; and

     . Harbor stockholders will become Provident stockholders, with their rights governed by Maryland law and Provident's articles of incorporation and bylaws. See "Comparison of Stockholder Rights."

     Upon completion of the merger, each share of Harbor common stock will be converted into the right to receive 1.256 shares of Provident common stock. The common stock of Provident will continue to trade on the Nasdaq National Market
under the symbol PBKS after completion of the merger.    On ________, 2000, the
closing price of Provident common stock was $______. Harbor can give you no assurance as to what the market price of Provident common stock will be if and when the merger is completed, and you are advised to obtain current market quotations for Provident common stock and Harbor common stock.

     Provident has issued Class A Preferred Stock Purchase Rights to Provident stockholders under a Stockholder Protection Rights Agreement, dated as of January 18, 1995, as amended as of July 15, 1998, between Provident and Provident Bank, as rights agent. When you surrender your shares of Harbor common stock in exchange for Provident common stock after the merger is completed, each share of Provident common stock you receive in exchange will include a Provident stockholder right. The Provident stockholder rights are described in more detail under "Description of Provident Common Stock - Provident Rights Plan."

Surrender of Stock Certificates

     After the completion of the merger, Provident's transfer agent will mail to each Harbor stockholder a form of letter of transmittal, together with instructions on how to surrender certificates representing shares of Harbor common stock.

     Please do not send in your Harbor stock certificates until you receive the letter of transmittal and instructions from the transfer agent. DO NOT SEND IN YOUR CERTIFICATES WITH THE ENCLOSED PROXY.

     After you mail the letter of transmittal and your Harbor stock certificates to the transfer agent, a stock certificate representing the number of whole shares of Provident common stock that you are entitled to receive and a check in the amount of cash for any fractional shares will be mailed to you. The Harbor certificates that you surrender will be canceled.

     Until you surrender your Harbor stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Provident common stock into which your Harbor shares have been converted. When you surrender your Harbor stock certificates, Provident will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Harbor common stock. Harbor stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     If your Harbor stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Provident's transfer agent will send you instructions on how to provide evidence of ownership.

Treatment of Harbor Stock Options

     Each stock option to acquire Harbor common stock granted under Harbor's stock option plan that is outstanding and unexercised immediately before the completion of the merger will automatically become a stock option to purchase shares of common stock of Provident and will continue to be governed by the terms of the Harbor stock option plan under which it was granted. Provident will assume the Harbor stock option plan. In each case, the number of shares of Provident common stock subject to the new Provident stock option will be equal to the product of the number of shares of Harbor common stock subject to the Harbor stock option and the exchange ratio, rounded to the nearest whole share. The exercise price per share of Provident common stock subject to the new Provident stock option will be equal to the exercise price per share of Harbor common stock under the Harbor stock option divided by the exchange ratio, rounded to the nearest whole cent. The duration and other terms of each new Provident stock option will be the same as the prior stock option. In any event, stock options that are incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by the Internal Revenue Code.

Tax Consequences for Harbor Stockholders

     The following is a discussion of the material federal income tax consequences of the merger to holders of Harbor common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement-prospectus. This discussion assumes that the Harbor common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Harbor stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of Provident, Harbor and others.

     It is a condition to the obligation of Provident and Harbor to complete the merger that Provident receive an opinion of Muldoon, Murphy & Faucette LLP and that Harbor receive an opinion of Stradley Ronon Housley Kantarian & Bronstein, LLP, dated as of the completion of the merger, that the merger will be treated as a reorganization within the meaning of the Internal Revenue Code. If either of us waives the requirement of receiving a tax opinion and there is a material change in tax consequences to Harbor stockholders, you will be notified and given the opportunity to confirm or change your vote. Because the merger will be treated as a reorganization, neither Provident nor Harbor will recognize any gain or loss as a result of the merger.

     The tax opinions to be delivered to us in connection with the merger are not binding on the Internal Revenue Service or the courts, and we do not intend to request a ruling from the Internal Revenue Service with respect to the merger.

     The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

     Receipt of Provident Common Stock in Exchange for Harbor Common Stock. No gain or loss will be recognized by a Harbor stockholder who receives solely shares of Provident common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Harbor common stock. The tax basis of the shares of Provident common stock received by a Harbor stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Provident common stock, as discussed below) to the basis of the Harbor common stock surrendered in exchange for the Provident common stock. The holding period of the Provident common stock received will include the holding period of shares of Harbor common stock surrendered in exchange for the Provident common stock, provided that such shares were held as capital assets of the Harbor stockholder at the effective time of the merger.

     Cash in Lieu of Fractional Shares. A Harbor stockholder who holds Harbor common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Provident common stock and cash in lieu of a fractional share interest in Provident common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss.

 Background of the Merger

     In October 1999, a representative of Trident Securities met with Harbor's Board of Directors to discuss possible strategic alternatives available to Harbor. The Board had begun the process of considering its alternatives and believed it was appropriate to inform itself regarding the potential value of Harbor in a business combination. At that meeting the representative from Trident made a presentation to the Board of the current status of Harbor and indicated that, based on a preliminary analysis and the current state of the market, a range of value for Harbor in a business combination would be approximately $18.00 to $22.00 per share.

     On November 12, 1999, Harbor's Board of Directors retained Trident to explore the possibility of a business combination involving Harbor and authorized Trident to prepare an information memorandum containing financial and other information regarding Harbor. The Board also authorized Trident to contact potentially interested parties to determine their interest in a potential business combination with Harbor and the valuation they would place on Harbor in such a transaction.

     On December 17, 1999, representatives of Trident met with the Board to discuss a list of potentially interested parties. Trident had contacted several institutions to assess their level of interest in acquiring Harbor, although Trident did not specifically identify Harbor to these institutions. Trident indicated that it had developed a list of ten possible candidates to which it wanted to provide the information memorandum, provided that such parties executed a confidentiality agreement.

     In January 2000, Trident provided an information memorandum to the ten companies it had previously identified. On February 7, 2000, a representative of Trident met with Harbor's Board of Directors to discuss the three preliminary indications of interest it had received (one of which was from Provident). The Trident representative discussed the terms of these three proposals and also discussed the market for bank stocks generally, which had continued to decline since the time Trident had made its initial estimate of a possible range of value for Harbor in a business combination. The Board directed Trident to contact all three parties in writing to request that the price indicated in the three non-binding proposals be increased and requesting that each party provide certain additional information regarding the terms being proposed.

     On February 28, 2000, Harbor's Board of Directors met again with a representative of Trident who informed the Board of the three revised indications of interest it had received (including one from Provident). One party had submitted two proposals, one for cash and the other for a combination of cash and stock. Provident submitted a proposal consisting of all stock consideration while the third proposal consisted of a mixture of cash and stock. The Board considered all of the terms of the three proposals and considered the stock price history of the companies as well as the liquidity of the market for the potential acquirers' stock. The Board determined that it should proceed with discussions with the two companies proposing the highest value at that point in time, one of which was Provident. The Board adjourned its meeting to the following day at which time it met with representatives from these two companies to discuss their respective proposals in greater detail. The Board then directed Trident and legal counsel to contact the two parties to discuss certain terms of the proposals as well as to contact the appropriate banking regulators on a confidential basis to inquire as to how a proposed capital raising transaction anticipated by one of the parties would affect the regulatory approval process.

     On March 6, 2000, the Board held a meeting to discuss the status of the two proposals. The representative from Trident indicated that the stock price for one of the parties had declined since the date it submitted its proposal but that party was unwilling to increase the proposed exchange ratio to provide the equivalent value. Legal counsel stated that he had spoken with the appropriate regulatory authorities regarding the proposed capital raising requirement and indicated that it should not have a major impact on the approval process for the proposed transaction. After consideration of these factors, the Board authorized Trident and legal counsel to pursue the all-cash proposal that had been presented.

     During the month of March both parties conducted due diligence on the other. After a preliminary draft agreement was circulated, the potential acquiror indicated that it was no longer willing to pay the price stated in its previous indication of interest. The Board determined that it would be appropriate to contact the other two companies that had previously submitted proposals (one of which was Provident), to determine their continuing level of interest in pursuing a possible transaction.

     Both of these parties indicated that they continued to be interested.
After submitting new proposals, the Board on April 26, 2000 determined that the proposal submitted by Provident was the superior proposal and authorized the negotiation of a definitive agreement.

     On May 3, 2000, Harbor's Board of Directors met to consider the merger agreement. Representatives of Trident and legal counsel were present at the meeting and reviewed the terms of the merger agreement and the ancillary agreements in detail with the Board. Further, the representative of Trident presented the opinion of his firm that the consideration to be received by Harbor's stockholders was fair from a financial point of view. After extensive discussion, the Board of Directors unanimously approved the merger agreement.

Recommendation of the Harbor Board; Harbor's Reasons for the Merger

     Harbor's Board of Directors believes that the merger is in the best interests of Harbor stockholders. Harbor's Board of Directors considered a number of factors in deciding to approve and recommend the terms of the merger to Harbor stockholders, including:

     . the value being offered Harbor's stockholders by Provident in relation to the market value, book value and earnings per share of Harbor's common stock;

     . information concerning the financial condition, results of operations and prospects of Provident and Harbor, including the long term equity growth potential of Harbor as compared to and in connection with Provident and, in particular, Provident's dividend yield, earnings per share, and stock price history;

     .    the competitive environment for financial institutions generally;

     . the compatibility of the respective business management philosophies of Harbor and Provident;

     . the ability of Provident and its subsidiary bank to provide comprehensive financial services in relevant markets;

     . the financial terms of other recent business combinations in the local financial services industry;

     . the fact that the consideration to be received in the merger by Harbor's stockholders reflects a premium for Harbor's common stock over the value at which it has traded in the market during the last year; and

     . the opinion of Harbor's financial advisor, Trident Securities, that the consideration to be received by Harbor's stockholders in the merger is fair to such stockholders from a financial point of view.

     The foregoing discussion of the information and factors considered by Harbor's Board of Directors is not intended to be exhaustive but includes all of the material factors considered by Harbor's Board of Directors. Harbor's Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

Opinion of Harbor's Financial Advisor

     Merger - General. Pursuant to an engagement letter dated November 12, 1999 between Harbor and Trident, Harbor retained Trident to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Harbor, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Harbor common stock, of the financial consideration as set forth in the merger agreement. Trident is a nationally recognized specialist in the financial services industry. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Harbor selected Trident as its financial advisor based upon Trident's qualifications, expertise and reputation in such capacity.

     On May 3, 2000, Trident delivered its oral opinion that the financial consideration was fair to Harbor stockholders, from a financial point of view, as of the date of such opinion. Trident also delivered to Harbor's Board of Directors a written opinion dated as of May 3, 2000, confirming its oral opinion as of such date. Trident updated its May 3, 2000 opinion as of the date of this proxy statement-prospectus. No limitations were imposed by Harbor on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

     The full text of Trident's written opinion to Harbor's Board of Directors, dated as of the date of this proxy statement-prospectus, which sets forth the assumptions made, matters considered and extent of review by Trident, is attached as Appendix B and is incorporated herein by reference. You should read Trident's opinion carefully and in its entirety in conjunction with this proxy statement-prospectus. The following summary of Trident's opinion is qualified in its entirety by reference to the full text of the opinion. Trident's opinion is addressed to Harbor's Board of Directors and does not constitute a recommendation as to how you should vote at the Harbor special meeting described in this document.

     Trident, in connection with rendering its opinion:

     . Reviewed Harbor's Annual Reports to Stockholders and Annual Reports on Form 10-KSB for each of the years ended March 31, 1999, March 31, 1998 and March 31, 1997, including the audited financial statements contained in those documents, and Harbor's Quarterly Reports on Form 10-QSB for the first, second and third quarters of 2000;

     . Reviewed Provident's Annual Reports to Stockholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained in those documents;

     . Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Harbor and Provident provided to Trident or publicly available;

     . Participated in meetings and telephone conferences with members of senior management of Harbor and Provident concerning the financial condition, business, assets, financial prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

     . Reviewed certain stock market information regarding Harbor common stock and Provident common stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

     . Compared the results of operations and financial condition of Harbor and Provident with that of certain companies, which Trident deemed to be relevant for purposes of its opinion;

     . Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which Trident deemed to be relevant for purposes of its opinion;

     . Reviewed the merger agreement dated May 3, 2000 and certain related documents; and

     . Performed such other reviews and analyses as Trident deemed appropriate.

     The oral and written opinions provided by Trident to Harbor were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

     In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Harbor and Provident to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Harbor and Provident with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, Trident assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Harbor and Provident as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Neither Harbor nor Provident publicly discloses such internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to Harbor with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Harbor and Provident. Accordingly, actual results could vary significantly from those set forth in the respective projections.

     Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Harbor and Provident are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Harbor or Provident, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Harbor, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Trident assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

     In connection with rendering its May 3, 2000 opinion to Harbor's Board of Directors, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

     Comparable Company Analysis. Trident reviewed and compared actual stock market data and actual estimated selected financial information for Harbor with corresponding information for seven publicly traded thrifts with assets between $200 million and $300 million and a return on average assets between 0.50% and 1.0%, (the "Harbor Peer Group"). The Harbor Peer Group is listed below:

1.  Community Financial            Staunton, VA         5.  FirstBank Corp.               Lewiston, ID
    Corporation

2.  First Federal Bancorp, Inc.    Zanesville, OH       6.  LSB Financial Corp.           Lafayette, IN

                                                        7.  Hemlock Federal Financial
3.  First Franklin Corporation     Cincinnati, OH           Corporation                   Oak Forest, IL

4.  Landmark Bancshares, Inc.      Dodge City, KS

     The following table represents a summary analysis of the Harbor Peer Group based on market prices as of April 26, 2000 and the latest publicly available financial data as of or for the last twelve months ended March 31, 2000:

                                                 Mean     Median    Harbor
                                                ------   --------  --------

Price to last twelve month earnings...........  11.0x      9.7x      11.0x
Price to 2000 estimated earnings..............   8.9x      8.6x       NA
Price to book value...........................  83.6%     81.8%      88.1%
Price to tangible book value..................  83.7%     81.8%      88.1%
Dividend yield................................   3.3%      3.3%       3.9%
Return on average assets......................  0.78%     0.79%      0.82%
Return on average equity......................  8.00%     7.00%      7.90%
Leverage ratio................................  9.40%     9.38%     10.07%
Efficiency ratio..............................  68.5%     66.8%      56.1%

     Trident reviewed and compared actual stock market data and actual and estimated selected financial information for Provident with corresponding information for 10 publicly traded banks with assets between $5.0 billion and $9.5 billion and a return on average equity between 12.0% and 19.0%, (the "Provident Peer Group"). The Provident Peer Group is listed below:

1.  BOK Financial Corp.                 Tulsa, OK           6.   First Virginia Banks, Inc.       Falls Church, VA

2.  BancorpSouth, Inc.                  Tupelo, MS          7.   International Bancshares Corp.   Laredo, TX

3.  Community First Bankshares, Inc.    Fargo, ND           8.   Old National Bancorp             Evansville, IN

4.  Cullen/Frost Bankers, Inc.          San Antonio, TX     9.   Sky Financial Group, Inc.        Bowling Green, OH

5.  First Midwest Bancorp, Inc.         Itasca, IL          10.  Trustmark Corp.                  Jackson, MS

     The table below represents a summary analysis of the Provident Peer Group based on market prices as of April 26, 2000 and the latest publicly available financial data as of or for the last twelve months ended March 31, 2000:

                                                     Mean   Median   Provident
                                                    ------ -------- -----------

Price to last twelve month earnings..............   13.8x    13.2x        9.0x
Price to 2000 estimated earnings.................   12.2x    12.5x        8.3x
Price to book value..............................  214.9%   199.5%      144.0%
Price to tangible book value.....................  247.5%   214.7%      144.0%
Dividend yield...................................    3.3%     3.3%        4.3%
Return on average assets.........................   1.26%    1.28%       0.90%
Return on average equity.........................   16.0%    16.1%       15.3%
Leverage ratio...................................   7.64%    7.00%       5.23%
Efficiency ratio.................................   61.0%    62.0%       67.4%

     Comparable Transaction Analysis. Trident reviewed and compared actual information for groups of comparable pending (last twelve months ending April 26, 2000) transactions deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of (1) price to last twelve months earnings, (2) price to book value, (3) price to tangible book value, and (4) price to assets for each of the following pending and recently completed transaction comparable groups:

     . all thrift acquisitions with the selling thrift headquartered in the Mid-Atlantic Region ("Comparable Regional Deals");

     . all thrift acquisitions with the selling thrift having assets between $200 million and $300 million ("Comparable Asset Size");

     . all thrift acquisitions with the selling thrift having an equity to assets ratio between 9.0% and 13.0% ("Comparable Capitalization");

     . all thrift acquisitions with the selling thrift having a return on average equity between 6.0% and 10.0% ("Comparable Profitability");

     . all thrift acquisitions with the selling thrift having a nonperforming assets to assets ratio of between 0.01% and 0.50% ("Comparable Asset Quality");

     . recent thrift transactions (announced since January 1, 2000) with similar size and performance characteristics ("Guideline").

     The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values (last twelve months ending April 24, 2000):

                                                                                 Median Price to
                                                                     --------------------------------------
                                                                      Book      Tang.     LTM
                                                           Number     Value     Book      EPS       Assets
                                                         ---------   -------   ------    -----     --------
Comparable Regional Deals
  Pending and Completed.................................    14         152%       152%     20.2x       16.8%
Comparable Asset Size
  Pending and Completed.................................     8         135%       151%     19.8x       20.1%
Comparable Capitalization
  Pending and Completed.................................    15         149%       149%     25.7x       15.9%
Comparable Profitability
  Pending and Completed.................................    20         158%       158%     20.8x       17.9%
Comparable Asset Quality
  Pending and Completed.................................    37         157%       157%     23.8x       19.3%
Guideline Transactions
  Pending...............................................     8         131%       131%     19.2x       15.2%

Harbor/(1)/.............................................   N/A         120%       120%     14.8x       12.5%

_____________________________
(1) Harbor pricing data based on closing price for Provident common stock of $14 3/8 on April 24, 2000.

     Based on the above information, Trident concluded that this analysis showed an imputed reference range of $19.65 to $23.42 per share, based on the Guideline transactions. Trident noted that during periods of declining bank stock prices, as had recently been experienced, the comparable transaction analysis tends to indicate somewhat higher prices than may be reflective of current market conditions.

  Contribution Analysis. Trident analyzed the contribution of each party to the merger to Provident on a pro forma basis after the merger relative to the approximate ownership of the resulting company. The analysis indicated that Harbor stockholders would hold approximately 7.4% of the pro forma diluted shares of Provident. Harbor's approximate contributions are listed below by category:

                                                                   Harbor
                                                                   --------

                                Assets                                4.7%
                                Loans                                 4.9%
                                Deposits                              4.5%
                                Equity                                9.9%
                                Last twelve month earnings            5.5%
                                2000 estimated earnings               4.1%

  Accretion/Dilution Analysis. On the basis of financial projections and estimates of ongoing cost savings accruing to the pro forma company, as well as estimated one-time costs related to the transaction, Trident compared pro forma per share equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for Harbor and Provident.

  The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

  . 79% accretion to earnings per share for Harbor stockholders in fiscal 2001, the assumed first full year of combined operations, and increasing to 104% over a four year period of the analysis;

  . 0.05% dilution to earnings per share for Provident stockholders in fiscal 2001 and remaining constant over the period of the analysis;

  . 55.8% higher cash dividends for Harbor stockholders, assuming that Provident's Board of Directors maintained its current dividend policy;

  .  no change in cash dividends for Provident stockholders;

  . 10.0% and 12.9% dilution to book value and tangible book value per share for Harbor stockholders initially, and decreasing over the period of the analysis; and

  . 2.7% accretion to book value and 0.67% dilution to tangible book value per share for Provident stockholders over the period of the analysis.

  Discounted Cash Flow Analysis. Trident performed a discounted cash flow analysis with regard to Harbor in a stand-alone scenario. This analysis utilized a range of discount rates of 10.5% to 13.5% and a range of terminal earnings multiples of 8.0x to 13.0x. The analysis resulted in a range of present values of $17.4 million to $26.8 million for Harbor. This analysis was based on estimates considering market and company specific events and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

  Other Analyses. Trident also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

  No company used as a comparison in the above analyses is identical to Harbor, Provident or the combined entity, and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Harbor, Provident and the combined entity are being compared.

  In connection with delivery of its opinion dated as of the date of this proxy statement-prospectus, Trident performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Trident did not perform any analyses in addition to those described above in updating the opinion.

  For its financial advisory services provided to Harbor, Trident has been paid fees of $35,000 to date and will be paid a fee of 1.40% of the value of the merger less $35,000 (approximately $425,000) at the time of closing of the merger. In addition, Harbor has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Harbor's behalf, as well as indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

  Trident is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Harbor and/or Provident. As a market maker, Trident may also have purchased and sold the securities of Harbor and Provident for Trident's own account and for the accounts of its customers.

Rights of Dissenting Stockholders

  Under Maryland law, Harbor's stockholders do not have any right to dissent from the merger and receive the appraised value of their shares.

Interests of Harbor's Directors and Officers in the Merger that Differ From
Yours

  Some members of Harbor's management and Board of Directors may have interests in the merger that are in addition to or different from the interests of Harbor stockholders. Harbor's Board of Directors was aware of these interests and considered them in approving the merger agreement.

  Severance Payments to Executive Officers. Harbor and Harbor Federal have entered into separate employment agreements with Robert A. Williams. In addition, Harbor Federal has entered into employment agreements with Lawrence W. Williams and Thomas F. Constantini and severance agreements with Debra Epps, Norbert Luken and Calvin Anthony. Under these agreements, each individual will be entitled to certain payments and benefits if, following a change in control of Harbor or Harbor Federal, the individual is involuntarily terminated or voluntarily terminates employment under specified conditions. For purposes of the employment and severance agreements, the merger will constitute a "change in control."

  The amount payable to each individual generally will be equal to the difference between (1) the product of 2.99 times the individual's "base amount" compensation, as defined in the Internal Revenue Code, and

(2) the sum of any other parachute payments, as defined in the Internal Revenue Code, that the individual receives as a result of the change in control. Each individual with an employment agreement will generally also be entitled to receive the cost of health, life and disability insurance coverage for the remaining term of the agreement.

  The estimated total value of the payments and benefits to be provided under the employment and severance agreements to the persons named above, assuming each person terminates employment following the merger, is $2.3 million.

  Supplemental Executive Retirement Agreement. Harbor Federal has entered into a supplemental executive retirement agreement with Robert A. Williams. Under this agreement, Mr. Williams is entitled to receive a retirement benefit for 10 years equal to 60% of his average annual compensation for the last three calendar years, less offsets for retirement benefits under Harbor Federal's money purchase pension plan. As a result of a change in control of Harbor Federal, Mr. Williams will be entitled to receive the present value of the benefits payable under the agreement in a single payment. This amount will be approximately $_________.

  Director Retirement Plan. Harbor Federal maintains a retirement plan for persons who were members of Harbor Federal's Board of Directors at the time Harbor Federal converted from mutual to stock form and who were not then employees of Harbor Federal. All four of Harbor Federal's non-employee directors are participants in this plan. Under the director retirement plan, a participant will receive an annual payment for 10 years equal to a percentage of the annual fee he received during the calendar year preceding retirement. Based on their years of service, directors Roche, Stieff and Lacy are entitled to receive a benefit equal to 100% of their annual fee. As a result of the change in control of Harbor Federal, director Riehl will also be entitled to a benefit equal to 100% of his annual fee. In addition, as a result of the change in control of Harbor Federal, the directors will be entitled to receive the present value of their benefits payable under the plan in a single payment. This amount will be approximately $______.

  Stock Options. The merger agreement provides that, upon completion of the merger, each outstanding and unexercised option to acquire shares of Harbor common stock granted under the Harbor stock option plan will cease to represent the right to acquire shares of Harbor common stock and will be converted into and become a right with respect to Provident common stock, and the Harbor stock option plan will be assumed by Provident. See "- Treatment of Harbor Stock Options."

  Upon completion of the merger, all shares subject to previously granted stock options will become exercisable in accordance with the terms of the grants under the Harbor stock option plan.

  Termination of Harbor Federal ESOP. Harbor Federal will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from Harbor and will allocate any surplus cash and Provident common stock to the accounts of the plan participants, including Mr. Williams and the other executive officers of Harbor Federal, in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan.

  Protection of Harbor Directors and Officers Against Claims. Provident has agreed to indemnify and hold harmless each present and former director and officer of Harbor for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under applicable law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Provident has also agreed to advance any costs to each of these persons as they are incurred. Provident has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of Harbor's directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Regulatory Approvals Needed to Complete the Merger

     Completion of the merger and the bank merger are subject to a number of regulatory approvals and consents. The acquisition of Harbor Federal by Provident is subject to the approval of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Richmond under the Bank Holding Company Act. Provident filed a request for a waiver of this application requirement and the Federal Reserve Bank granted the waiver request on ________, 2000. The bank merger is subject to the prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Provident filed an application with the FDIC on _________, 2000. In addition, Provident must give notice of the merger to the Office of Thrift Supervision. This notice has been given.

     Further, under Maryland law, the bank merger is subject to the prior approval of the Commissioner of Financial Regulation. Provident filed an application with the Commissioner of Financial Regulation on _________, 2000.

     Under the Community Reinvestment Act of 1977, the FDIC must take into account the record of performance of Provident Bank and Harbor Federal in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Provident Bank and Harbor Federal each received at least an overall "Satisfactory" rating during their last respective federal Community Reinvestment Act examinations.

     In addition, a period of 15 to 30 days must expire following approval by the FDIC, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Provident believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of Maryland will not challenge the merger, or if such proceeding is instituted or challenge is made, as to the result of the challenge.

     The merger and the bank merger cannot proceed in the absence of the requisite regulatory approvals. See "The Merger Agreement--Conditions to Completing the Merger" and "--Terminating the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy any of the conditions set forth in the merger agreement and described under "The Merger Agreement-- Conditions to Completing the Merger."

     Provident is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include a review of the merger from the standpoint of the adequacy of the consideration to be received by Harbor stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

     Provident will use the purchase method of accounting to account for the merger. Under the purchase method of accounting, all of the assets and liabilities of Harbor will be recorded on Provident's consolidated balance sheet at their estimated fair value at the effective date of the merger. The amount by which the purchase price paid by Provident exceeds the fair value of the net tangible and identifiable intangible assets acquired by Provident through the merger will be recorded as goodwill. This amount will be amortized over 15 years as charges to Provident's earnings.

Resale of Provident Common Stock

     The shares of Provident common stock to be issued to stockholders of Harbor in the merger have been registered under the Securities Act of 1933. Shares of Provident common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Harbor, as that term is defined in the rules under the Securities Act. Provident common stock received by those stockholders of Harbor who are deemed to be "affiliates" of Harbor at the time the merger is submitted for vote of the stockholders of Harbor may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Harbor is an individual or entity that controls, is controlled by or is under common control with, Harbor, and may include the executive officers and directors of Harbor, as well as certain principal stockholders of Harbor. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

     Harbor has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of Harbor for purposes of Rule 145 under the Securities Act to deliver to Provident a written agreement intended to ensure compliance with the Securities Act.

                             The Merger Agreement

     The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this proxy statement-prospectus.

Terms of the Merger

     The merger agreement provides for a business combination in which Harbor will merge with Provident. Provident will be the surviving corporation in the merger. Under the merger agreement, Provident has the right to revise the structure of the transaction so long as the revised structure does not change the amount or kind of consideration being paid to Harbor stockholders, adversely affect the tax consequences of the merger to Harbor stockholders, or materially delay or impede the receipt of any required regulatory approval.

     As a result of the merger, except as noted below, each outstanding share of Harbor common stock will be converted into the right to receive 1.256 shares of Provident common stock. Provident will not issue fractions of shares of Provident common stock, but instead will pay each holder of Harbor common stock who would otherwise be entitled to a fraction of a share of Provident common stock an amount in cash determined by multiplying that fraction by the average closing price of Provident common stock over a measurement period prior to the completion of the merger. If there is a change in the number or classification of shares of Provident or Harbor outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction where the record date for such change is after May 3, 2000, the exchange ratio will be equitably adjusted. Shares of Harbor common stock held directly or indirectly by Provident will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either Harbor or Provident in a fiduciary capacity or in satisfaction of a debt previously contracted.

     In connection with the merger, Provident Bank and Harbor Federal have entered into a plan of merger under which Provident Bank and Harbor Federal will merge, with Provident Bank being the surviving bank. The bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the merger agreement is terminated.

When Will the Merger be Completed

     The closing of the merger will take place on a date we agree upon that is no later than 14 days following the date on which the last waiting period under the required regulatory approvals expires and all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless we agree to a later date. See "--Conditions to Completing the Merger." On the closing date, Provident will file articles of merger with the Maryland Department of Assessments and Taxation merging Harbor into Provident. The merger will become effective at the time stated in the articles of merger.

     We expect to complete the merger in the third calendar quarter of 2000. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "The Merger--Regulatory Approvals Needed to Complete the Merger." Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before December 31, 2000, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See "--Terminating the Merger Agreement."

Conditions to Completing the Merger

Our obligations to consummate the merger are conditioned on the following:

     .  approval of the merger agreement by Harbor's stockholders;

     . receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;

     . no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

     . the registration statement of which this proxy statement-prospectus forms a part being declared effective by the SEC, the absence of any pending or threatened proceeding by the SEC to suspend the effectiveness of the registration statement and the receipt of all required state "blue sky" approvals;

     . receipt by us of all consents and approvals from third parties required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Provident after completion of the merger;

     . receipt by each of us of opinions from our respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     . the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date unless the failure of the representations and warranties to be true and correct would not have a material adverse effect on the other party, and receipt of a certificate signed by the other party's chief executive officer and chief financial officer to that effect; and

     . receipt of certificates from appropriate authorities as to the corporate existence of the other party and delivery of other documents and certificates to evidence corporate authority to complete the transaction and fulfillment of the conditions to the merger as each party may reasonably require.

     The obligation of Harbor to complete the merger is also conditioned on receipt of a certificate from Provident's transfer agent to the effect that Provident has authorized the issuance of certificates for the number of shares needed to complete the merger and that Provident has deposited enough cash with the transfer agent to pay for fractional shares.

     We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before December 31, 2000, either party may terminate the merger agreement.

Conduct of Business Before the Merger

     We have each agreed that, until the completion of the merger, each of us will use commercially reasonable efforts to:

     . conduct our business in the regular, ordinary and usual course consistent with past practice;

     . maintain and preserve intact our business organization, properties, leases, employees and advantageous business relationships and retain the services of our officers and key employees;

     . take no action that would interfere with our ability to perform our respective covenants and agreements on a timely basis under the merger agreement;

     . take no action that would interfere with our ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement or that would reasonably be expected to result in those approvals, consents or waivers containing any material condition or restriction; and

     . take no action that results in, or is reasonably likely to result in, a material adverse effect on either of us.

     Further, except as otherwise provided in the merger agreement, until the completion of the merger, Harbor has agreed that, unless agreed to by Provident, neither Harbor nor its subsidiaries will:

     Indebtedness

     . incur any indebtedness or become responsible for the obligations of any individual, corporation or entity, other than in the ordinary course of business;

     Capital stock

     .  change its capitalization;

     . pay any dividends or make any distributions on its capital stock, other than quarterly cash dividends on Harbor common stock of not more than $0.13 per share;

     . grant any stock appreciation rights or limited rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

     . issue any shares of its capital stock or any securities convertible or exercisable for any shares of its capital stock other than shares issued upon the exercise of outstanding stock options;

     Dispositions

     . dispose of any of its material assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to agreements in force at the date of the merger agreement;

     Investments

     . make any equity investment, except pursuant to agreements in force at the date of the merger agreement;

     . restructure or materially change its investment portfolio or gap position;

     . make any investment in any debt security other than U.S. government and U.S. government agency securities with maturities not greater than five years;

     Contracts

     . enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $20,000 per year;

     Loans

     . make, renew, increase, extend or purchase any loans other than in conformance with existing lending practices in amounts not to exceed $300,000 with respect to any individual borrower or pursuant to obligations in effect as of the date of the merger agreement;

     . make or increase any loan to any of its officers or directors or any entity controlled by these persons that is not on terms generally available to the public;

     Employees

     . increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice;

     . pay any bonus, pension or retirement allowance not required by any existing plan or agreement to any employees or directors;

     . become a party to, amend or commit to any benefit plan or employment agreement;

     . voluntarily accelerate the vesting of, or the lapsing of any restrictions on, any stock options or other stock-based compensation;

     .  elect any new senior executive officer or director;

     . hire any employee with an annual compensation payment in excess of $50,000;

     Settling claims

     . settle any claim against it for more than $25,000 or agree to material restrictions on its operations;

     Governing documents

     .  amend its articles of incorporation or bylaws;

     Capital expenditures

     . make any capital expenditures other than pursuant to binding commitments existing at the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

     Branches

     . establish or commit to establish any new branch or other office or file any application to relocate or close any branch;

     Accounting

     . change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

     Adverse actions

     . knowingly take any action that would impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

     . take or omit to take any action that is intended or expected to result in any of its representations and warranties contained in the merger agreement being or becoming untrue, or in any of the conditions to the merger not being satisfied, or in a violation of any provision of the merger agreement;

     . engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices; or

     Other agreements

     . agree to take or make any commitment to take any of the actions listed above.

     Provident has agreed, that until the completion of the merger unless agreed to by Harbor, neither it nor any of its subsidiaries will:

     . knowingly take any action that would impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

     . take or omit to take any action that is intended or expected to result in any of its representations and warranties contained in the merger agreement being or becoming untrue, or in any of the conditions to the merger not being satisfied, or in a violation of any provision of the merger agreement; or

     . agree to take or make any commitment to take any of the actions listed above.

Covenants of Harbor and Provident in the Merger Agreement

     Agreement Not to Solicit Other Proposals. Harbor has agreed not to initiate, solicit, encourage, facilitate, obtain or endorse any acquisition proposal with a third party. An acquisition proposal includes the following:

     . any merger, consolidation, share exchange, business combination, or other similar transaction;

     . any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Harbor;

     . any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Harbor; and

     . any public announcement of a proposal, plan or intention to do any of these things or any agreement to engage in any of these things.

     Despite the agreement of Harbor not to solicit other acquisition proposals, the Board of Directors of Harbor may generally enter into discussions or negotiations with anyone who makes an unsolicited, written, bona fide acquisition proposal that is a financially superior proposal to the merger. A proposal of this nature is one that Harbor's Board of Directors, after consultation with its financial advisor, determines is superior to this merger from a financial point of view. For Harbor to enter into negotiations on a superior proposal, it would also have to first determine that its fiduciary duties obligate it to do so. If Harbor enters into negotiations with a third party regarding a superior proposal, Harbor has to notify Provident and provide Provident with information about the third party and its proposal.

     Employee Matters. Each person who is an employee of Harbor Federal as of the closing of the merger will become an employee of Provident Bank following the merger. All Harbor Federal employees who continue as employees of Provident Bank after the merger will be eligible to participate in Provident Bank's 401(k) plan and pension plan with full credit for prior service with Harbor Federal for purposes of eligibility and vesting, but not for purposes of benefit accruals. Provident will make available to the continuing Harbor Federal employees health and other employee welfare benefit plans on the same basis as it provides coverage to Provident employees. Any pre-existing condition, eligibility waiting period or other limitations usually applicable to new employees will not apply to the Harbor Federal employees who are covered by a similar Harbor plan at the time of the merger.

     Harbor Federal will terminate its employee stock ownership plan upon completion of the merger. The plan will repay its existing loan from Harbor and will allocate any Provident common stock to the accounts of the plan participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the plan. Harbor will terminate its money purchase pension plan and distributions will be made to participants as provided in the plan.

     Indemnification of Harbor Officers and Directors. Provident has agreed to indemnify and hold harmless each present and former director and officer of Harbor for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under applicable law as in effect at the time of closing. Provident has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage, or provide a policy providing comparable coverage and amounts on terms no less favorable than Harbor's current policy, for the benefit of Harbor's directors and officers who are currently covered by insurance for three years following consummation of the merger, subject to a cap on the amount of annual premiums.

     Certain Other Covenants. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

     . Harbor will give Provident reasonable access during normal business hours to its property, books, records and personnel and furnish all information Provident may reasonably request.

     . Provident will submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

     . Harbor will take any necessary action to exempt Provident and this transaction from any antitakeover provisions contained in its articles of incorporation or bylaws or federal or state law.

     . We will use all reasonable efforts to take all actions necessary to consummate the merger.

     . We will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

     . Harbor will take all actions necessary to convene a meeting of its stockholders to vote on the merger agreement. Harbor's Boards of Directors will recommend at its stockholder meeting that the stockholders vote to approve the merger and will use its reasonable best efforts to solicit stockholder approval, unless it determines that its actions would not comply with its fiduciary obligations to its stockholders.

     . Prior to completion of the merger, Provident will notify the Nasdaq National Market of the additional shares of Provident common stock that Provident will issue in exchange for shares of Harbor.

     . Harbor will use its best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to Provident a letter to the effect that such person will comply with Rule 145.

     . We each will notify the other of any contract defaults and any events that would reasonably be likely to result in a material adverse effect on us. We also will notify each other of any communication from a third party regarding the need to obtain that party's consent to the merger.

     . We will coordinate our dividend payments so that Harbor stockholders do not miss a dividend payment or get two dividend payments in one quarter.

Representations and Warranties Made by Provident and Harbor in the Merger Agreement

     We have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on our business, financial condition or results of operations. See "--Conditions to Completing the Merger."

Terminating the Merger Agreement

     The merger agreement may be terminated at or prior to the completion of the merger, either before or after approval of the merger agreement by Harbor stockholders, as follows:

     .  with the mutual consent of Provident and Harbor;

     . by either party, if the stockholders of Harbor fail to approve the merger agreement;

     . by either party, if a required regulatory approval is denied or any governmental entity prohibits the merger;

     . by either party, if the merger is not consummated by December 31, 2000, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

     . by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that is not cured within a specified time and that would have a material adverse effect on the party seeking to terminate;

     . by Provident, if the Board of Directors of Harbor does not recommend approval of the merger in the proxy statement-prospectus or withdraws or revises its recommendation.

     In addition, Harbor may terminate the merger agreement if both of the following conditions are satisfied:

     . the average closing of Provident common stock as reported on the Nasdaq Stock Market for the 20 consecutive trading days ending on the date on which the last of the required regulatory approvals is received is less than $12.25 and;

     . the average closing price of Provident common stock computed in the manner described above represents a decline from Provident's closing stock price of $13.81 on May 10, 2000 that exceeds by more than 15 percentage points the decline in the Standard & Poor's Regional Bank Index.

     Harbor will have five calendar days after the end of the measurement period in which to exercise its right to terminate the merger agreement on this basis. However, no termination will occur if Provident agrees to increase the exchange ratio to an amount equal to the lesser of:

     . the number obtained by dividing $15.39 by the average closing price of Provident common stock described above, or

     . the number obtained by dividing the product of the index ratio (as defined below) and the exchange ratio by the Provident ratio (as defined below).

     The term "index ratio" means the final index value divided by the starting index value, minus 0.15.

     The term "Provident ratio" means the number obtained by dividing the Provident average closing price, calculated as described above, by $13.81.

     Provident will have five calendar days after receiving notice of termination from Harbor to exercise its right to increase the exchange ratio. Whether Harbor would exercise its right to terminate the merger agreement and whether Provident would exercise its right to increase the exchange ratio will depend on the facts and circumstances as they exist at the time.

Expenses and Termination Fees

     Each of us will pay our own costs and expenses incurred in connection with the merger, except that we will share equally the expense of filing, printing and mailing this proxy statement-prospectus.

     Harbor has agreed to pay Provident a termination fee of:

     . $700,000, plus Provident's reasonable out-of-pocket expenses, if within 12 months after May 3, 2000, after a bona fide proposal is made to either Harbor or its stockholders by a third party to enter into an acquisition transaction not permitted by the terms of the merger agreement, any of the following occur:

        - Harbor willfully breaches any covenant or obligation in the merger agreement and such breach would entitle Provident to terminate the merger agreement;

        - Harbor's stockholders do not approve the merger agreement at the Harbor special meeting or the Harbor special meeting is not held or is canceled; or

        - Harbor's Board of Directors withdraws or modifies its recommendation to approve the merger agreement in a manner adverse to Provident.

     . $1,500,000, plus Provident's reasonable out-of-pocket expenses, if within 18 months after May 3, 2000 Harbor or any of its subsidiaries, without having first received Provident's consent, enters into an agreement to engage in an acquisition transaction not otherwise permitted by the terms of the merger agreement, or Harbor's Board of Directors recommends that Harbor's stockholders approve an acquisition transaction not otherwise permitted by the terms of the merger agreement.

     If the $1,500,000 fee becomes payable, the amount due will be reduced dollar-for-dollar by any portion of the $700,000 fee that has actually been paid. Harbor will not be obligated to pay Provident the termination fees described above if, at or prior to the time that the fee becomes payable, the merger agreement is validly terminated by either party for any reason, other than a termination by Provident as a result of a material breach of the merger agreement by Harbor or after Harbor's Board of Directors withdraws or adversely modifies its recommendation that Harbor stockholders approve the merger agreement.

Changing the Terms of the Merger Agreement

     Before the completion of the merger, we may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Harbor stockholders, we can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Harbor's stockholders under the terms of the merger or that would violate Maryland corporate law or federal banking laws.

                          Information About Provident

     Information regarding the current directors and executive officers of Provident, the principal holders of voting securities, executive compensation and certain relationships and related transactions is incorporated by reference or set forth in Provident's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated in this document by reference. Harbor stockholders who want a copy of this document or any document incorporated by reference into the report may contact Provident at its address or telephone number indicated under "Where You Can Find More Information."

                  A Warning About Forward-looking Statements

     This proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Provident and Harbor, as well as certain information relating to the merger, including, without limitation,

     . statements relating to the cost savings and accretion to reported earnings estimated to result from the merger;

     . statements relating to revenues of the combined company after the merger;

     . statements relating to the expenses estimated to be incurred in connection with the merger; and

     . statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     . expected cost savings from the merger may not be fully realized or realized within the expected time frame;

     .    revenues following the merger may be lower than expected;

     . competitive pressures among financial services companies may increase significantly;

     . costs or difficulties related to the integration of the business of Provident and Harbor may be greater than expected;

     .    changes in the interest rate environment may reduce interest margins;

     . general economic conditions, either nationally or in Maryland, may be less favorable than expected;

     . legislative or regulatory changes may adversely affect the business in which Provident or Harbor is engaged; and

     .    changes may occur in the securities markets.

     Provident does not intend to update or otherwise revise any forward-looking statements to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Provident does not intend to update or revise the forward-looking statements to reflect changes in general economic or industry conditions.

     See "Where You Can Find More Information."

                     Description of Provident Common Stock

     The following summarizes the material terms of Provident's capital stock but does not purport to be complete. This discussion is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Maryland law, Provident's articles of incorporation and bylaws and the rights agreement, dated as of January 18, 1995 and amended as of July 15, 1998, between Provident and Provident Bank, as rights agent relating to rights to purchase shares of Provident Class A Preferred Stock. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

Common Stock

     Provident is authorized to issue 100,000,000 shares of common stock having a par value of $1.00 per share. As of ___________, 2000, there were ________ shares of Provident common stock outstanding. Each share of Provident's common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

     Dividends. Provident can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Provident were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The payment of dividends by Provident is subject to limitations which are imposed by law and applicable regulation. The holders of common stock of Provident are entitled to receive and share equally in any dividends as may be declared by the Board of Directors of Provident out of funds legally available for the payment of dividends. If Provident issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. The holders of common stock of Provident possess exclusive voting rights in Provident. They elect Provident's Board of Directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the Board of Directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Provident issues preferred stock, holders of preferred stock may also possess voting rights.

     Liquidation. In the event of liquidation, dissolution or winding up of Provident, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Provident available for distribution. If Provident issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of Provident are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

     Preferred Share Purchase Rights. Each issued share of Provident common stock includes a Class A Preferred Stock purchase right. See " -- Provident Rights Plan" below.

Preferred Stock

     Provident is authorized to issue 5,000,000 shares of preferred stock having a par value of $1.00 per share. As of ________, 2000, there were no shares of preferred stock outstanding. Provident may issue preferred stock with such designations, powers, preferences and rights as Provident's Board of Directors may from time to time determine. Provident's Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

Provident Rights Plan

     On January 18, 1995, Provident's Board of Directors declared a dividend distribution of one Class A Preferred Stock purchase right for each outstanding share of Provident common stock. The dividend was paid to stockholders of record at the close of business on January 30, 1995. Each right entitles the registered holder to purchase from Provident one one-hundredth of a share of Provident Class A Preferred Stock at an exercise price of $80 per one-hundredth of a share of Class A Preferred Stock, subject to adjustment. The description and terms of the rights are set forth in the rights agreement. On July 15, 1998, Provident's Board of Directors amended the rights agreement to increase the exercise price to $120.

     The rights generally will be exercisable only after the earlier of the date which is (1) the tenth business day after the date on which any person or group commences a tender or exchange offer which, if consummated, would result in such person or group becoming the beneficial owner of 10% or more of the outstanding shares of Provident common stock (an "acquiring person") (or a later date as Provident's Board of Directors may determine prior to the tenth business day after the commencement of the tender or exchange offer), or (2) the tenth business day after the first date of public announcement by Provident that a person or group has become an acquiring person (or such earlier or later date as Provident's Board of Directors may determine prior to the tenth business day after such announcement).

     The rights agreement provides that, until the time the rights become exercisable, the rights will be transferred with and only with the Provident common stock. Provident common stock certificates issued prior to the time the rights become exercisable will evidence one right for each share of Provident common stock represented by the certificates and will contain a legend incorporating by reference the terms of the rights agreement. Notwithstanding the absence of this legend, certificates evidencing shares of Provident common stock outstanding on or prior to January 30, 1995 will also evidence one right for each share of Provident common stock represented by the certificates. Promptly following the time the rights become exercisable, separate certificates evidencing the rights will be mailed to holders of record of Provident common stock at that time.

     If not previously exercised, exchanged or redeemed, the rights will expire on January 18, 2005. The rights will also expire upon the merger of Provident into another corporation pursuant to an agreement entered into prior to the tenth business day after the first public announcement that a person or group has become an acquiring person.

     The exercise price and the number of rights outstanding, or in certain circumstances the securities purchasable upon exercise of the rights, are subject to adjustment to prevent dilution in the event of a Provident common stock dividend on, or a subdivision or a combination into a smaller number of shares of, Provident common stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for Provident common stock.

     If any person or group becomes an acquiring person, each right, other than those held by an acquiring person, would entitle the holder of a right to purchase from Provident a certain number shares. That number would be equal to the shares of Provident common stock having an aggregate market price on the date of the public announcement of an acquiring person's becoming such that gave rise to the rights becoming exercisable, equal to twice the exercise price for an amount in cash equal to the then-current exercise price.

     In addition, after a person or group acquires 10% or more, but less than 50%, of the outstanding shares of Provident common stock, each right, except those held by an acquiring person, may be exchanged by Provident's Board of Directors for one share of Provident common stock.

     Whenever Provident becomes obligated to issue shares of Provident common stock upon exercise of or in exchange for rights, Provident, at its option, may substitute shares of Provident Class A Preferred Stock, at a ratio of one one-hundredth of a share of Provident Class A Preferred Stock for each share of Provident common stock that it is required to issue.

     If Provident combines with another corporation at a time when the acquiring person controls Provident's Board of Directors and (1) either the terms of the transaction concerning the treatment of shares of capital stock relating to the acquiring person are not identical to the terms relating to other holders of Provident common stock, or (2) where the person with whom the transaction occurs is the acquiring person, or where 50% or more of Provident's assets or earnings power is sold in one or several transactions without the prior written consent of Provident's Board of Directors, then each right would entitle the holders thereof (except for the acquiring person) to receive the number of shares of the acquiring company's common stock having a market price on the date of the merger or other business transaction equal to two times the exercise price of the rights.

     At any time prior to the time an acquiring person becomes such, Provident's Board of Directors may redeem all (but not less than all) the then-outstanding rights at a price of $.01 per right. Immediately upon the action of Provident's Board of Directors electing to redeem the rights, the right to exercise the rights will terminate and each right will thereafter represent only the right to receive the redemption price.

     The holders of rights will, solely by reason of their ownership of rights, have no rights as stockholders of Provident including, without limitation, the right to vote or to receive dividends.

     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Provident on terms not approved by Provident's Board of Directors unless the offer is conditional on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by Provident's Board of Directors, as the rights may be redeemed by Provident at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of Provident common stock.

                     Comparison of Rights of Stockholders

     The rights of stockholders of Provident are currently governed by Provident's articles of incorporation, bylaws and applicable provisions of the Maryland General Corporation Law. The rights of stockholders of Harbor are currently governed by Harbor's articles of incorporation, bylaws and the same provisions of the Maryland General Corporation Law. If we complete the merger, Harbor stockholders will become Provident stockholders and their rights will likewise be governed by Provident's articles of incorporation and bylaws.

     Because Provident and Harbor are both organized under the laws of the State of Maryland, any differences in your rights as a stockholder of Harbor and Provident will arise solely from differences in the articles of incorporation and bylaws of Provident and Harbor rather than from differences of law. This summary is not a complete discussion of the Provident and Harbor articles of incorporation and bylaws, and it is qualified in its entirety by reference to those documents. Copies of Provident's and Harbor's articles of incorporation and bylaws are on file with the Securities and Exchange Commission.


                                            Authorized Stock
--------------------------------------------------------------------------------------------------------
                  Provident                                                 Harbor
---------------------------------------------         --------------------------------------------------
 .  The Provident articles of incorporation            .  The Harbor articles of incorporation authorize
   authorize 105,000,000 shares of capital               25,000,000 shares of capital stock, consisting
   stock, consisting of 100,000,000 shares               of 20,000,000 common stock, $.01 par value, and
   of common stock, $1.00 par value, and                 5,000,000 shares of serial preferred stock,
   5,000,000 shares of serial preferred                  $.01 par value.
   stock, $1.00 par value.

 .  As of May 3, 2000, there were 25,129,141           .  As of May 3, 2000, there were 1,664,515 shares
   shares of Provident common stock issued               of Harbor common stock issued and outstanding.
   and outstanding.

 .  As of May 3, 2000, there were no shares of         .  Same.
   preferred stock issued or outstanding.

                                            Voting Rights
--------------------------------------------------------------------------------------------------------
                  Provident                                                 Harbor
---------------------------------------------         --------------------------------------------------
 .  The holders of the common stock exclusively        .  Same.
   possess all voting power, subject to the
   authority of the Board of Directors to offer
   voting rights to the holders of preferred
   stock.

 .  Each share of common stock is entitled to one      .  Each share of common stock is entitled to one vote.
   vote.                                                 Beneficial owners of 10% or more of the outstanding
                                                         stock are subject to voting limitations.

 .  Holders of common stock may not cumulate           .  Same.
   their votes for the election of directors.

                              Required Vote for Authorization of Certain Actions
----------------------------------------------------------------------------------------------------------
                   Provident                                                 Harbor
------------------------------------------------        --------------------------------------------------
 .  At least two-thirds of the outstanding shares        .  At least 80% of the outstanding shares of
   of voting stock must approve certain                    voting stock must approve certain "business
   "business combinations" involving an                    combinations" involving a "related person."
   "interested stockholder."  In addition,                 In addition, a business combination with a
   a business combination with an interested               related person must be approved by at least a
   stockholder must be approved by at least two-           majority of outstanding shares of voting stock
   thirds of the outstanding shares of voting              other than shares owned by the related person.
   stock other than shares beneficially owned by           However, if a majority of directors not
   the interested stockholder.  See "Selected              affiliated with the related person approves the
   Provisions in the Articles of Incorporation             business combination, a vote of two-thirds of
   And Bylaws of Provident-- Business                      the outstanding shares is sufficient to approve
   Combinations with Interested Stockholders".             a business combination.
   However, if a majority of directors not
   affiliated with the interested stockholder
   approves the business combination, or certain
   price and procedure requirements are met, a
   vote of two-thirds of the outstanding shares
   is sufficient to approve a business combination.

                                               Dividends
----------------------------------------------------------------------------------------------------------
                 Provident                                                   Harbor
----------------------------------------------          --------------------------------------------------
 .  Holders of common stock are entitled, when           .  Same.
   declared by Provident's Board of Directors,
   to receive dividends, subject to the rights
   of holders of preferred stock.

                                         Stockholders' Meetings
----------------------------------------------------------------------------------------------------------
                 Provident                                                   Harbor
----------------------------------------------          --------------------------------------------------
 .  Provident must deliver notice of the meeting         .  Harbor must deliver notice of the meeting and
   and, in the case of a special meeting, a                a description of its purpose no fewer than 10
   description of its purpose no fewer than 10             days and no more than 90 days before the
   days and no more than 90 days before the                meeting to each stockholder of record entitled
   meeting to each stockholder entitled to                 to vote.
   vote.

 .  A majority of the shares entitled to vote at         .  One-third of the shares entitled to vote at the
   the meeting, present in person or by proxy,             meeting, present in person or by proxy, will
   will constitute a quorum.                               constitute a quorum.

 .  The Chairman, the President or a majority of         .  A majority of the Board of Directors or an
   the Board of Directors may call a special               authorized committee of the Board may call a
   meeting.  The Secretary will call a special             special meeting.  The Secretary will call a
   meeting upon the written request of the                 special meeting upon the written request of

   holders of a majority of the outstanding                the holders of not less than 25% of the shares
   shares.                                                 entitled to vote at the meeting.

 .  For purposes of determining stockholders             .  For purposes of determining stockholders
   entitled to vote at a meeting, the Board of             entitled to vote at a meeting, the Board of
   Directors may fix a record date that is not             Directors may fix a record date that is not less
   less than 10 days or more than 60 days                  than 10 days or more than 90 days before the
   before the meeting.                                     meeting.

 .  The Board of Directors or any stockholder            .  Same.
   may nominate directors for election or
   propose new business.

 .  To nominate a director or propose new                .  To nominate a director or propose new
   business, stockholders must give written                business, stockholders must give written
   notice to the Secretary of Provident not less           notice to the Secretary of Harbor not less than
   than 90 days prior to the meeting.  However,            30 days nor more than 60 days prior to the
   if Provident gives less than 100 days' notice           meeting.  However, if Harbor gives less than
   or prior public disclosure of the date of the           40 days' notice of the meeting, written notice
   meeting, written notice of the stockholder              of the stockholder proposal or nomination
   proposal or nomination must be delivered to             must be delivered to the Secretary within 10
   the Secretary within 10 days of the date notice         days of the date notice of the meeting was
   of the meeting was mailed to stockholders or            mailed to stockholders.  Each notice given by
   such public disclosure was made.  Each notice           a stockholder with respect to a nomination to
   given by a stockholder with respect to a                the Board of Directors or proposal for new
   nomination to the Board of Directors or                 business must include certain information
   proposal for new business must include                  regarding the nominee or proposal and the
   certain information regarding the nominee or            stockholder making the nomination or
   proposal and the stockholder making the                 proposal.
   nomination or proposal.

                                  Action by Stockholders Without a Meeting
----------------------------------------------------------------------------------------------------------
                Provident                                                     Harbor
-------------------------------------------------       --------------------------------------------------
 .  No action that requires the approval of the          .  Any action that may be taken at a meeting of
   stockholders may be taken without a meeting             stockholders may be taken without a meeting
   by the written consent of stockholders.                 by the unanimous written consent of each
                                                           stockholder entitled to vote on the matter.

                                            Board of Directors
----------------------------------------------------------------------------------------------------------
                  Provident                                                          Harbor
----------------------------------------------          --------------------------------------------------
 .  The bylaws provide that the number of                .  The articles of incorporation provides that the
   directors shall be no fewer than three.                 number of directors shall be no fewer than
   The Board of Directors has set the number               five nor more than 15.  The bylaws set the
   of directors at 16.                                     number of directors at six.

 .  The Board of Directors is divided into three         .  Same.
   classes as equal in number as possible and
   approximately one-third of the directors are
   elected at each annual meeting.

 .  Vacancies on the Board of Directors will be          .  Vacancies on the Board of Directors may be
   filled by the remaining directors, but if a             filled by a majority vote of the stockholders
   vacancy exists at the time of any annual                or by the remaining directors.
   meeting, that vacancy will be filled by
   majority vote of the shares entitled to
   vote at that meeting.

 .  Directors may be removed only for cause by           .  Directors may be removed only by the vote of
   the vote of at least 80% of the outstanding             at least 80% of the outstanding shares entitled
   shares entitled to vote for directors.                  to vote for directors.

                                           Stockholder Rights Plan
-----------------------------------------------------------------------------------------------------------------
                Provident                                                   Harbor
---------------------------------------------           --------------------------------------------------
 .  Provident has implemented a stockholder              .  Harbor has not implemented a stockholder rights
   rights plan under which a Provident                     plan.
   stockholder will have the right to purchase
   Provident Class A Preferred Stock when a
   person or group acquires 10% or more of
   the outstanding shares of Provident
   common stock.  Each share of Provident
   common stock issued in the merger will be
   issued with an attached right.  See
   "Description of Provident Common Stock-
   Provident Rights Plan."

                                       Amendment of the Bylaws
----------------------------------------------------------------------------------------------------------
                   Provident                                                Harbor
----------------------------------------------          -------------------------------------------------
 .  The bylaws may be amended or repealed by             .  The bylaws may be amended or repealed by the
   the Board of Directors.                                 Board of Directors or by the vote of at least
                                                           80% of the outstanding shares.

                                   Amendment of the Articles of Incorporation
----------------------------------------------------------------------------------------------------------
                 Provident                                                   Harbor
-----------------------------------------------          --------------------------------------------------
 .  The articles of incorporation may be amended          .  The articles of incorporation may be amended or
   or repealed upon approval of at least two-               repealed upon approval of at least two-thirds
   thirds of the shares entitled to vote on the             of the shares entitled to vote on the matter.
   matter.  However, amendments to the articles             However, amendments to the articles of
   of incorporation that would revise the                   incorporation that would revise the provisions
   provisions relating to the number, terms and             relating to meetings of stockholders and
   classification, and removal procedures for               cumulative voting, notice for stockholder
   directors require approval by at least 80%               nominations and proposals, directors,
   of the outstanding shares and amendments                 removal of directors, acquisition of Harbor's
   that would revise the provisions relating                capital stock, approval of business combinations
   to transactions with interested stockholders             with related  persons, evaluation of business
   also require approval by at least two-thirds             combinations, limitation of officers' and
   of the shares other than those owned by the              directors' liability, indemnification and
   interested stockholder.                                  amendment of the articles of incorporation and
                                                            bylaws require approval by at least 80% of
                                                            the outstanding shares, unless such amendment is
                                                            first approved by a majority of directors not
                                                            affiliated with a related person, in which case
                                                            approval by at least two-thirds of the outstanding
                                                            shares is required.

             Selected Provisions in the Articles of Incorporation
                            And Bylaws of Provident

     Provident's articles of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Provident by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent Board of Directors or management of Provident more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by Provident's Board of Directors, but which Provident stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Provident's articles of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

Business Combinations with Interested Stockholders

     To approve certain "business combinations" with an "interested stockholder," the articles of incorporation require the approval of (1) the holders of at least two-thirds of Provident's outstanding shares of voting stock entitled to vote and (2) the holders of at least two-thirds of Provident's shares of voting stock other than those shares held by the interested stockholder. This voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Provident's Board of Directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares.

     The term "interested stockholder" includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Provident or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Provident.

     A "business combination" includes:

     . any merger or consolidation of Provident or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

     . any sale or other disposition to or with any interested stockholder of assets of Provident or its subsidiaries that have an aggregate book value of 10% or more of the total market value of Provident's common stock or its net worth;

     . the issuance or transfer to any interested stockholder or its affiliate by Provident (or any subsidiary) of any securities of Provident (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 10% of the total market value of the common stock of Provident;

     . the adoption of any plan for the liquidation or dissolution of Provident proposed by or on behalf of any interested stockholder or its affiliate; and

     . any reclassification of securities, recapitalization, merger or consolidation of Provident with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Provident or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Board of Directors

     Classified Board. The Board of Directors of Provident is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of Provident.

     Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in Provident's Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. The bylaws provide that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Special Meetings of Stockholders

     The bylaws permit stockholders to call a special meeting of stockholders only upon the request of the holders of a majority of the outstanding shares.
At a special meeting, stockholders may consider only the business specified in the notice of meeting given by Provident. These provisions make it more difficult for stockholders to force stockholder consideration of a proposal between annual meetings over the opposition of Provident's Board of Directors by calling a special meeting of stockholders.

Advance Notice Provisions for Stockholder Nominations and Proposals

     Provident's bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Provident. A person may not be nominated for election as a director unless that person is nominated by or at the direction of Provident's Board of Directors or by a stockholder who has given appropriate notice to Provident before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Provident appropriate notice of its intention to bring that business before the meeting. Provident's Secretary must receive notice of the nomination or proposal not less than 90 days prior to the annual meeting. However, if Provident gives less than 100 days' notice or prior public disclosure of the date of the meeting, written notice of the stockholder proposal or nomination must be delivered to the Secretary within 10 days of the date notice of the meeting was mailed to stockholders or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to Provident concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Provident with certain information concerning the nominee and the proposing stockholder.

     Advance notice of nominations or proposed business by stockholders gives Provident's Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board, to inform stockholders and make recommendations about those matters.

Preferred Stock

     The articles of incorporation authorizes Provident's Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Provident's Board of Directors could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Provident's Board of Directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Provident and its stockholders.

                    Regulation and Supervision of Provident

General

     Provident is a bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act. As a bank holding company, Provident's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and Provident may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. Recent legislation has authorized bank holding companies that meet specified standards with respect to capitalization, management and Community Reinvestment Act rating to elect to become a "financial holding company" and thereby engage in a broader array of activities. Provident has not elected to exercise this option at this time.

     Provident Bank, as a Maryland state-chartered, FDIC-insured depository institution, is subject to the supervision, regulation and examination of the Maryland Commissioner of Financial Regulation and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. The Maryland Commission of Financial Regulation also has broad enforcement authority over Provident Bank. Almost every aspect of the operations and financial condition of Provident Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of Provident Bank. The deposits of Provident Bank are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which Provident and Provident Bank are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.

Payment of Dividends

     Provident is a legal entity separate and distinct from its subsidiaries. The principal source of Provident's cash revenues is dividends from Provident Bank, and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding company.

     Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a Maryland state-chartered bank, such as Provident Bank, are limited by Maryland law to an amount equal to the bank's undivided profits and, with prior approval, its surplus in excess of 100% of its required capital stock.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal and state regulatory agencies also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of Provident Bank, be deemed to constitute such an unsafe or unsound practice.

Transactions with Affiliates

     Provident Bank is subject to restrictions under federal law that limit certain transactions with Provident and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to 10% of the bank's capital and surplus and, with all affiliates together, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to Provident, must be on terms and conditions that are, or in good faith would be, offered to nonaffiliated companies.

Holding Company Liability

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "--Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed, and is required to cure immediately, any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

Prompt Corrective Action

     The federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subject to different regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

     . prohibiting the payment of principal and interest on subordinated debt;

     . prohibiting the holding company from making distributions without prior regulatory approval;

     . placing limits on asset growth, restrictions on activities and additional restrictions on transactions with affiliates;

     . restricting the interest rate the institution may pay on deposits and prohibiting the institution from accepting deposits from correspondent banks; and

     . in the most severe cases, appointing a conservator or receiver for the institution.

     A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of March 31, 2000, Provident Bank exceeded the required capital ratios for classification as "well capitalized." See "--Capital Adequacy" below.

Capital Adequacy

                                             Risk-Based Ratios
                                           ---------------------
                                             Tier I      Total       Leverage
                                            Capital     Capital       Ratio
                                           ---------   ---------    ----------
As of March 31, 2000
--------------------
Provident................................    9.69%        10.71%       7.44%
Provident Bank...........................    9.56         10.58        7.34
Minimum required ratio...................    4.00          8.00        4.00
"Well capitalized" minimum ratio.........    6.00         10.00        5.00


     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8%. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses. The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier I capital of at least 3% of average total consolidated assets for companies with the highest examination rating and at least 4% for all others.

     The FDIC has also established risk-based and leverage capital guidelines which state non-member banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for Provident and Provident Bank are provided in the chart above.

     The federal bank regulatory agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions.

     The federal bank regulatory agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     As discussed below under "--Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and the placement of the institution into conservatorship or receivership.

Enforcement Powers of the Federal Banking Agencies

     The federal bank regulatory agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Provident and Provident Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "--Prompt Corrective Action" above, the FDIC may appoint itself as conservator or receiver for a banking institution if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan, or materially fails to implement an accepted capital restoration plan.

Control Acquisitions

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Provident, would, under the circumstances set forth in the presumption, constitute acquisition of control of Provident.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of Provident, or otherwise obtaining control or a "controlling influence" over Provident.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution has passed legislation prior to that date that expressly prohibits interstate mergers. De novo interstate branching is permitted if the laws of the host state so authorizes.

Future Legislation

     Various legislation is from time to time introduced in Congress, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and bank holding companies and limit the investments that a depository institution may make with insured funds. Such legislation may change banking statutes and the operating environment of Provident and its subsidiaries in substantial and unpredictable ways. Provident cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of Provident or its subsidiaries.

                                 Legal Matters

     The validity of the Provident common stock to be issued in connection with the merger will be passed upon for Provident by Muldoon, Murphy & Faucette LLP, Washington, D.C. In addition, certain federal income tax matters relating to the merger will be passed upon for Provident by Muldoon, Murphy & Faucette LLP, Washington, D.C., and for Harbor by Stradley Ronon Housley Kantarian & Bronstein, LLP, Washington, D.C.

                                    Experts

     The financial statements of Provident as of December 31, 1999 and 1998 and for the three years ended December 31, 1999 have been incorporated in this proxy statement-prospectus by reference to Provident's 1999 annual report to stockholders in reliance upon the report of PricewaterhouseCoopers LLP, independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

     The financial statements of Harbor as of March 31, 2000 and 1999 and for the three years ended March 31, 2000 have been incorporated in this proxy statement-prospectus by reference to Harbor's annual report on Form 10-KSB for the year ended March 31, 2000 in reliance upon the report of KPMG LLP, independent certified public accountants, with respect to those financial statements, and upon the authority of that firm as experts in accounting and auditing.

                      Where You Can Find More Information

     Provident has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Harbor stockholders of the shares of Provident common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about Provident and Provident common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement-prospectus.

     Provident and Harbor file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Provident and Harbor file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Provident's and Harbor's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov." You can also inspect reports, proxy statements and other information about Provident and Harbor at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C.

     The SEC allows us to "incorporate by reference" information into this proxy statement-prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

Provident SEC Filings (File No. 0-23751)

     .    Annual Report on Form 10-K/A for the year ended December 31, 1999
     .    Quarterly Report on Form 10-Q for the quarter ended March 31, 2000
     .    Current Reports on Form 8-K filed on April 21, May 4 and May 10, 2000

Harbor SEC Filings (File No. 0-24194)

     .    Annual Report on Form 10-KSB for the year ended March 31, 2000
     .    Current Report on Form 8-K filed on May 5, 2000

     Provident also incorporates by reference additional documents that it might file with the SEC between the date of this document and the date of Harbor's stockholder meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available from the appropriate company without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

     Provident Bankshares Corporation         Harbor Federal Bancorp, Inc.
     114 East Lexington Street                705 York Road
     Baltimore, Maryland 21202                Baltimore, Maryland 21204
     Attention: Robert L. Davis               Attention: Dana L. Miller
     Telephone No. (410) 281-7000             Telephone No. (410) 296-1010

     If you would like to request documents, please do so by ___________, 2000 in order to receive them before the special meeting of stockholders. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.

     Provident has supplied all information contained in this proxy statement-prospectus relating to Provident, and Harbor has supplied all information relating to Harbor.

     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated __________, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Provident's securities in the merger shall create any implication to the contrary.

                             Stockholder Proposals

     Harbor will hold an annual meeting for the year ending March 31, 2000 only if the merger is not completed. Proposals that stockholders seek to have included in the proxy statement for Harbor's next annual meeting, if one is held, must have been received by Harbor no later than March 1, 2000. If the next annual meeting is held on a date more than 30 calendar days from July 14, 2000, a stockholder proposal must be received by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

     Harbor's articles of incorporation provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days' notice of the annual meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to stockholders.

                                                                      APPENDIX A



================================================================================
--------------------------------------------------------------------------------






                         AGREEMENT AND PLAN OF MERGER



                            DATED AS OF MAY 3, 2000


                                BY AND BETWEEN



                       PROVIDENT BANKSHARES CORPORATION



                                      AND



                         HARBOR FEDERAL BANCORP, INC.






--------------------------------------------------------------------------------
================================================================================

                               TABLE OF CONTENTS

                                                                                                            Page No.
Introductory Statement......................................................................................  A-4

ARTICLE I - The Merger......................................................................................  A-4
         Section 1.1.      Structure of the Merger..........................................................  A-4
         Section 1.2.      Effect on Outstanding Shares of Harbor Common Stock..............................  A-5
         Section 1.3.      Exchange Procedures..............................................................  A-5
         Section 1.4.      Effect on Outstanding Shares of Provident Common Stock...........................  A-8
         Section 1.5.      Directors and Officers of Provident after Effective Time.........................  A-8
         Section 1.6.      Articles of Incorporation and Bylaws of Provident after
                           Effective Time...................................................................  A-8
         Section 1.7.      Harbor Stock Options.............................................................  A-8
         Section 1.8       Bank Merger......................................................................  A-9
         Section 1.9.      Alternative Structure............................................................  A-9

ARTICLE II - Representations and Warranties.................................................................  A-9
         Section 2.1.      Representations and Warranties of Harbor.........................................  A-9
         Section 2.2.      Representations and Warranties of Provident...................................... A-26

ARTICLE III - Conduct Pending the Merger.................................................................... A-35
         Section 3.1.      Conduct of Harbor's Business Prior to the Effective Time......................... A-35
         Section 3.2.      Forbearance by Harbor............................................................ A-35
         Section 3.3.      Conduct of Provident's Business Prior to the Effective Time...................... A-38
         Section 3.4.      Forbearance by Provident......................................................... A-38

ARTICLE IV - Covenants...................................................................................... A-39
         Section 4.1.      Acquisition Proposals............................................................ A-39
         Section 4.2.      Certain Policies and Actions of Harbor........................................... A-40
         Section 4.3.      Access and Information........................................................... A-41
         Section 4.4.      Applications; Consents........................................................... A-42
         Section 4.5.      Antitakeover Provisions.......................................................... A-43
         Section 4.6.      Additional Agreements............................................................ A-43
         Section 4.7.      Publicity........................................................................ A-43
         Section 4.8.      Stockholder Meeting.............................................................. A-43
         Section 4.9.      Registration of Provident Common Stock........................................... A-44
         Section 4.10.     Affiliate Letters................................................................ A-45
         Section 4.11.     Notification of Certain Matters.................................................. A-45
         Section 4.12.     Employees, Directors and Officers................................................ A-45
         Section 4.13.     Indemnification.................................................................. A-46
         Section 4.14.     Dividends........................................................................ A-48
         Section 4.15.     Section 16 Matters............................................................... A-48

ARTICLE V - Conditions to Consummation.....................................................................    A-48
            --------------------------
         Section 5.1.      Conditions to Each Party's Obligations..........................................    A-48
                           --------------------------------------
         Section 5.2.      Conditions to the Obligations of Provident......................................    A-50
                           ------------------------------------------
         Section 5.3.      Conditions to the Obligations of Harbor.........................................    A-50
                           ---------------------------------------

ARTICLE VI - Termination...................................................................................    A-51
             -----------
         Section 6.1.      Termination.....................................................................    A-51
                           -----------
         Section 6.2.      Termination Fee.................................................................    A-54
                           ---------------
         Section 6.3.      Effect of Termination...........................................................    A-54
                           ---------------------

ARTICLE VII - Closing, Effective Date and Effective Time...................................................    A-55
              ------------------------------------------
         Section 7.1.      Effective Date and Effective Time...............................................    A-55
                           ---------------------------------
         Section 7.2.      Deliveries at the Closing.......................................................    A-55
                           -------------------------

ARTICLE VIII - Certain Other Matters.......................................................................    A-55
               ---------------------
         Section 8.1.      Certain Definitions; Interpretation.............................................    A-55
                           -----------------------------------
         Section 8.2.      Survival........................................................................    A-58
                           --------
         Section 8.3.      Waiver; Amendment...............................................................    A-58
                           -----------------
         Section 8.4.      Counterparts....................................................................    A-58
                           ------------
         Section 8.5.      Governing Law...................................................................    A-58
                           -------------
         Section 8.6.      Expenses........................................................................    A-58
                           --------
         Section 8.7.      Notices.........................................................................    A-58
                           -------
         Section 8.8.      Entire Agreement; etc...........................................................    A-59
                           ---------------------
         Section 8.9.      Successors and Assigns; Assignment..............................................    A-60
                           ----------------------------------

EXHIBITS

         Exhibit A         Bank Merger Agreement
         Exhibit B         Form of Affiliate Letter

                         Agreement and Plan of Merger
                         ----------------------------


          This is an Agreement and Plan of Merger, dated as of the 3rd day of May, 2000 ("Agreement"), by and between Provident Bankshares Corporation, a Maryland corporation ("Provident"), and Harbor Federal Bancorp, Inc., a Maryland corporation ("Harbor").

                            Introductory Statement
                            ----------------------

          The Board of Directors of each of Provident and Harbor (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Provident and Harbor, respectively, and in the best long-term interests of their respective stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies.

          The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined in Section 8.1) for federal income tax purposes, and that the Merger shall be accounted for as a purchase transaction for accounting purposes.

          Provident and Harbor desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          As a condition and inducement to Provident's willingness to enter into this Agreement, each member of the Board of Directors of Harbor has entered into an agreement pursuant to which he (or she) will vote his (or her) shares of Harbor Common Stock in favor of this Agreement and the transactions contemplated hereby.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I
                                  The Merger
                                  ----------

          Section 1.1.   Structure of the Merger.  On the Effective Date (as
                         -----------------------
defined in Section 7.1), Harbor will merge with and into Provident ("Merger") pursuant to the provisions of, and with the effect provided for in, Maryland General Corporation Law ("MGCL"). Upon consummation of the Merger, the separate corporate existence of Harbor shall cease. Provident shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger and shall continue to be governed by the MGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time (as defined in Section 7.1), Provident shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Harbor, all as more fully described in the MGCL.

          Section 1.2.   Effect on Outstanding Shares of Harbor Common Stock.
                         ---------------------------------------------------

          (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Harbor Common Stock (as defined in Section 8.1) issued and outstanding at the Effective Time, other than Excluded Shares (as defined in Section 8.1), shall be converted into the right to receive
1.256 shares (the "Exchange Ratio") of Provident's common stock, par value $1.00 per share ("Provident Common Stock"); provided, however, that, notwithstanding any other provision of this Agreement, no fraction of a share of Provident Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Provident shall pay to each holder of Harbor Common Stock who would otherwise be entitled to a fraction of a share of Provident Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average of the daily closing sales prices of a share of Provident Common Stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the Nasdaq Stock Market, for the 15 consecutive trading days immediately preceding the Effective Date. The shares of Provident Common Stock and any cash for fractional shares are collectively referred to in this Agreement as the "Merger Consideration."

          (b) If, between the date of this Agreement and the Effective Time (and as permitted by Section 3.2), the outstanding shares of Provident Common Stock or the outstanding shares of Harbor Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted correspondingly to provide the holders of Harbor Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (c) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Provident Common Stock that are held by Harbor, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

          Section 1.3.   Exchange Procedures.
                         -------------------

          (a) Appropriate transmittal materials ("Letter of Transmittal") in a form satisfactory to Provident and Harbor shall be mailed as soon as practicable (but in no event later than five business days) after the Effective Time to each holder of record of Harbor Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Harbor Common Stock to be converted thereby.

          (b) At and after the Effective Time, each certificate previously representing shares of Harbor Common Stock ("Certificate") (except as specifically set forth in Section 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, Provident shall deposit, or shall cause to be deposited, with the transfer agent and registrar for the Provident Common Stock (the "Exchange Agent"), for the benefit of the holders of shares of Harbor Common Stock, for exchange in accordance with this Section 1.3, an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 1.2, and Provident shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of Provident Common Stock to provide for payment of the Merger Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Provident may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Provident Common Stock that such holder has the right to receive pursuant to Section 1.2, if any, and a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 1.2 plus any dividends or other distributions to which such holder is entitled pursuant to this Section 1.3. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Provident Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Provident Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Harbor Common Stock not registered in the transfer records of Harbor, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Harbor Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Provident and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to Provident Common Stock shall be remitted to any person entitled to receive shares of Provident Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 1.3. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Provident Common Stock represented by such person's Certificates.

          (f) The stock transfer books of Harbor shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Harbor of any shares of Harbor Common Stock. If, after the Effective Time, Certificates are presented to Provident, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.3.

          (g) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.2, any dividends or other distributions to be paid pursuant to this
Section 1.3 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Harbor for twelve months after the Effective Time shall be repaid by the Exchange Agent to Provident upon the written request of Provident. After such request is made, any stockholders of Harbor who have not theretofore complied with this Section 1.3 shall look only to Provident for the Merger Consideration deliverable in respect of each share of Harbor Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Provident (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Harbor Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) Provident and the Exchange Agent shall be entitled to rely upon Harbor's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Provident and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

          Section 1.4.   Effect on Outstanding Shares of Provident Common Stock.
                         ------------------------------------------------------
At and after the Effective Time, each share of Provident Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

          Section 1.5.   Directors and Officers of Provident after Effective
                         ---------------------------------------------------
Time.  From and after the Effective Time, the directors and officers of the
----
Surviving Corporation shall consist of the directors and officers of Provident serving immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified.

          Section 1.6.   Articles of Incorporation and Bylaws of Provident after
                         -------------------------------------------------------
Effective Time.  The articles of incorporation and bylaws of Provident in effect
--------------
immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          Section 1.7.   Harbor Stock Options.
                         --------------------

          (a) Each option to purchase shares of Harbor Common Stock issued by Harbor and outstanding at the Effective Time (a "Harbor Option") pursuant to the Harbor 1995 Stock Option and Incentive Plan (the "Harbor Option Plan") shall be converted into an option to purchase shares of Provident Common Stock as follows:

               (i) The aggregate number of shares of Provident Common Stock issuable upon the exercise of the converted Harbor Option after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of Harbor Common Stock issuable upon exercise of the Harbor Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of Provident Common Stock; and

               (ii) the exercise price per share of each converted Harbor Option shall be equal to the quotient of the exercise price of such Harbor Option immediately prior to the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

provided, however, that, in the case of any Harbor Option that is intended to qualify as an incentive stock option under Section 422 of the IRC, the number of shares of Provident Common Stock issuable upon exercise of and the exercise price per share for such converted Harbor Option determined in the manner provided above shall be further adjusted in such manner as Provident may determine to be necessary to conform to the requirements of Section 424(b) of the IRC. Options to purchase shares of Provident Common Stock that arise from the operation of this Section 1.7 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and shall otherwise have the same terms and conditions applicable to the Harbor Options that they replace. Prior to the Effective Time, Provident shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this Section 1.7.

          (b) Concurrently with the reservation of shares of Provident Common Stock to provide for the payment of the Merger Consideration, Provident shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Provident Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. Within 15 business days after the Effective Time, Provident shall file a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the Provident Common Stock issuable upon exercise of the Converted Options.

          Section 1.8.   Bank Merger.  Concurrently with or as soon as
                         -----------
practicable after the execution and delivery of this Agreement, Provident Bank of Maryland ("Provident Bank"), a wholly owned subsidiary of Provident, and Harbor Federal Savings Bank ("Harbor Federal"), a wholly owned subsidiary of Harbor, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which Harbor Federal will merge with and into Provident
---------
Bank (the "Bank Merger"). The parties intend that the Bank Merger will become effective on the Effective Date. The Plan of Bank Merger shall provide that the directors of Provident Bank as the surviving entity of the Bank Merger shall be all of the directors of Provident Bank serving immediately prior to the Bank Merger until their respective successors are duly elected or appointed and qualified.

          Section 1.9.   Alternative Structure.  Notwithstanding anything to the
                         ---------------------
contrary contained in this Agreement, prior to the Effective Time, Provident may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Provident may determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this Agreement, or (iii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.


                                  ARTICLE II
                        Representations and Warranties
                        ------------------------------

          Section 2.1.   Representations and Warranties of Harbor.
                         ----------------------------------------

     Except as set forth in the Disclosure Letter delivered by Harbor to Provident prior to the execution of this Agreement, Harbor represents and warrants to Provident that:

          (a)  Organization.
               ------------

               (i) Harbor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered as a savings and loan holding company.

               (ii) Harbor Federal is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. The deposits of Harbor Federal are insured by the Savings Association Insurance Fund of the FDIC (as defined in Section 8.1) to the extent provided in the FDIA (as defined in Section 8.1).

               (iii) Harbor and Harbor Federal each has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Harbor and Harbor Federal are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect (as defined in Section 8.1) on Harbor.

          (b)  Subsidiaries.
               ------------

               (i) Harbor's Disclosure Letter sets forth (A) the name, percentage ownership and number of shares of stock owned or controlled by Harbor of each Subsidiary (as defined in Section 8.1); and (B) the jurisdiction of incorporation, capitalization and ownership of each Subsidiary. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by savings and loan holding companies or federally chartered savings associations.

               (ii) Harbor owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Harbor's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Harbor.

               (iii) None of Harbor's Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of Harbor other than Harbor Federal is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i)    The authorized capital stock of Harbor consists of:

                      (A)   20,000,000 shares of Harbor Common Stock; and

                      (B) 5,000,000 shares of preferred stock, par value $.01 per share.

               (ii)   As of the date of this Agreement:

                      (A) 1,664,515 shares of Harbor Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                      (B) no shares of Harbor preferred stock are issued and outstanding or held in Harbor's treasury;

                      (C) 100,153 shares of Harbor Common Stock are reserved for issuance pursuant to outstanding Harbor Options under the Harbor Option Plan; and

                      (D) no shares of Harbor Common Stock are held by Harbor in its treasury or by its Subsidiaries.

               (iii) Set forth in Harbor's Disclosure Letter is a complete and accurate list of all outstanding Harbor Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether limited rights were granted in connection with such options.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Harbor may vote are issued or outstanding.

               (v) Except as set forth in this Section 2.1(c) or in Harbor's Disclosure Letter, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Harbor are issued, reserved for issuance or outstanding and (B) neither Harbor nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Harbor or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Harbor or obligating Harbor or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Harbor or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Harbor or any of its Subsidiaries.

          (d)  Authority.
               ---------

               (i) Harbor has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Harbor's Board of Directors, and no other corporate proceedings on the part of Harbor are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Harbor Common Stock. This Agreement has been duly and validly executed and delivered by Harbor and constitutes a valid and binding obligation of Harbor, enforceable against Harbor in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

               (ii) Harbor Federal has all requisite corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Harbor Federal and approved by Harbor as the sole stockholder of Harbor Federal. The Plan of Bank Merger, upon execution and delivery by Harbor Federal, will be duly and validly executed and delivered by Harbor Federal and will constitute a valid and binding obligation of Harbor Federal, enforceable against Harbor Federal in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  Fairness Opinion.  Harbor has received the opinion of Trident
               ----------------
Securities to the effect that, as of the date hereof, the Merger Consideration to be received by Harbor's stockholders is fair, from a financial point of view, to such stockholders.

          (f)  No Violations; Consents.
               -----------------------

               (i) The execution, delivery and performance of this Agreement by Harbor do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in
Section 2.1(f)(ii) are obtained
and the applicable waiting periods have expired and the approval of Harbor's stockholders is obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Harbor or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the articles of incorporation or bylaws of Harbor or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Harbor or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Harbor or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Harbor.

               (ii) Except for (A) the filing of an application with the FDIC under the Bank Merger Act (as defined in Section 8.1) and approval of such application, (B) the filing of applications or notices, as applicable, with the Federal Reserve Board and the OTS (as defined in Section 8.1) and approval of such applications and/or lack of objection to any notice, (C) the filing of applications or notices, as applicable, with the Commissioner of Financial Regulation of the State of Maryland (the "Commissioner") and approval of such applications or notices, (D) the filing of articles of merger with the Maryland Department of Assessments and Taxation (the "Department") pursuant to the MGCL,
(E) the registration under the Securities Act (as defined in Section 8.1) of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock, (F) the registration or qualification of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock under state securities or "blue sky" laws, (G) the listing of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock on the Nasdaq Stock Market, and (H) such filings, authorizations or approvals as may be set forth in Harbor's Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity (as defined in Section 8.1) or with any third party are necessary in connection with the execution and delivery by Harbor of this Agreement or the consummation by Harbor of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger.
As of the date hereof, Harbor knows of no reason pertaining to Harbor why any of the approvals referred to in this Section 2.1(f) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

          (g)  Reports and Financial Statements.
               --------------------------------

               (i) Harbor and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS, (C) the NASD (as defined in
Section 8.1), and (D) the SEC (as defined in Section 8.1) (collectively, "Harbor's Reports") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of Harbor's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Harbor's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act (as defined in Section 8.1) and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of Harbor included in Harbor's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC with respect thereto. The financial statements included in Harbor's Reports were prepared from the books and records of Harbor and its Subsidiaries, fairly present the consolidated financial position of Harbor and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Harbor and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP (as defined in Section 8.1) consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

          (h)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
Harbor's Reports filed with the SEC prior to the date of this Agreement, since December 31, 1999 (i) Harbor and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with past practice, (ii) Harbor and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any event or occurrence that has had a Material Adverse Effect on Harbor, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Harbor or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither Harbor nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of Harbor or any of its Subsidiaries other than as required by GAAP.

          (i)  Absence of Claims.  No litigation, controversy, claim, action,
               -----------------
suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator, other than in connection with routine foreclosure and collection claims against borrowers, is pending against Harbor or Harbor Federal and, to the knowledge of Harbor, no such litigation, controversy, claim, action, suit or proceeding has been threatened. To the knowledge of Harbor, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against Harbor or Harbor Federal. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Harbor or Harbor Federal.

          (j)  Absence of Regulatory Actions.  Since December 31, 1997, neither
               -----------------------------
Harbor nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator (as defined in Section 8.1), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (k)  Taxes. All federal, state, local and foreign tax returns required
               -----
to be filed prior to the date of this Agreement, by or on behalf of Harbor or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Harbor or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Harbor's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Harbor or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Harbor or any of its Subsidiaries do not file tax returns that Harbor or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Harbor or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Harbor's balance sheet (in accordance with GAAP). Harbor and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Harbor and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Harbor and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (l)  Agreements.
               ----------

               (i) Harbor and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Harbor's Reports.

               (ii) Harbor's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Harbor or any of its Subsidiaries is a party or is bound:

                      (A) with any executive officer or other key employee of Harbor or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Harbor or any of its Subsidiaries of the nature contemplated by this Agreement;

                      (B) with respect to the employment of any directors, officers employees or consultants;

                      (C) (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                      (D) containing covenants that limit the ability of Harbor or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Harbor (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                      (E) pursuant to which Harbor or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                      (F) not fully disclosed in Harbor's Reports that relates to borrowings of money (or guarantees thereof) by Harbor or any of its Subsidiaries, other than in the ordinary course of business; or

                      (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

To the knowledge of Harbor, each of the agreements and other documents referenced in Harbor's Disclosure Letter is a valid, binding and enforceable obligation of the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. Harbor has previously delivered to Provident true and complete copies of each agreement and other documents referenced in Harbor's Disclosure Letter.

               (iii) Neither Harbor nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Harbor, no other party to any such agreement (excluding any loan or extension of credit made by Harbor or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Harbor.

               (iv) Harbor and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither Harbor nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Harbor and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

          (m)  Labor Matters.  Harbor and its Subsidiaries are in material
               -------------
compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither Harbor nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Harbor or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Harbor or any of its Subsidiaries pending or threatened.

          (n)  Employee Benefit Plans.
               ----------------------

               (i) Harbor's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA (as defined in Section 8.1), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Harbor or any of its Subsidiaries (hereinafter referred to collectively as the "Harbor Employee Plans"). Harbor has previously delivered or made available to Provident true and complete copies of each agreement, plan and other documents referenced in Harbor's Disclosure Letter. There has been no announcement or commitment by Harbor or any of its Subsidiaries to create an additional Harbor Employee Plan, or to amend any Harbor Employee

Plan, except for amendments required by applicable law which do not materially increase the cost of such Harbor Employee Plan. With respect to each Harbor Employee Plan, Harbor has previously made available to Provident a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS (as defined in Section 8.1) for the most recent three plan years, if required to be filed, (B) such Harbor Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Harbor Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Harbor Employee Plan, to the extent available, if the Harbor Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Harbor Employee Plan is a Harbor Pension Plan (as defined below) and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Harbor Employee Plan is a Harbor Qualified Plan (as defined below).

               (ii) There is no pending or, to the knowledge of Harbor, threatened litigation, administrative action or proceeding relating to any Harbor Employee Plan. All of the Harbor Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Harbor Employee Plans which is likely to result in the imposition of any penalties or taxes upon Harbor or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

               (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Harbor or any of its Subsidiaries to be incurred with respect to any Harbor Employee Plan which is subject to Title IV of ERISA ("Harbor Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Harbor or any ERISA Affiliate (as defined in Section 8.1). No Harbor Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Harbor Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Harbor Pension Plan as of the end of the most recent plan year with respect to the respective Harbor Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Harbor Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Harbor Pension Plan within the 12-month period ending on the date hereof. Neither Harbor nor any of its Subsidiaries has provided, or is required to provide, security to any Harbor Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the IRC. Neither Harbor, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

               (iv) Except as disclosed in Harbor's Disclosure Letter, each Harbor Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "Harbor Qualified Plan") has received a favorable determination letter from the IRS (as defined in Section 8.1), and Harbor and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Harbor Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Harbor Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

               (v) Harbor and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Harbor Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Harbor or any of its Subsidiaries, for the Harbor Employee Plans listed in Harbor's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Harbor or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Harbor Employee Plan or accelerate the time of payment or vesting of any such benefit.

          (o)  Title to Assets.  Harbor's Disclosure Letter contains a complete
               ---------------
and accurate list of all real property owned or leased by Harbor or Harbor's Subsidiaries, including all properties of Harbor or its Subsidiaries classified as "Real Estate Owned" or words of similar impact. Harbor and each of its Subsidiaries has good and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Harbor or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Harbor nor any of its Subsidiaries, nor, to Harbor's knowledge, any other party to any such lease is in default or in violation of any material provisions of any such lease. All material tangible properties of Harbor and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Harbor to be adequate for the current business of Harbor and its Subsidiaries. To the knowledge of Harbor, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

          (p)  Compliance with Laws. Harbor and each of its Subsidiaries has all
               --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Harbor's Disclosure Letter contains a complete and accurate list of all permits, licenses, certificates of authority, orders and approvals of all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. Neither Harbor nor any of its Subsidiaries is in violation of, and Harbor and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Harbor.

          (q)  Fees. Other than financial advisory services performed for Harbor
               ----
by Trident Securities pursuant to an agreement dated November 1, 1999, a true and complete copy of which has been previously delivered to Provident, neither Harbor nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Harbor or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (r)  Environmental Matters.
               ---------------------

               (i)    With respect to Harbor and Harbor Federal:

                      (A) Each of Harbor and Harbor Federal, the Participation Facilities (as defined below), and, to the knowledge of Harbor, the Loan Properties (as defined below) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined below);

                      (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Harbor, threatened, before any court, governmental agency or board or other forum against Harbor or Harbor Federal or any Participation Facility
(1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by Harbor or Harbor Federal or any Participation Facility;

                      (C) To the knowledge of Harbor, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Harbor or Harbor Federal in respect of such Loan Property) (1) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property;

                      (D) To the knowledge of Harbor, the properties currently owned or operated by Harbor or Harbor Federal (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

                      (E) Neither Harbor nor Harbor Federal has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                      (F) To the knowledge of Harbor, there are no underground storage tanks on, in or under any properties owned or operated by Harbor or Harbor Federal or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Harbor or Harbor Federal or any Participation Facility; and

                      (G) To the knowledge of Harbor, during the period of (1) Harbor's or Harbor Federal's ownership or operation of any of their respective current properties or (2) Harbor's or Harbor Federal's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Harbor, prior to the period of (1) Harbor's or Harbor Federal's ownership or operation of any of their respective current properties or (2) Harbor's or Harbor Federal's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (ii) The following definitions apply for purposes of Sections 2.1(r) and 2.2(n):

               "Loan Property" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Participation Facility" means any facility in which the applicable party (or a subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (x) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, and (y) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

               "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (s)  Loan Portfolio; Allowance; Asset Quality.
               ----------------------------------------

               (i) With respect to each Loan (as defined in Section 8.1) owned by Harbor or its Subsidiaries in whole or in part:

                      (A) to the knowledge of Harbor, the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                      (B) neither Harbor nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                      (C) Harbor or a Subsidiary of Harbor is the sole holder of legal and beneficial title to each Loan (or Harbor's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Harbor or a Subsidiary of Harbor;

                      (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                      (E) to the knowledge of Harbor, there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Harbor;

                      (F) to the knowledge of Harbor, there is no litigation or proceeding pending or threatened relating to the property that serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

                      (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               (ii) The allowance for possible loan losses reflected in Harbor's audited balance sheet at March 31, 1999 was, and the allowance for possible losses shown on the balance sheets in Harbor's Reports for periods ending after March 31, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

               (iii) Harbor's Disclosure Letter sets forth a true and complete listing, as of March 31, 2000, of:

                      (A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

                      (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

               (iv) To the knowledge of Harbor, neither Harbor nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of Harbor or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Harbor or any of its Subsidiaries is listed in Harbor's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (t)  Deposits.  None of the deposits of Harbor or any of its
               --------
Subsidiaries is a "brokered" deposit.

          (u)  Anti-takeover Provisions Inapplicable. Harbor and its
               -------------------------------------
Subsidiaries have taken all actions required to exempt Provident, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Material Interests of Certain Persons.  No officer or director of
               -------------------------------------
Harbor, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Harbor or Harbor Federal.

          (w)  Insurance. In the opinion of management, Harbor and its
               ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Harbor and its Subsidiaries are in full force and effect, Harbor and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (x)  Investment Securities; Derivatives.
               ----------------------------------

               (i) Except for restrictions that exist for securities to be classified as "held to maturity," none of the investment securities held by Harbor or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither Harbor nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (y)  Indemnification.  Except as provided in the articles of
               ---------------
incorporation or bylaws of Harbor and the similar organizational documents of its Subsidiaries, neither Harbor nor any Subsidiary is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Harbor and, to the knowledge of Harbor, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of Harbor or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (z)  Books and Records.  The books and records of Harbor and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (aa) Corporate Documents.  Harbor has previously furnished or made
               -------------------
available to Provident a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Harbor and each of Harbor's Subsidiaries, as in effect as of the date of this Agreement. Neither Harbor nor any of Harbor's Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Harbor and each of Harbor's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (bb) Registration Statement.  The information regarding Harbor and its
               ----------------------
Subsidiaries to be supplied by Harbor for inclusion in the Registration Statement (as defined in Section 4.9) will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (cc) Community Reinvestment Act Compliance.  Harbor Federal is in
               -------------------------------------
material compliance with the applicable provisions of the CRA (as defined in Section 8.1) and the regulations promulgated thereunder, and Harbor Federal currently has a CRA rating of satisfactory or better. To the knowledge of Harbor, there is no fact or circumstance or set of facts or circumstances that would cause Harbor Federal to fail to comply with such provisions or cause the CRA rating of Harbor Federal to fall below satisfactory.

          (dd) Undisclosed Liabilities.  As of the date hereof, Harbor and its
               -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Harbor as of March 31, 1999, (ii) liabilities incurred since March 31, 1999 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Harbor and, (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

          (ee) Year 2000 Matters.  Harbor and its Subsidiaries have not
               -----------------
experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of Harbor or its Subsidiaries have reported year 2000 data processing problems to Harbor that, individually or in the aggregate, would have a Material Adverse Effect on Harbor.

          (ff) Tax Treatment of the Merger.  Harbor has no knowledge of any fact
               ---------------------------
or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

          (gg) Liquidation Account.  Neither the Merger nor the Bank Merger will
               -------------------
result in any payout or distribution payable out of the liquidation account of Harbor Federal established in connection with Harbor Federal's conversion from mutual to stock form.

          Section 2.2.   Representations and Warranties of Provident.  Except as
                         -------------------------------------------
set forth in the Disclosure Letter delivered by Provident to Harbor prior to the execution of this Agreement, Provident represents and warrants to Harbor that:

          (a)  Organization.
               ------------

               (i) Provident is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is registered as a bank holding company.

               (ii) Provident Bank is a state-chartered commercial bank duly organized and validly existing under the laws of the State of Maryland. The deposits of Provident Bank are insured by the Bank Insurance Fund of FDIC to the extent provided in the FDIA.

               (iii) Each of Provident and Provident Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Provident and Provident Bank are each duly qualified or licensed as a foreign corporation to transact business and are in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Provident.

          (b)  Subsidiaries.
               ------------

               (i) Exhibit 21 to Provident's Annual Report on Form 10-K for the year ended December 31, 1999 lists all the Subsidiaries of Provident. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to investments in equity ownership interests by bank holding companies or Maryland-chartered banks.

               (ii) Provident owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Provident's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Provident.

               (iii) No Subsidiary of Provident other than Provident Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i)    The authorized capital stock of Provident consists of:

                      (A)  100,000,000 shares of Provident Common Stock; and

                      (B) 5,000,000 of preferred stock, par value $1.00 per share.

               (ii)   As of the date of this Agreement:

                      (A) 25,063,952 shares of Provident Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                      (B) no shares of Provident preferred stock are issued and outstanding;

                      (C) no shares of Provident preferred stock are held in Provident's treasury;

                      (D) 250,639 shares of Class A Preferred Stock are reserved for issuance upon exercise of the rights distributed to holders of Provident Common Stock pursuant to the Stockholder Protection Rights Agreement dated as of January 18, 1995, as amended as of July 15, 1998, between Provident and Provident Bank, as rights agent;

                      (E) 2,115,763 shares of Provident Common Stock are reserved for issuance pursuant to outstanding grants or awards under Provident's stock option plans;

                      (F) 1,348,050 shares of Provident Common Stock are reserved for issuance pursuant to Provident's Dividend Reinvestment Plan; and

                      (G) 1,187,432 shares of Provident Common Stock are held by Provident in its treasury or by its Subsidiaries.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Provident may vote are issued or outstanding.

               (iv) Except as set forth in this Section 2.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Provident are issued, reserved for issuance or outstanding and (B) neither Provident nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Provident or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Provident or obligating Provident or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Provident or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Provident or any of its Subsidiaries.

               (v) Prior to the filing of the Registration Statement, the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock upon consummation of the Merger in accordance with this Agreement, and upon exercise of options pursuant to Section 1.7 of this Agreement, will have been duly authorized and such shares, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (d)  Authority.
               ---------

               (i) Provident has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Provident's Board of Directors, and no other corporate proceedings on the part of Provident are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Provident and constitutes a valid and binding obligation of Provident, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

               (ii) Provident Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of Provident Bank and approved by Provident as the sole stockholder of Provident Bank. The Plan of Bank Merger, upon execution and delivery by Provident Bank, will be duly and validly executed and delivered by Provident Bank and will constitute a valid and binding obligation of Provident Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  No Violations; Consents.
               -----------------------

               (i) The execution, delivery and performance of this Agreement by Provident do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in Section 2.2(e)(ii) are obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Provident or any of its Subsidiaries (or any of their respective properties) is subject,
(B) violate the articles of incorporation or bylaws of Provident or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Provident or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Provident or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Provident.

               (ii) Except for (A) the filing of an application with the FDIC under the Bank Merger Act and the approval or waiver of such application, (B) the filing of applications or notices, as applicable, with the Federal Reserve Board and the OTS and approval of such application and/or lack of objection to any notice, (C) the filing of applications or notices, as applicable, with the Commissioner and approval of such applications or notices, (D) the filing of articles of merger with the Department pursuant to the MGCL, (E) the registration under the Securities Act of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock, (F) the registration or qualification of the shares of Provident Common Stock to be issued in exchange for shares of Harbor Common Stock under state securities or "blue sky" laws, (G) the listing of shares of Provident Common Stock to be issued in exchange for shares Harbor Common Stock on the Nasdaq Stock Market, and (H) such filings, authorizations or approvals as may be set forth in Provident's Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Provident of this Agreement or the consummation by Provident of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Provident knows of no reason pertaining to Provident why any of the approvals referred to in this
Section 2.2(e) should not be obtained without the imposition of any material condition or restriction described in Section 5.1(b).

          (f)  Reports and Financial Statements.
               --------------------------------

               (i) Provident and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the Federal Reserve Board,
(C) the NASD, (D) the State of Maryland Department of Labor, Licensing and Registration or (E) the SEC (collectively, "Provident's Reports") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Provident's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of Provident's Reports filed with the SEC complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements of Provident included in Provident's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Provident's Reports were prepared from the books and records of Provident and its Subsidiaries, fairly present the consolidated financial position of Provident and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Provident and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes.

          (g)  Absence of Certain Changes or Events.  Except as disclosed in
               ------------------------------------
Provident's Reports filed with the SEC prior to the date of this Agreement, since December 31, 1999, (i) Provident and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) Provident and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any event or occurrence that has had a Material Adverse Effect on Provident, and (iv) there has been no change in any accounting principles, practices or methods of Provident or any of its Subsidiaries other than as required by GAAP.

          (h)  Absence of Claims.  There are no suits, actions or proceedings
               -----------------
pending or, to the knowledge of Provident, threatened against or affecting Provident or any of its Subsidiaries or any property or asset of Provident or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Provident which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident.

          (i)  Absence of Regulatory Actions.  Since December 31, 1997, neither
               -----------------------------
Provident nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (j)  Taxes. All federal, state, local and foreign tax returns required
               -----
to be filed by or on behalf of Provident or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Provident or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Provident's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Provident or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Provident or any of its Subsidiaries do not file tax returns that Provident or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Provident or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Provident's balance sheet (in accordance with GAAP). Provident and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Provident and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Provident and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (k)  Agreements.
               ----------

               (i) Provident and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Provident's Reports.

               (ii) neither Provident nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Provident, no other party to any such agreement (excluding any loan or extension of credit made by Provident or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Provident.

          (l)  Labor Matters.  Provident and its Subsidiaries are in material
               -------------
compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither Provident nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Provident or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Provident or any of its Subsidiaries pending or threatened.

          (m)  Compliance with Laws.  Provident and each of its Subsidiaries has
               --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither Provident nor any of its Subsidiaries is in violation of, and Provident and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident.

          (n)  Environmental Matters. With respect to Provident and Provident
               ---------------------
Bank:

               (i) Each of Provident and Provident Bank, the Participation Facilities and, to the knowledge of Provident, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws.

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Provident, threatened, before any court, governmental agency or board or other forum against Provident or Provident Bank or any Participation Facility (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Provident or Provident Bank or any Participation Facility;

               (iii) To the knowledge of Provident, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Provident or Provident Bank in respect of such Loan Property) (a) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

               (iv) To the knowledge of Provident, the properties currently owned or operated by Provident or Provident Bank (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law; and

               (v) Neither Provident nor Provident Bank has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (vi) To the knowledge of Provident, there are no underground storage tanks on, in or under any properties owned or operated by Provident or Provident Bank or any

Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Provident or Provident Bank, or any Participation Facility; and

               (vii) To the knowledge of Provident, during the period of (a) Provident or Provident Bank's ownership or operation of any of their respective current properties or (b) Provident or a Provident Bank's participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Provident, prior to the period of (a) Provident or Provident Bank's ownership or operation of any of their respective current properties or
(b) Provident or Provident Bank's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material, in on, under or affecting such properties.

          (o)  Allowance. The allowance for loan losses reflected in Provident's
               ---------
audited balance sheet at December 31, 1999 was, and the allowance for possible losses shown on the balance sheets in Provident's Reports for periods ending after December 31, 1999, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

          (p)  Books and Records.  The books and records of Provident and its
               -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (q)  Corporate Documents.  Provident has previously furnished or made
               -------------------
available to Harbor a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Provident and each of Provident's Subsidiaries, as in effect as of the date of this Agreement. Neither Provident nor any of Provident's Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Provident and each of Provident's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (r)  Registration Statement.  The information regarding Provident and
               ----------------------
its Subsidiaries to be supplied by Provident for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (s)  Community Reinvestment Act Compliance.  Provident Bank is in
               -------------------------------------
material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Provident Bank currently has a CRA rating of satisfactory or better. To the knowledge of Provident, there is no fact or circumstance or set of facts or circumstances that would cause Provident Bank to fail to comply with such provisions or cause the CRA rating of Provident Bank to fall below satisfactory.

          (t)  Undisclosed Liabilities.  As of the date hereof, Provident and
               -----------------------
its Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of Provident as of December 31, 1999, and (ii) liabilities incurred since December 31, 1999, either alone or when combined with all similar liabilities, that have not had and would not reasonably be expected to have, a Material Adverse Effect on Provident.

          (u)  Year 2000 Matters.  Provident and its Subsidiaries have not
               -----------------
experienced any data processing or other computer malfunctions related to processing date information on and after January 1, 2000 and none of the third party service providers or customers of Provident or its Subsidiaries have reported year 2000 data processing problems to Provident that, individually or in the aggregate, would have a Material Adverse Effect on Provident.

          (v)  Tax Treatment of the Merger.  Provident has no knowledge of any
               ---------------------------
fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under the IRC.

                                  ARTICLE III
                           Conduct Pending the Merger
                           --------------------------

     Section 3.1.   Conduct of Harbor's Business Prior to the Effective Time.
                    --------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Harbor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of Harbor or Provident to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action that would adversely affect or delay the ability of Harbor, Harbor Federal, Provident or Provident Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in, or is reasonably likely to have, a Material Adverse Effect on Harbor or Harbor Federal.

     Section 3.2.   Forbearance by Harbor.  Without limiting the covenants set
                    ---------------------
forth in Section 3.1 hereof, except as expressly contemplated or permitted by this Agreement or as set forth in Harbor's Disclosure Letter and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Harbor shall not, nor shall Harbor permit any of its Subsidiaries to, without the prior written consent of Provident, which consent shall not be unreasonably withheld:

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

          (b)  (i)    adjust, split, combine or reclassify any capital stock;

               (ii) make, declare or pay any dividend, or make any other distribution on its capital stock (except for regular quarterly cash dividends at a rate not in excess of $0.13 per share of Harbor Common Stock and dividends paid by any of the Subsidiaries for the purpose of enabling Harbor to pay such dividends);

               (iii) grant any stock appreciation rights or any limited rights under the Harbor Option Plan or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

               (iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by Section 3.2(f);

          (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower, or (ii) loans or advances as to which Harbor has a binding obligation to make such loan or advances as of the date hereof;

          (g) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Harbor or Harbor Federal, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

          (h)  (i)    increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

               (ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

               (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

               (iv) elect to any senior executive office any person who is not a member of the senior executive officer team of Harbor as of the date of this Agreement or elect to the Board of Directors of Harbor any person who is not a member of the Board of Directors of Harbor as of the date of this Agreement, or hire any employee with annual compensation in excess of $50,000;

          (i) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

          (j)  amend its articles of incorporation or its bylaws;

          (k) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (l) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years;

          (m) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (n) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

          (o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

          (p) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

          (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

          (r) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 3.2.

          Any request by Harbor or response thereto by Provident shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 3.2.

          Section 3.3.  Conduct of Provident's Business Prior to the Effective
                        ------------------------------------------------------
Time. Except as expressly provided in this Agreement, during the period from the
----
date of this Agreement to the Effective Time, Provident shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of Provident or Harbor to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action that would adversely affect or delay the ability of Provident, Provident Bank, Harbor or Harbor Federal to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby, and (v) take not action that results in, or is reasonably likely to have, a Material Adverse Effect on Provident or Provident Bank.

          Section 3.4.  Forbearance by Provident.  Without limiting the
                        ------------------------
covenants set forth in Section 3.3 hereof, except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Provident shall not, nor shall Provident permit any of its Subsidiaries to, without the prior written consent of Harbor:

          (a) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement;

          (b) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization withing the meaning of Section 368 of the IRC; or

          (c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 3.4.

                                   ARTICLE IV
                                   Covenants
                                   ---------

          Section 4.1.  Acquisition Proposals.  From and after the date hereof
                        ---------------------
until the termination of this Agreement, Harbor agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 8.1), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and that it shall notify Provident orally (within 24 hours) and in writing (as promptly as practicable, but in no event later than 2 calendar days) of such inquiries and proposals (including, without limitation, the terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal) which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters (and shall keep Provident informed of the status and details of any such Acquisition Proposal) and, if such inquiry or proposal is in writing, it shall deliver to Provident a copy of such inquiry or proposal promptly; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of Harbor from:

          (a) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire Harbor pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that:

               (i) the Board of Directors, after consultation with its independent financial advisor, determines that such proposal may be superior to the Merger from a financial point-of-view to Harbor's stockholders;

               (ii) the Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (i) and (ii) being referred to herein as a "Superior Proposal"); and

               (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, it:

                      (A) provides prompt notice to Provident to the effect that it is furnishing information to, or entering into discussions or negotiations with, another party; and

                      (B) receives from such person or entity an executed confidentiality agreement in reasonably customary form;

          (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; or

          (c) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

          Section 4.2.  Certain Policies and Actions of Harbor.  At the request
                        --------------------------------------
of Provident, Harbor shall cause Harbor Federal to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Provident Bank; provided, however, that Harbor shall not be required to take such action prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from Provident that it is not aware of any fact or circumstance that would prevent completion of the Merger, and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. Harbor's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.2.

          Section 4.3.  Access and Information.
                        ----------------------

          (a) Upon reasonable notice, Harbor shall (and shall cause Harbor Federal to) afford Provident and its representatives (including, without limitation, directors, officers and employees of Provident and its affiliates and counsel, accountants and other professionals retained by Provident) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Harbor and Harbor Federal as Provident may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made by Harbor in this Agreement. Notwithstanding the foregoing, neither Harbor nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege. In furtherance, and not in limitation of the foregoing, Harbor shall make available to Provident all information necessary and appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger.

          (b) Harbor shall provide Provident with true, correct and complete copies of all financial and other information relating to the business or operations of Harbor or Harbor Federal that is provided to directors of Harbor and Harbor Federal in connection with meetings of their Boards of Directors or committees thereof.

          (c) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (and 90 days in the case of the fourth fiscal quarter), Harbor shall deliver to Provident its Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Harbor shall deliver to Provident any Current Reports on Form 8-K promptly after filing such reports with the SEC and shall provide Provident with a copy of any press release promptly after such release is made available to the public.

          (d) Provident will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Provident will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to Provident or an affiliate of Provident, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Provident or an affiliate of Provident from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Harbor or (iv) is or becomes readily ascertainable from published information or trade sources.

          (e) During the period of time beginning on the day application materials to obtain the requisite regulatory approvals for the Merger are initially filed and continuing to the Effective Time, including weekends and holidays, Harbor shall cause Harbor Federal to provide

Provident and Provident Bank and their authorized agents and representatives full access to Harbor Federal offices after normal business hours for the purpose of installing necessary wiring and equipment to be utilized by Provident Bank after the Effective Time; provided, that:

               (i) reasonable advance notice of each entry shall be given to Harbor Federal and Harbor Federal approves of each entry, which approval shall not be unreasonably withheld;

               (ii) Harbor shall consent to the scope of work to be performed, which consent shall not be unreasonably withheld;

               (iii) Harbor Federal shall have the right to have its employees or contractors present to inspect the work being done;

               (iv) to the extent practicable, such work shall be done in a matter that will not interfere with Harbor Federal's business conducted at any affected branch offices;

               (v) all such work shall be done in compliance with all applicable laws and government regulations, and Provident Bank shall be responsible for the procurement, at Provident Bank's expense, of all required governmental or administrative permits and approvals;

               (vi) Provident Bank shall maintain appropriate insurance satisfactory to Harbor Federal in connection with any work done by Provident Bank's agents and representatives pursuant to this Section 4.3;

               (vii) Provident Bank shall reimburse Harbor Federal for any material out-of-pocket costs or expenses reasonably incurred by Harbor Federal in connection with this undertaking, including, without limitation, employee overtime expense; and

               (viii) in the event this Agreement is terminated in accordance with Article VI hereof, Provident Bank, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

          Section 4.4.  Applications; Consents.
                        ----------------------

          (a) As soon as practicable after the date hereof, Provident shall use its reasonable best efforts to prepare and file all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Harbor shall furnish Provident with all information concerning Harbor's and its Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Provident to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. Provident shall permit Harbor and its counsel a reasonable opportunity to review and comment upon such applications prior to filing same.

          (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the Merger and the Bank Merger.

          Section 4.5.  Antitakeover Provisions.  Harbor and its Subsidiaries
                        -----------------------
shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Provident, Provident Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in Harbor's or its Subsidiaries' articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

          Section 4.6.  Additional Agreements.   Subject to the terms and
                        ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.7.  Publicity.   The initial press release announcing this
                        ---------
Agreement shall be a joint press release and thereafter Harbor and Provident shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto; provided, however, that nothing in this Section 4.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

          Section 4.8.  Stockholder Meeting.   Harbor shall take all action
                        -------------------
necessary, in accordance with applicable law and its articles of incorporation and bylaws, to convene a meeting of its stockholders (the "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties, Harbor's Board of Directors shall (i) recommend at its Stockholder Meeting that the Harbor stockholders vote in favor of and approve the transactions provided for in this Agreement and (ii) use its reasonable best efforts to solicit such approvals. Harbor shall coordinate and cooperate with Provident with respect to the timing of the Stockholder Meeting.

          Section 4.9.  Registration of Provident Common Stock.
                        --------------------------------------

          (a) As promptly as reasonably practicable following the date hereof, Provident and Harbor shall cooperate in preparing a proxy statement-prospectus relating to the matters to be submitted to the Harbor stockholders at the Harbor Stockholder Meeting (such proxy statement-prospectus, and any amendments or supplements thereto, the "Proxy Statement-Prospectus") and Provident shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Provident Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Registration Statement"). The Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Provident's prospectus. Each of Provident and Harbor shall use reasonable best efforts to have the Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Provident and Harbor shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement-Prospectus or Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Harbor will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to Harbor's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Provident will advise Harbor, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Provident Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Provident or Harbor, or any of their respective affiliates, officers or directors, should be discovered by Provident or Harbor which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to Harbor's stockholders.

          (b) Provident shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Harbor and Provident shall furnish all information concerning it and the holders of Harbor Common Stock as may be reasonably requested in connection with any such action.

          (c) Prior to the Effective Time, Provident shall notify the Nasdaq National Market of the additional shares of Provident Common Stock to be issued by Provident in exchange for the shares of Harbor Common Stock.

          Section 4.10.  Affiliate Letters.   Harbor shall use its best efforts
                         -----------------
to cause each director, executive officer and other person who is an "affiliate" of Harbor under Rule 145 of the Securities Act to deliver to Provident as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit B, providing that such person will comply with Rule 145.
---------

          Section 4.11.  Notification of Certain Matters.   Each party shall
                         -------------------------------
give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Harbor and Provident shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.12.  Employees, Directors and Officers.
                         ---------------------------------

          (a) All persons who are employees of Harbor Federal immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "Continuing Employee") shall, at the Effective Time, become employees of Provident Bank; provided, however, that in no event shall any of Harbor Federal's employees be officers of Provident Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Provident Bank. All of the Continuing Employees shall be employed at the will of Provident Bank and no contractual right to employment shall inure to such employees because of this Agreement.

          (b) As soon as administratively practicable following the Effective Time, each Continuing Employee shall be eligible to participate in the Provident Bank 401(k) Plan and Provident Pension Plan with full credit for prior service with Harbor and Harbor Federal for purposes of eligibility and vesting, but not for purposes of benefit accruals. As of the Effective Time, Provident shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Provident employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Harbor plan on the Effective Date of the Merger.

          (c) The foregoing subparagraph (b) notwithstanding, Provident agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Harbor Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in Harbor's Disclosure Letter, including benefits which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement.

          (d) The Harbor Employee Stock Ownership Plan ("Harbor ESOP") shall be terminated as of, or prior to, the Effective Time. As of the Effective Time, all shares held by the Harbor ESOP shall be converted into the right to receive the Merger Consideration. As soon as administratively practicable following the Effective Time, all outstanding indebtedness of the Harbor ESOP shall be repaid in full and the balance remaining with respect to unallocated shares previously held by the Harbor ESOP shall be allocated and distributed to Harbor ESOP participants as provided in the Harbor ESOP, subject to receipt of a favorable determination letter from the IRS and unless otherwise required by applicable law. The Harbor Money Purchase Defined Contribution Pension Plan ("Harbor Pension Plan") shall be terminated as of, or prior to, the Effective Time and, subject to receipt of a favorable determination letter from the IRS, distributions shall be made to participants as provided in the plan.

          (e) At the Effective Time, the employees of Harbor shall be eligible for the payment of bonuses for 2000 pursuant to Harbor's existing bonus program; provided, however, that the aggregate bonus payments to be made to Harbor's employees pursuant to this provision shall in no event be greater than the amount Harbor has accrued for such bonus payments as of the Effective Time, and Harbor shall accrue no more than $19,000 per month for such bonus payments for each month beginning January, 2000 through the Effective Time.

          Section 4.13.  Indemnification.
                         ---------------

          (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Provident agrees to indemnify and hold harmless each present and former director and officer of Harbor and its Subsidiaries and each officer or employee of Harbor and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Harbor's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Harbor and its Subsidiaries and as then permitted under applicable law.

          (b)  Any Indemnified Party wishing to claim indemnification under
Section 4.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Provident thereof, but the failure to so notify shall not relieve Provident of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Provident. In the event of any such claim, action, suit, proceeding or investigation, (i) Provident shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Provident shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Provident does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Provident and the Indemnified Party (and counsel for Provident does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Provident shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; provided, however, that Provident shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Provident shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) Provident shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.13 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) Provident shall maintain Harbor's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Harbor's existing policy, including Provident's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall Provident be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.13(d), an amount per annum in excess of 125% of the amount of the annual premiums paid by Harbor as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Provident shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (e) In the event Provident or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Provident assume the obligations set forth in this Section 4.13.

          (f) The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

          Section 4.14.  Dividends.  After the date of this Agreement, each
                         ---------
of Harbor and Provident shall coordinate with the other the declaration of any dividends in respect of Harbor Common Stock and Provident Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Harbor Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Harbor Common Stock and any shares of Provident Common Stock any such holder receives in exchange therefor in the Merger.

          Section 4.15.  Section 16 Matters.  Prior to the Effective Time,
                         ------------------
Harbor and Provident shall take all such steps as may be required to cause any dispositions of Harbor Common Stock (including derivative securities with respect to Harbor Common Stock) or acquisitions of Provident Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Harbor to be exempt under Rule 16b-3 promulgated under the Exchange Act. Harbor agrees to promptly furnish Provident with all requisite information necessary for Provident to take the actions contemplated by this Section 4.15.

                                   ARTICLE V
                           Conditions to Consummation
                           --------------------------

          Section 5.1.   Conditions to Each Party's Obligations.  The respective
                         --------------------------------------
obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (a)  Stockholder Approval.  This Agreement shall have been approved by
               --------------------
the requisite vote of Harbor's stockholders in accordance with applicable laws and regulations.

          (b)  Regulatory Approvals.  All approvals, consents or waivers of any
               --------------------
Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Provident of the transactions contemplated hereby that, had such condition or requirement been known, Provident would not, in its reasonable judgment, have entered into this Agreement.

          (c)  No Injunctions or Restraints; Illegality.  No party hereto shall
               ----------------------------------------
be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

          (d)  Registration Statement; Blue Sky Laws.  The Registration
               -------------------------------------
Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Provident shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

          (e)  Third Party Consents.  Provident and Harbor shall have obtained
               --------------------
the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Provident (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby.

          (f)  Tax Opinion.  Provident and Harbor shall have received opinions
               -----------
of Muldoon, Murphy & Faucette LLP and Stradley Ronon Housley Kantarian & Bronstein, LLP, respectively, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Harbor and Provident, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that accordingly:

               (i) No gain or loss will be recognized by Provident or Harbor as a result of the Merger;

               (ii) Except to the extent of any cash received in lieu of a fractional share interest in Provident Common Stock, no gain or loss will be recognized by the stockholders of Harbor who exchange their Harbor Common Stock for Provident Common Stock pursuant to the Merger;

               (iii) The tax basis of Provident Common Stock received by stockholders who exchange their Harbor Common Stock for Provident Common Stock in the Merger will be the same as the tax basis of Harbor Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of Provident Common Stock received by each stockholder in the Merger will include the holding period of Harbor Common Stock exchanged therefor, provided that such stockholder held such Harbor Common Stock as a capital asset on the Effective Date.

          Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Provident, Harbor and others.

          Section 5.2.   Conditions to the Obligations of Provident. The
                         ------------------------------------------
obligations of Provident to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Provident:

          (a)  Representations and Warranties; Performance of Obligations.  Each
               ----------------------------------------------------------
of the obligations of Harbor required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Harbor contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty that specifically relates to an earlier date), and Provident shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Harbor; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Harbor.

          (b)  Good Standing and Other Certificates.  Provident shall have
               ------------------------------------
received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Harbor and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 5.1 and 5.2 as Provident may reasonably require.

          (c)  Corporate Authorization.  All action required to be taken by, or
               -----------------------
on the part of, Harbor and Harbor Federal to authorize the execution, delivery and performance of this Agreement and the consummation by Harbor and Harbor Federal of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and stockholders of Harbor or Harbor Federal, as the case may be, and Provident shall have received certified copies of the resolutions evidencing such authorization.

          Section 5.3.   Conditions to the Obligations of Harbor.  The
                         ---------------------------------------
obligations of Harbor to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Harbor:

          (a)  Representations and Warranties; Performance of Obligations.  Each
               ----------------------------------------------------------
of the obligations of Provident required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Provident contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Harbor shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Provident; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations and warranties, will have a Material Adverse Effect on Provident.

          (b)  Good Standing and Other Certificates.  Harbor shall have received
               ------------------------------------
certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Provident and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 5.1 and 5.3 as Harbor may reasonably require.

          (c)  Corporate Authorization.  All action required to be taken by, or
               -----------------------
on the part of, Provident and Provident Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Provident and Provident Bank of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and stockholders of Provident or Provident Bank, as the case may be, and Harbor shall have received certified copies of the resolutions evidencing such authorization.

          (d)  Exchange Agent Certificate.  The Exchange Agent shall have
               --------------------------
delivered to Harbor a certificate dated as of the Effective Date to the effect that the Exchange Agent has received from Provident due authorization to issue certificates for the required number of shares of Provident Common Stock to be issued in connection with the Merger and cash to cover fractional shares.

                                   ARTICLE VI
                                  Termination
                                  -----------

          Section 6.1.   Termination.   This Agreement may be terminated, and
                         -----------
the Merger abandoned, at any time prior to the Effective Time, either before or after any requisite stockholder approval:

          (a) by the mutual consent of Provident and Harbor in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

          (b) by either the Board of Directors of Provident or Harbor, in the event of the failure of the stockholders of Harbor to approve the Agreement at its Stockholder Meeting called to consider such approval; provided, however, that Harbor shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under
Section 4.8; or

          (c) by either the Board of Directors of Provident or Harbor, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by either the Board of Directors of Provident or Harbor, in the event that the Merger is not consummated by December 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by either the Board of Directors of Provident or Harbor (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

          (f) by the Board of Directors of Provident, if the Board of Directors of Harbor does not publicly recommend in the Proxy Statement-Prospectus that Harbor's stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that Harbor's stockholders approve and adopt this Agreement, the Harbor Board of Directors withdraws, qualifies or revises such recommendation in any respect materially adverse to Provident; or

          (g) By the Board of Directors of Harbor, if it determines by a vote of a majority of the members of the Board of Directors, at any time during the five-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

               (i)    The Average Closing Price shall be less than $12.25;

               (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Provident Ratio") shall be less than (B) the quotient obtained by dividing the Index Value on the Determination Date by the Index Value on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If Harbor elects to exercise its termination right pursuant to this Section 6.1(g), it shall give prompt written notice to Provident; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period. During the five-day period commencing with its receipt of such notice, Provident shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of $12.25 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and
(ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Provident Ratio. If Provident makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Harbor of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 6.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 6.1(g).

     For purposed of this Section 6.1(g), the following terms shall have the meanings indicated:

          "Average Closing Price" shall mean the average of the daily last sales prices of Provident Common Stock as reported on the Nasdaq Stock Market (as reported in The Wall Street Journal) for the 20 consecutive trading days in which such shares are trading ending at the close of trading on the Determination Date.

          "Determination Date" shall be the date on which the last approval, consent or waiver of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement is received, without regard to any requisite waiting period in respect thereof.

          "Index" shall mean the Standard & Poor's Regional Bank Index.

          "Index Value" on a given date shall mean the value of the Index.

          "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

          "Starting Price" shall mean the closing price per share of Provident Common Stock as reported on the Nasdaq Stock Market on the Starting Date.

     If Provident declares or effects a stock dividend, reclassification, recapitalization, split-up, combination or exchange of shares of similar transaction between the date of this Agreement and the Determination Date, the prices for Provident Common Stock shall be appropriately adjusted for the purposes of applying this Section 6.1(g).

          Section 6.2.   Termination Fee.  In recognition of the efforts,
                         ---------------
expenses and other opportunities foregone by Provident while structuring the Merger, the parties hereto agree that:

          (a) Harbor shall pay to Provident a termination fee of Seven Hundred Thousand Dollars ($700,000) plus Provident's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, within 12 months after the date of this Agreement, after a bona fide proposal is made after the date of this Agreement by a third party to Harbor or its stockholders to engage in an Acquisition Transaction (as defined in Section 8.1), any of the following occur:

               (i) Harbor shall have willfully breached any covenant or obligation contained in this Agreement and such breach would entitle Provident to terminate the Agreement;

               (ii) the stockholders of Harbor shall not have approved the Agreement at the Stockholder Meeting, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

               (iii) Harbor's Board of Directors shall have withdrawn or modified in a manner adverse to Provident the recommendation of Harbor's Board of Directors with respect to the Agreement; and

          (b) Harbor shall pay to Provident a termination fee of One Million Five Hundred Thousand Dollars ($1,500,000) plus Provident's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof, Harbor or any of its Subsidiaries, without having received Provident's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined in Section 8.1) with any person other than Provident or any of its Subsidiaries or the Board of Directors of Harbor shall have recommended that the stockholders of Harbor approve or accept an Acquisition Transaction with any person other than Provident or any of its Subsidiaries. Any fee payable to Provident pursuant to this Section 6.2(b) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to Section 6.2(a). Notwithstanding the foregoing, Harbor shall not be obligated to pay to Provident the termination fee described in Section 6.2(a) or
Section 6.2(b) in the event that at or prior to such time as such fee becomes payable (i) Provident and Harbor validly terminate this Agreement pursuant to
Section 6.1(a), (ii) Provident or Harbor validly terminates this Agreement pursuant to Sections 6.1(c) or 6.1(d), or (iii) Harbor validly terminates this Agreement pursuant to Section 6.1(b) or 6.1(e).

          Section 6.3.   Effect of Termination.  In the event of termination of
                         ---------------------
this Agreement by either Provident or Harbor as provided in Section 6.1, this Agreement shall forthwith become void and, subject to Section 6.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except (i) Section 4.3(d), and Sections 8.6 and 8.7, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VII
                   Closing, Effective Date and Effective Time
                   ------------------------------------------

          Section 7.1.   Effective Date and Effective Time.  The closing of the
                         ---------------------------------
transactions contemplated hereby ("Closing") shall take place at the offices of Muldoon, Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, unless another place is agreed to by Provident and Harbor, on a date specified by the parties ("Closing Date") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of Governmental Entities shall occur and all conditions to the consummation of this Agreement are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) unless extended by mutual agreement of the parties. Prior to the Closing Date, Provident and Harbor shall execute articles of merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such articles of merger. The date of such filing or such later effective date as specified in the articles of merger is herein referred to as the "Effective Date." The "Effective Time" of the Merger shall be as set forth in the articles of merger.

          Section 7.2.   Deliveries at the Closing.   Subject to the provisions
                         -------------------------
of Articles V and VI, on the Closing Date there shall be delivered to Provident and Harbor the documents and instruments required to be delivered under Article V.

                                 ARTICLE VIII
                             Certain Other Matters
                             ---------------------

          Section 8.1.   Certain Definitions; Interpretation.   For purposes of
                         -----------------------------------
this Agreement:

          "Acquisition Proposal" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Harbor or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions;
(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

          "Acquisition Transaction" means any of the following (other than the transactions contemplated hereunder) involving Harbor or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith;

          "Bank Merger Act" means the Bank Merger Act, as amended;

          "BHC Act" means the Bank Holding Company Act of 1956, as amended;

          "CRA" means the Community Reinvestment Act;

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

          "ERISA Affiliate" means any entity that is considered one employer with Provident or Harbor, as the case may be, under Section 4001(b)(1) of ERISA or Section 414 of the IRC;

          "Exchange Act" means the Securities Exchange Act of 1934, as amended;

          "Excluded Shares" shall consist of shares held directly or indirectly by Provident (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted);

          "FDIA" means the Federal Deposit Insurance Act, as amended;

          "FDIC" means the Federal Deposit Insurance Corporation;

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System;

          "GAAP" means generally accepted accounting principles;

          "Government Regulator" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits;

          "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality;

          "Harbor Common Stock" means the common stock, par value $.01 per share, of Harbor;

          "HOLA" means the Home Owners' Loan Act, as amended;

          "IRC" means the Internal Revenue Code of 1986, as amended;

          "IRS" means the Internal Revenue Service;

          "knowledge" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president;

          "Loan" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit;

          "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Harbor or Provident, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Provident and Provident Bank and Harbor and Harbor Federal, as the case may be, or to similarly situated financial and/or depository institutions or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred;

          "NASD" means the National Association of Securities Dealers, Inc.;

          "OTS" means the Office of Thrift Supervision;

          "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity;

          "SEC" means the Securities and Exchange Commission;

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

          "Subsidiary" means a corporation, partnership, joint venture or other entity in which Harbor or Provident, as the case may be, has, directly or indirectly, an equity interest representing 5% or more of any class of the capital stock thereof or other equity interests therein; and

          "taxes" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2.   Survival.   Only those agreements and covenants of the
                         --------
parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 4.12 and 4.13 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

          Section 8.3.   Waiver; Amendment.   Prior to the Effective Time, any
                         -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Harbor, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Harbor Common Stock or contravene any provision of the MGCL or the federal banking laws, rules and regulations.

          Section 8.4.   Counterparts.   This Agreement may be executed in
                         ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5.   Governing Law.   This Agreement shall be governed by,
                         -------------
and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

          Section 8.6.   Expenses.   Each party hereto will bear all expenses
                         --------
incurred by it in connection with this Agreement and the transactions contemplated hereby, except that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement-Prospectus and Registration Statement shall be shared equally by Provident and Harbor.

          Section 8.7.   Notices.   All notices, requests, acknowledgments and
                         -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to Provident, to:

                    Provident Bankshares Corporation
                    114 East Lexington Street
                    Baltimore, Maryland  21202
                    Facsimile:  (410) 277-2887

                    Attention:     Robert L. Davis
                                   General Counsel and Corporate Secretary

          With copies to:

                    Paul M. Aguggia, Esq.
                    Muldoon, Murphy & Faucette LLP
                    5101 Wisconsin Ave., NW
                    Washington, DC 20016
                    Facsimile: (202) 966-9409

          If to Harbor, to:

                    Harbor Federal Bancorp, Inc.
                    705 York Road
                    Baltimore, Maryland  21204
                    Facsimile:  (410) 296-0852

                    Attention:     Robert A. Williams
                                   President

          With copies to:

                    Gary R. Bronstein, Esq.
                    Stradley Ronon Housley Kantarian & Bronstein, LLP 1220 19/th/ Street, N.W., Suite 700
                    Washington, D.C.  20036
                    Facsimile: (202) 822-0140

          Section 8.8.   Entire Agreement; etc.   This Agreement, together with
                         ----------------------
the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.12 and 4.13, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9.   Successors and Assigns; Assignment.   This Agreement
                         ----------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

          In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 3rd day of May, 2000.

                            Provident Bankshares Corporation


                            By: /s/ Peter M. Martin
                                -------------------
                                Peter M. Martin
                                President and Chief Executive Officer
                                Chairman of the Board,

                            Harbor Federal Bancorp, Inc.


                            By: /s/ Robert A. Williams
                                ----------------------
                                Robert A. Williams
                                President

                                                                      APPENDIX B

                      [LETTER HEAD OF TRIDENT SECURITIES]


[Form of Fairness Opinion]

Board of Directors
Harbor Federal Bancorp, Inc.
705 York Road
Baltimore, Maryland 21204


Gentlemen:

     You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the voting and non-voting common stock, without par value ("Harbor Common"), of Harbor Federal Bancorp, Inc. ("Harbor"), of the Exchange Ratio, as set forth in Section 1.2. of the Agreement and Plan of Merger dated as of May 3, 2000 (the "Agreement"), between Harbor and Provident Bankshares Inc. ("Provident").

     The Agreement provides for the merger (the "Merger") of Harbor with and into Provident, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Harbor Common, other than any shares held in the treasury of Harbor, will be exchanged for the right to receive 1.256 shares of the common stock, without par value, of Provident ("Provident Common"), as set forth in Section 1.2. of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

     Trident Securities, a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We have acted as Harbor' financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

  (i) Reviewed Harbor' Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended March 31, 1999, March 31, 1998 and March 31, 1997, including the audited financial statements contained therein, and Harbor' Quarterly Report on Form 10-Q for the first, second and third quarters of 2000;

Board of Directors
______, 2000
Page 2

  (ii) Reviewed Provident's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997, including the audited financial statements contained therein.

  (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Harbor and Provident provided to us or publicly available;

  (iv) Participated in meetings and telephone conferences with members of senior management of Harbor and Provident concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

  (v) Reviewed certain stock market information for Harbor Common and Provident Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

  (vi) Compared the results of operations and financial condition of Harbor and Provident with that of certain companies, which we deemed to be relevant for purposes of this opinion;

  (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

  (viii) Reviewed the Agreement dated May 3, 2000 and certain related documents; and

  (ix) Performed such other reviews and analyses as we have deemed appropriate.


       In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Harbor and Provident contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Harbor or Provident, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Harbor or Provident. With respect to financial forecasts used in our analysis, we have prepared such forecasts in consultation with management of Harbor and Provident, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Harbor and Provident. We have assumed the merger will be treated as Purchase Accounting for financial reporting purposes. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such

Broad of Directors
______, 2000
Page 3

matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Harbor Common, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

       We will receive a fee for our services as financial advisor to Harbor, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for Harbor and have received compensation for such services.

       In the ordinary course of business, we may actively trade securities of Harbor and Provident for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

       This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of Harbor Common, and does not address the underlying business decision by Harbor' Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Harbor' shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Harbor Common or Provident Common may be at the Effective Time of the Merger or as to the prospects of Harbor' business or Provident's business.

       This opinion is directed to the Board of Directors of Harbor and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Harbor Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

       Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Harbor Common from a financial point of view.

                                       Very truly yours,



                                       Trident Securities, a division of
                                       McDONALD INVESTMENTS INC.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           ------------------------

                                  FORM 10-KSB
(Mark One)
[X]    ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended March 31, 2000

                          OR

[_]    TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to ________

                        Commission File Number: 0-24194

                         HARBOR FEDERAL BANCORP, INC.
--------------------------------------------------------------------------------
          (Name of Small Business Issuer as Specified in Its Charter)

          Maryland                                              52-1860591
-------------------------------                           -------------------
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

  705 York Road, Baltimore, Maryland                                21204
----------------------------------------                         ----------
(Address of Principal Executive Offices)                         (Zip Code)

Issuer's Telephone Number, Including Area Code: (410) 321-7041
                                                --------------

Securities registered under Section 12(b) of the Exchange Act:
None

Securities registered pursuant to Section 12(g) of the Exchange Act:

                    Common Stock, par value $.01 per share
                    --------------------------------------
                               (Title of Class)


     Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO
                                                                       ---   ___

       Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

       State issuer's revenues for its most recent fiscal year: $18,801,009.

       State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the past 60 days: $21,482,546 (1,245,365 shares at the most recent price of which management was aware as of June 1, 2000 ($17.25 per share)).

       State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 1,664,515 shares of common stock as of June 1, 2000.

       Transitional small business disclosure format (check one):  YES    NO  X
                                                                      ---    ---

                      DOCUMENTS INCORPORATED BY REFERENCE

     None.

                                    PART I

ITEM 1.  DESCRIPTION OF BUSINESS
--------------------------------

GENERAL

     Harbor Federal Bancorp, Inc. Harbor Federal Bancorp, Inc. (the "Company") was incorporated under the laws of the State of Maryland in January 1994 at the direction of the Board of Directors of the predecessor of Harbor Federal Savings Bank ("Harbor Federal" or the "Bank") for the purpose of serving as the holding company of Harbor Federal upon its conversion from mutual to stock form (the "Conversion"), which was effective August 11, 1994. Before the Conversion, the Company did not engage in any material operations. Since the Conversion, the Company has had no significant assets other than the outstanding capital stock of Harbor Federal, a portion of the net proceeds of the Conversion, investment securities and a note receivable from the Company's employee stock ownership plan ("ESOP"), and the Company's principal business has been the business of Harbor Federal.

    The Company is classified as a unitary savings institution holding company and is subject to regulation by the Office of Thrift Supervision ("OTS"). As long as the Company remains a unitary savings institution holding company, the Company currently may diversify its activities in such a manner as to include any activities allowed by law or regulation to a unitary savings institution holding company. For additional information, see "Regulation of the Company."

    The Company's executive offices are located at 705 York Road, Baltimore, Maryland 21204, and its main telephone number is (410) 321-7041.

    Harbor Federal Savings Bank. Harbor Federal was originally organized in 1887 as "Riverside Permanent Building and Loan Association," a Maryland-chartered mutual savings institution. In 1941, it converted to a federally chartered mutual savings and loan association, obtained federal deposit insurance, became a member of the Federal Home Loan Bank ("FHLB") System and changed its name to "Riverside Federal Savings and Loan Association." In 1981, Riverside Federal combined with Highland Federal Savings and Loan Association and changed its name to "Harbor Federal Savings and Loan Association." Effective August 11, 1994, Harbor Federal converted from a federally chartered mutual savings and loan association to a federally chartered stock savings bank and adopted its current name. Effective February 16, 1996, Harbor Federal acquired from Sequoia National Bank, Bethesda, Maryland, three branch offices in the Baltimore area with deposits totaling approximately $44.1 million. Harbor Federal currently operates through nine banking offices in the City of Baltimore and the Counties of Baltimore and Anne Arundel in Maryland.

    Harbor Federal is primarily engaged in the business of attracting deposits from the general public and originating loans secured by first mortgages on one- to four-family residences in Harbor Federal's market area. Harbor Federal also makes commercial and multi-family real estate loans, construction loans, commercial business loans and other loans. For additional information, see the Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results included elsewhere herein.

    As a federally chartered savings institution, Harbor Federal is subject to extensive regulation by the OTS. The lending activities and other investments of Harbor Federal must comply with various federal regulatory requirements, and the OTS periodically examines Harbor Federal for compliance with various regulatory requirements. The Federal Deposit Insurance Corporation ("FDIC") also has the authority to conduct special examinations. Harbor Federal must file reports with OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). For additional information, see "Regulation of the Bank."

PENDING MERGER

     On May 3, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Provident Bankshares Corporation ("Provident") pursuant to which the Company will merge with and into Provident (the "Merger"). As a result of the Merger, each outstanding share of Harbor common stock, par value $0.01 per share ("Harbor Common Stock"), will be converted into the right to receive 1.256 shares (the "Exchange Ratio") of common stock of Provident, par value $1.00 per share ("Provident Common Stock"). The Merger is conditioned upon, among other things, approval by holders of two-thirds of the outstanding shares of Harbor Common Stock and the receipt of certain regulatory and governmental approvals. It is currently anticipated that the Merger will close in the third quarter of 2000.

FINANCIAL MODERNIZATION LEGISLATION

     On November 12, 1999, President Clinton signed legislation which could have a far-reaching impact on the financial services industry. The Gramm-Leach-Bliley ("G-L-B") Act authorizes affiliations between banking, securities and insurance firms and authorizes bank holding companies and national banks to engage in a variety of new financial activities. Among the new activities that will be permitted to bank holding companies are securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), in consultation with the Secretary of the Treasury, may approve additional financial activities. The G-L-B Act, however, prohibits future acquisitions of existing unitary savings and loan holding companies, like the Company, by firms which are engaged in commercial activities and limits the permissible activities of unitary holding companies formed after May 4, 1999.

     The G-L-B Act imposes new requirements on financial institutions with respect to customer privacy. The G-L-B Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the G-L-B Act. The G-L-B Act directs the federal banking agencies, the National Credit Union Administration, the Secretary of the Treasury, the Securities and Exchange Commission and the Federal Trade Commission, after consultation with the National Association of Insurance Commissioners, to promulgate implementing regulations within six months of enactment.

     The G-L-B Act contains significant revisions to the FHLB System. The G-L-B Act imposes new capital requirements on the FHLB and authorizes them to issue two classes of stock with differing dividend rates and redemption requirements. The G-L-B Act deletes the current requirement that the FHLBs annually contribute $300 million to pay interest on certain government obligations in favor of a 20% of net earnings formula. The G-L-B Act expands the permissible uses of Federal Home Loan Bank advances by community financial institutions (under $500 million in assets) to include funding loans to small businesses, small farms and small agri-businesses. The G-L-B Act makes membership in the Federal Home Loan Bank voluntary for federal savings associations.

     The G-L-B Act contains a variety of other provisions including a prohibition against ATM surcharges unless the customer has first been provided notice of the imposition and amount of the fee. The G-L-B Act reduces the frequency of Community Reinvestment Act examinations for smaller institutions and imposes certain reporting requirements on depository institutions that make payments to non-governmental entities in connection with the Community Reinvestment Act. The G-L-B Act eliminates the SAIF special reserve and authorizes a federal savings association that converts to a national or state bank charter to continue to use the term "federal" in its name and to retain any interstate branches.

LENDING ACTIVITIES

     General. Harbor Federal's principal lending activity consists of the origination of loans secured by first mortgages on existing one- to four-family residences in Harbor Federal's market area. Harbor Federal also makes commercial and multi- family real estate loans, construction loans, land loans and other loans.

     Historically, Harbor Federal's residential lending activities consisted primarily of originating fixed rate mortgage loans with maturities of up to 30 years for retention in the loan portfolio. Since the early 1980s, Harbor Federal has sought to build a more rate-sensitive loan portfolio by also originating adjustable rate mortgages. In recent years, management has sought to manage Harbor Federal's interest rate risk by emphasizing the origination of adjustable rate mortgage loans and fixed rate mortgage loans with terms of 15 years or less, as well as by investing in significant amounts of short and medium term mortgage-backed securities and other investments. In recent periods of both falling and rising market interest rates, borrowers have tended to prefer longer term, fixed rate mortgage loans rather than shorter term or adjustable rate mortgage loans. Prevailing market conditions, regulatory considerations and the need for a balanced portfolio have necessitated that Harbor Federal continue to offer fixed rate mortgages. Since Harbor Federal is a portfolio lender (i.e., its loans are originated for retention in portfolio rather than for sale in the secondary market), Harbor Federal's fixed rate loan originations are a function of the level of interest rate risk that Harbor Federal is willing to accept given its capital, profitability and other factors.

     Loan Portfolio Composition. The following table sets forth selected data relating to the composition of Harbor Federal's loan portfolio by type of loan at the dates indicated.

                                                                                          At March 31,
                                                          ---------------------------------------------------------------------
                                                                 2000                       1999                   1998
                                                          ------------------         ------------------      ------------------
                                                          Amount         %           Amount         %        Amount         %
                                                          ------       -----         ------        ----      ------        ----
                                                                                   (Dollars in thousands)
Real estate loans:
  One- to four-family residential.....................   $128,184      70.78%       $114,994      71.20%    $118,815      77.23%
  Multi-family residential............................      1,048        .58             900        .56          929        .60
  Commercial..........................................     20,003      11.05          19,784      12.25       16,392      10.66
  Construction (1)....................................     19,471      10.75          14,848       9.19        8,296       5.39
  Land................................................      3,032       1.68           3,293       2.04        2,934       1.91
  Loans held for sale.................................      2,143       1.18           2,659       1.65        2,756       1.79

Consumer loans:
  Savings accounts....................................        328        .18             290        .18          621        .40
  Home equity loans...................................        792        .44             533        .33          456        .30
  Other...............................................      1,252        .69             511        .31          224        .15
Commercial business (2)...............................      3,958       2.19           2,907       1.80        1,661       1.08
Accrued interest receivable...........................        876        .48             793        .49          759        .49
                                                         ---------    ------        --------     ------     --------     ------
                                                          181,087     100.00%        161,512     100.00%     153,843     100.00%
                                                                      ======                     ======                  ======
Less:
  Loans in process....................................      4,951                      6,225                   4,438
  Discounts, deferred loan fees and other.............        986                        911                   1,014
  Allowance for loan losses...........................        474                        457                     490
                                                         --------                   --------                --------
     Total............................................   $174,676                   $153,919                $147,901
                                                         ========                   ========                ========

---------
(1) Consisted solely of one- to four-family residences under construction at March 31, 2000, 1999 and 1998, respectively.
(2) Includes financing leases of $1.8 million, $1.4 million and $850,000 at March 31, 2000, 1999 and 1998, respectively.

     The following table sets forth information at March 31, 2000 regarding the dollar amount of loans maturing in Harbor Federal's portfolio, including scheduled repayments of principal, based on contractual terms to maturity. Demand loans and overdrafts are reported as due in one year or less.

                                   Due within 1  Due 1 through   Due after 5
                                    year after   5 years after   years after
                                     March 31,      March 31,      March 31,
                                       2000           2000           2000
                                   ------------  -------------   -----------
                                                   (In thousands)
Real Estate:
  Residential mortgage (1)........    $12,841        $26,545       $ 92,781
  Construction and land...........      6,192          1,337         14,974
  Commercial......................      2,625          6,303         11,075
Non-real estate (2)...............      1,179          1,899          2,460
Accrued interest receivable.......        876             --             --
                                      -------        -------       --------
    Total.........................    $23,713        $36,084       $121,290
                                      =======        =======       ========

--------
(1) Includes both one- to four-family residential and multi-family residential.
(2) Includes commercial business loans, loans secured by savings accounts, home improvement loans and financing leases.

     The following table sets forth the dollar amount of all loans at March 31, 2000 due one year or more after March 31, 2000 which have predetermined interest rates and floating or adjustable interest rates.

                                                    Floating or
                                  Fixed Rate     Adjustable Rates     Total
                                  ----------     ----------------     -----
                                                 (In thousands)
Real Estate:
  Residential mortgage (1).......  $ 88,847           $30,479        $119,326
  Construction and land..........    11,281             5,030          16,311
  Commercial.....................    17,052               326          17,378
Non-real estate (2)..............     4,359                --           4,359
                                   --------           -------        --------
    Total........................  $121,539           $35,835        $157,374
                                   ========           =======        ========

--------
(1) Includes both one- to four-family residential and multi-family residential.
(2) Includes commercial business loans, loans secured by savings accounts, home improvement loans and financing leases.

     Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The average life of long-term loans is substantially less than their contractual terms, due to prepayments. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and tends to decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

     Originations, Purchases and Sales of Loans. The following table sets forth certain information with respect to Harbor Federal's loan originations, purchases and sales during the periods indicated.

                                                 Year Ended March 31,
                                             -----------------------------
                                               2000       1999       1998
                                             ------      ------     ------
                                                  (In thousands)
Loans originated:
  Real estate loans:
    One- to four-family....................  $ 18,514   $ 17,396   $ 12,806
    Land...................................     1,065      1,250      2,423
    Commercial.............................     2,136      2,536      4,350
    Construction...........................    20,859     19,256     14,405
  Commercial business......................        --        368         --
                                             --------   --------   --------
    Total loans originated.................    42,574     40,806     33,984
  Loan repayments..........................   (25,598)   (35,523)   (28,253)
                                             --------   --------   --------
    Net loan originations..................  $ 16,976   $  5,283   $  5,731
                                             ========   ========   ========
Loans purchased:
  Real estate loans:
    One- to four-family....................  $    644   $    160   $  1,355
    Land...................................       225         --         --
    Commercial.............................     3,112        781        750
                                             --------   --------   --------
      Total loans purchased................  $  3,981   $    941   $  2,105
                                             ========   ========   ========
Loans sold:
  Real estate loans:
    One- to four-family....................  $     --   $  1,017   $  4,803
                                             ========   ========   ========

     In June 1997, Harbor Federal formed a mortgage company, Bank Street Mortgage Company to provide additional one- to four- family loan production. Due to the decline in demand for one- to four-family and construction real estate loans, the Bank decided to close the mortgage company in September 1999. For additional information regarding Harbor Federal's commercial real estate lending, see "Commercial and Multi-Family Real Estate Lending" below.

     One- to Four-Family Residential Lending. Historically, Harbor Federal's principal lending activity has been the origination of loans secured by first mortgages on existing one- to four-family residences in Harbor Federal's market area. Harbor Federal also originates significant amounts of loans for the construction of such residences. The purchase price or appraised value of most of such residences historically has been between $50,000 and $300,000, with Harbor Federal's loan amounts averaging less than $150,000. At March 31, 2000, $131.1 million, or 72.4%, of Harbor Federal's total loans were secured by one-to four-family residences, a substantial majority of which were existing, owner-occupied, single-family residences in Harbor Federal's market area. At March 31, 2000, $46.9 million, or 35.7%, of Harbor Federal's one- to four-family residential loans had adjustable interest rates, and $84.2 million, or 64.3%, had fixed rates.

     Harbor Federal's one- to four-family residential mortgage loans generally are for terms of 5 to 30 years, amortized on a monthly basis, with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option without penalty. These loans customarily contain "due-on-sale" clauses which permit Harbor Federal to accelerate repayment of a loan upon transfer of ownership of the mortgaged property.

     Harbor Federal's lending policies generally limit the maximum loan-to-value ratio on one- to four-family residential mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with loan-to-value ratios in excess of 80%. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties is limited to 90%.

     Harbor Federal's fixed rate, one- to four-family residential mortgage loans are underwritten in accordance with applicable guidelines and requirements for sale in the secondary market. Harbor Federal currently originates and holds most loans for portfolio.

     Harbor Federal offers adjustable rate, one- to four-family residential mortgage loans. These loans generally are indexed to the weekly average rate on U.S. Treasury securities adjusted to a constant maturity (usually, one year). The rates at which interest accrues on these loans are adjustable periodically (usually, annually), generally with limitations on adjustments of 2% per adjustment period and 6% over the life of the loan. Some of Harbor Federal's adjustable rate mortgage loans have an initial term of five to seven years before the first interest rate adjustment, with annual rate adjustments thereafter.

     The retention of adjustable rate loans in Harbor Federal's portfolio helps reduce Harbor Federal's exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable rate loans may increase due to increases in interest costs to borrowers. Further, adjustable rate loans which provide for initial rates of interest below the fully indexed rates may be subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently replaces the lower, initial rate. Further, although adjustable rate loans allow Harbor Federal to increase the sensitivity of its interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed rate period before the first adjustment and the periodic and lifetime interest rate adjustment limitations and the ability of borrowers to convert the loans to fixed rates. Accordingly, there can be no assurance that yields on Harbor Federal's adjustable rate loans will fully adjust to compensate for increases in Harbor Federal's cost of funds. Finally, adjustable rate loans increase Harbor Federal's exposure to decreases in prevailing market interest rates, although decreases in Harbor Federal's cost of funds tend to offset this effect.

     Construction and Land Lending. Harbor Federal offers single-family residential construction loans to qualified borrowers for construction of one-to four-family residences in Harbor Federal's market area. At March 31, 2000, one- to four- family residential construction loans constituted $19.5 million, or 10.8%, of Harbor Federal's total loans. Typically, Harbor Federal limits its construction lending to single-settlement, construction-permanent loans to individuals building their primary residences and, to a lesser extent, interim construction loans to selected local developers to build single-family dwellings where a permanent purchase commitment has been obtained. These loans generally have adjustable interest rates and are underwritten in accordance with the same standards as Harbor Federal's mortgages on existing properties, except the loans generally provide for disbursement in stages during a construction period of up to 12 months, during which period the borrower is required to make monthly payments of accrued interest on the outstanding loan balance. Construction loans generally have a maximum loan-to-value ratio of 90%. Borrowers must satisfy all credit requirements which would apply to Harbor Federal's permanent mortgage loan financing for the subject property. While Harbor Federal's construction-permanent construction loans convert to permanent loans following construction, Harbor Federal's interim construction loans generally require repayment in full upon the completion of construction.

     Harbor Federal also offers loans for the acquisition and development of land. At March 31, 2000, land acquisition and development loans constituted $3.0 million, or 1.7%, of Harbor Federal's total loans. These loans are made on a selective basis to borrowers which management believes have the requisite experience in land development and financial strength to ensure repayment. These loans also are made in limited amounts, usually not in excess of 65% of the appraised value of the property. These loans generally provide for payments of only interest during development, and the maximum loan amount and term on these loans generally are $2,000,000 and 36 months, respectively.

     Construction and land financing are considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction or land loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of development or construction and the estimated cost (including interest) thereof. During the development and construction phases, a number of factors could result in delays and cost overruns. If the estimate of development or construction costs proves to be inaccurate, Harbor Federal may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, Harbor Federal may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. The ability of a developer to sell developed lots or a builder to sell completed dwelling units will depend on, among other things, demand, pricing, availability of comparable properties and economic conditions. Harbor Federal has sought to limit this risk by restricting construction and land lending to qualified borrowers in Harbor Federal's market area and by restricting the aggregate amounts of outstanding construction and land loans.

     Commercial and Multi-Family Real Estate Lending. Harbor Federal originates limited amounts of commercial and multi- family real estate loans in order to benefit from the higher origination fees and interest rates, as well as shorter terms to maturity, than could be obtained from single-family mortgage loans. Harbor Federal's commercial and multi-family real estate loans are secured by apartments, offices, warehouses, shopping centers and other income-producing multi-family and commercial properties. At March 31, 2000, Harbor Federal had 85 of these loans, with a median loan balance of $254,000.

     Harbor Federal's commercial and multi-family real estate loans generally are limited to loans not exceeding $1,000,000 on properties in Harbor Federal's market area, with amortization periods and maturities of up to 30 years. These loans generally have annually adjustable interest rates, with limitations on adjustments of 2% per year, and maximum loan-to-value ratios of 80%.

     Commercial and multi-family real estate lending entails significant additional risks compared with one- to four-family residential lending. For example, commercial and multi-family real estate loans typically involve large loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the real estate project, and these risks can be significantly impacted by supply and demand conditions in the market for multi-family residential units and commercial office, retail and warehouse space.

     The aggregate amount of loans which federally chartered savings institutions may make on the security of liens on commercial real estate currently may not exceed 400% of the institution's capital; however, the limits on commercial real estate lending do not require divestiture of any loan or investment that was lawful when made.

     Commercial Business Lending. Harbor Federal is permitted to make secured and unsecured loans for commercial, corporate, business and agricultural purposes, including issuing letters of credit and engaging in inventory financing and commercial leasing activities. The aggregate outstanding amount of such loans generally may not exceed 10% of Harbor Federal's assets. Harbor Federal offers commercial business loans on a selected basis and in limited amounts. At March 31, 2000, Harbor Federal's commercial business loans totaled $4.0 million and primarily consisted of line of credit loans to developers and nine term loans to seven leasing companies. There are twelve direct line of credit loans with local developers of up to $2.7 million in the aggregate, each secured by personal guarantee of the respective borrower. At March 31, 2000, the total outstanding balance of these loans was $2.2 million, and all of these loans were performing in accordance with their respective terms. In addition, loans to the leasing companies with an aggregate original balance of $2.3 million have an aggregate outstanding balance at March 31, 2000 of $1.8 million and were fully performing in accordance with their terms.

     Commercial business loans, including finance leases, generally involve more risk than first mortgage loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding credit obligation as a result of damage, loss or depreciation, and the remaining deficiency often does not warrant further substantial collection efforts against the obligor. In addition, collections are dependent on the obligor's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered. These financings may also give rise to claims and defenses by an obligor against Harbor Federal, and an obligor may be able to assert against Harbor Federal claims and defenses which it has against the seller of the underlying collateral. In underwriting commercial business loans, Harbor Federal considers the obligor's credit history, an analysis of the obligor's income, expenses and ability to repay the obligation and the value of the collateral. Harbor Federal's risks associated with commercial business loans have been minimized by the immaterial amount of such loans made by Harbor Federal.

     Consumer Lending. Federally chartered thrift institutions are authorized to make secured and unsecured consumer loans up to 35% of the institution's assets. In addition, a federal thrift institution has lending authority above the 35% category for certain consumer loans, such as home equity loans, property improvement loans, mobile home loans and loans secured by savings accounts. Harbor Federal currently does not emphasize consumer lending.

     Loan Solicitation and Processing. Harbor Federal's loan originations are derived from a number of sources, including referrals by realtors, builders, depositors, borrowers and mortgage brokers, as well as walk-in customers. Harbor Federal's solicitation programs consist of regular calls by Harbor Federal's branch managers and loan officers to local realtors and builders and advertisements in local newspapers and radio and television broadcasts. Real estate loans are originated by Harbor Federal's salaried staff loan officers as well as Harbor Federal's branch managers who also receive only salaries. Loan applications are accepted at each of Harbor Federal's offices and then submitted to the main office for processing and approval. Loans made through brokers are underwritten by Harbor Federal prior to settlement and are funded by Harbor Federal.

     Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. It is Harbor Federal's policy to obtain an appraisal of the real estate intended to secure a proposed mortgage loan from an independent fee appraiser approved by Harbor Federal. It is Harbor Federal's policy to obtain personal guarantees from the principals on all loans. Except when Harbor Federal becomes aware of a particular risk of environmental contamination, Harbor Federal generally does not obtain a formal environmental report on the real estate at the time a loan is made.

     It is Harbor Federal's policy to record a lien on the real estate securing the loan and to obtain a title insurance policy which insures that the property is free of prior encumbrances. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a designated flood plain, paid flood insurance policies. Most borrowers are also required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which Harbor Federal makes disbursements for items such as real estate taxes.

     The Board of Directors has the overall responsibility and authority for general supervision of Harbor Federal's loan policies. The Board has established written lending policies for Harbor Federal. One- to four-family real estate loans are generally underwritten in accordance with FHLMC guidelines. The Board approves all commercial business and acquisition, development and construction loans and all loans over $500,000, the President is authorized to approve loans up to $500,000, the Executive Vice President is authorized to approve loans up to $350,000, and Harbor Federal's branch managers are authorized to approve share loans up to 90% of a borrower's deposit balance.

     Loan applicants are promptly notified of the decision of Harbor Federal. It has been management's experience that substantially all approved loans are funded.

     Interest Rates and Loan Fees. Interest rates charged by Harbor Federal on mortgage loans are primarily determined by competitive loan rates offered in its market area and Harbor Federal's minimum yield requirements. Mortgage loan rates reflect factors such as prevailing market interest rate levels, the supply of money available to the savings industry and the demand for such loans. These factors are in turn affected by general economic conditions, the monetary policies of the federal government, including the Federal Reserve Board, the general supply of money in the economy, tax policies and governmental budget matters.

     Harbor Federal receives fees in connection with loan commitments and originations, loan modifications, late payments and changes of property ownership and for miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loans originated, sold and purchased, which in turn is dependent on prevailing market interest rates and their effect on the demand for loans in Harbor Federal's market area. Loan origination fees are calculated as a percentage of the loan principal. Harbor Federal typically receives fees of between zero and two points (one point being equivalent to 1% of the principal amount of the loan) in connection with the origination of fixed rate and adjustable rate residential mortgage loans. The excess, if any, of loan origination fees over direct loan origination expenses is deferred and accreted into income over the contractual life of the loan using the interest method. If a loan is prepaid, refinanced or sold, all remaining deferred fees with respect to such loan are taken into income at such time.

     In addition to the foregoing fees, Harbor Federal receives fees for servicing loans for others. Servicing activities include the collection and processing of mortgage payments, accounting for loan funds and paying real estate taxes, hazard insurance and other loan-related expenses out of escrowed funds. Loan servicing fees usually are charged as a percentage (usually, between 1/4% and 3/8%) of the balance of the loans being serviced.

     Collection Policies. When a borrower fails to make a payment on a loan, Harbor Federal generally takes immediate steps to have the delinquency cured and the loan restored to current status. Once the payment grace period has expired (in most instances 15 days after the due date), a late notice is promptly mailed to the borrower, and a late charge is imposed, if applicable. If payment is not promptly received, the borrower is contacted, and efforts are made to formulate an affirmative plan to cure the delinquency. If a loan becomes 30 days in default, a letter is mailed to the borrower requesting payment by a specified date. If a mortgage becomes 60 days past due, a certified letter is sent to the borrower demanding payment by a certain date and indicating that a foreclosure suit will be filed if the deadline is not met. If payment is not made, management may pursue foreclosure or other appropriate action. Before foreclosure, it is Harbor Federal's policy to conduct an informal inspection of the subject property and, when warranted, to obtain an appropriate environmental report.

     Asset Classification, Allowances for Losses and Non-Performing Assets. Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require a savings institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with a savings institution's classifications. If a savings institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS Regional Director. Harbor Federal regularly reviews its assets to determine whether any assets require classification or re-classification. The Board of Directors reviews and approves all classifications. At March 31, 2000, Harbor Federal had no assets classified as loss, $415,000 of assets classified as doubtful, $122,000 of assets classified as substandard and $409,000 of assets designated as special mention. Harbor Federal's total adversely classified and designated assets were $946,000, which represented 0.37% of Harbor Federal's total assets and 5.3% of Harbor Federal's core regulatory capital, at March 31, 2000. At that date, substantially all of Harbor Federal's adversely classified or designated assets were one- to four-family residences in Harbor Federal's market area, and none of such assets was in excess of $300,000.

     In extending credit, Harbor Federal recognizes that losses will occur and that the risk of loss will vary with, among other things, the type of credit being extended, the creditworthiness of the obligor over the term of the obligation, general economic conditions and, in the case of a secured obligation, the quality of the security. It is management's policy to maintain adequate allowances for losses based on, among other things, regular reviews of delinquencies and credit portfolio quality, character and size, Harbor Federal's and the industry's historical and projected loss experience and current economic conditions. Harbor Federal increases its allowance for loan losses by charging provisions for losses against income. Federal examiners may disagree with a savings institution's allowance for loan losses.

     Management actively monitors Harbor Federal's asset quality and charges off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and provides specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowances for losses, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used in making the initial determinations.

     Harbor Federal's methodology for establishing the allowance for losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but can be expected to occur. Management conducts regular reviews of Harbor Federal's assets and evaluates the need to establish allowances on the basis of this review. Allowances are established by the Board of Directors on a monthly basis based on an assessment of risk in Harbor Federal's assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, the state of the real estate market, regulatory reviews conducted in the regulatory examination process and economic conditions generally. Allowances are provided for individual assets, or portions of assets, when ultimate collection is considered improbable by management based on the current payment status of the assets and the fair value of the security. At the date of foreclosure or other repossession, Harbor Federal transfers the property to real estate acquired in settlement of loans at the lower of cost or estimated fair value less costs to sell. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a property would yield in a current sale between a willing buyer and a willing seller. Fair value is measured by market transactions. If a market does not exist, fair value of the property is estimated based on selling prices of similar properties in active markets or, if there are no active markets for similar properties, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value generally is determined through independent appraisal at the time of foreclosure. At March 31, 2000, Harbor Federal held no properties acquired in settlement of loans for which market prices were unavailable. Any amount of cost in excess of fair value is charged-off against the allowance for loan losses. Harbor Federal records an allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to acquisition, the property is periodically evaluated by management and an allowance is established if the estimated fair value of the property, less estimated costs to sell, declines. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate is recorded.

     The OTS has adopted a policy statement regarding maintenance of an adequate allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming twelve months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review management's policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

     The following table sets forth an analysis of Harbor Federal's allowance for loan losses (there were no recoveries) for the periods indicated.

                                                Year Ended March 31,
                                            ----------------------------
                                             2000       1999       1998
                                            -----      ------     ------
                                                    (In thousands)
Balance at beginning of period............. $ 457      $ 490      $ 380
                                            -----      -----      -----
Charge-offs:
  Real estate - mortgage...................    48        108         --
  Commercial business......................    --         --         --
                                            -----      -----      -----
    Total charge-offs......................    48        108         --
                                            -----      -----      -----
Provision for loan losses..................    65         75        110
                                            -----      -----      -----
Balance at end of period................... $ 474      $ 457      $ 490
                                            =====      =====      =====
Ratio of net charge-offs to average loans
  outstanding during the period............  0.03%      0.07%      0.00%
                                            =====      =====      =====

     The following table allocates the allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                        At March 31,
                                          --------------------------------------------------------------------------
                                                     2000                    1999                   1998
                                           -----------------------   -----------------------  ----------------------
                                                      Percent of                Percent of              Percent of
                                                     Loans in Each            Loans in Each           Loans in Each
                                                      Category to              Category to             Category to
                                           Amount     Total Loans    Amount    Total Loans    Amount   Total Loans
                                           ------   --------------   ------  ---------------  ------  --------------
                                                                (Dollars in thousands)
Real estate - mortgage:
  Residential............................   $257       72.52%         $290        71.76%      $ 265       77.83%
  Construction...........................     50       10.75            --         9.51          50        5.72
  Commercial.............................    150       11.05           150        11.93         175       10.33
Commercial business......................     17        2.19            17          .88          --        1.08
                                            ----                      ----                    -----
Total allowance for loan losses..........   $474                      $457                    $ 490
                                            ====                      ====                    =====

     While management believes Harbor Federal has established its existing loss allowances in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing Harbor Federal's assets, will not make Harbor Federal adjust its loss allowance, thereby affecting Harbor Federal's reported financial condition and results of operations.

     Harbor Federal ceases accruing interest on a loan when, in the opinion of management, full collection of principal or interest is in doubt, or payment of principal or interest has become 90 days or more past due. Interest accrued prior to a loan becoming 90 days past due is retained in income. Such interest is considered as part of the total investment in determining the need for an allowance for losses. Any interest received in excess of the amount previously accrued on such a loan is recorded in income in the period of recovery.

     The following table sets forth information with respect to Harbor Federal's non-performing assets at the dates indicated. At these dates, Harbor Federal did not have any restructured loans within the meaning of Statement of Financial Accounting Standards No. 15.

                                               At March 31,
                                        --------------------------
                                         2000      1999     1998
                                        ------    ------   -------
                                             (In thousands)
Loans accounted for on a non-accrual
  basis:
  Real Estate:
    Residential.....................    $ 559      $ 986    $ 975
                                        =====      =====    =====
  Percentage of non-performing loans
    to total loans..................     0.32%      0.64%    0.66%
                                        =====      =====    =====
  Other non-performing assets (1)...    $  74      $ 447    $  --
                                        =====      =====    =====
  Percentage of non-performing
    assets to total assets..........     0.22%      0.41%    0.42%
                                        =====      =====    =====

------------
(1) Other non-performing assets represents property acquired by Harbor Federal through foreclosure of repossession. The property is carried at the lower of its fair market value less costs to sell or the principal balance of the related loan.

     During the year ended March 31, 2000, gross interest income of $41,000 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout the year. Interest on such loans included in income during the year amounted to $29,000. At March 31, 2000, management had identified approximately $387,000 of loans which were not reflected in the preceding table but as to which known information about possible credit problems of borrowers caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms, and all of such loans were classified as substandard, doubtful or loss or designated as special mention. This group comprised six loans, all of which had balances below $150,000, and substantially all of which were secured by one- to four-family residences. Management does not expect Harbor Federal to experience any material loss on these loans in the future.

MORTGAGE-BACKED SECURITIES

     Harbor Federal maintains a significant portfolio of mortgage-backed securities in the form of FHLMC, GNMA and FNMA participation certificates. FNMA and FHLMC certificates are each guaranteed by their respective agencies as to principal and interest, and GNMA certificates are backed by the full faith and credit of the U.S. Government. Mortgage-backed securities generally entitle Harbor Federal to receive a pro rata portion of the cash flows from an identified pool of mortgages. Although mortgage-backed securities generally yield less than the loans which are exchanged for such securities, they present substantially lower credit risk, they are more liquid than individual mortgage loans, and they may be used to collateralize obligations of Harbor Federal.

     The following table sets forth information regarding Harbor Federal's mortgage-backed securities at the dates indicated.

                                            At March 31,
                                     --------------------------
                                      2000      1999     1998
                                     ------    ------   -------
                                          (In thousands)
     FHLMC........................  $ 1,537    $ 2,215   $ 3,949
     GNMA.........................    8,213     10,757    15,310
     FNMA.........................      807      1,097     1,747
                                    -------    -------   -------
         Total....................  $10,557    $14,069   $21,006
                                    =======    =======   =======

     The following table sets forth information regarding the scheduled maturities, amortized cost, market value and weighted average yields for Harbor Federal's mortgage-backed securities at March 31, 2000. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                          One to Five Years     More Than Five Years         Total Portfolio
                       ---------------------    --------------------   ---------------------------
                       Carrying      Average    Carrying     Average   Carrying   Fair     Average
                         Value        Yield      Value       Yield      Value     Value     Yield
                       --------      -------    --------    ---------  --------  -------   -------
  FHLMC...............  $   3        10.00%     $ 1,534       7.37%    $ 1,537   $ 1,544     7.38%
  GNMA................     --           --        8,213       7.51       8,213     8,235     7.51
  FNMA................    330         6.16          477       9.18         807       820     7.94
                        -----                   -------                -------   -------
      Total...........  $ 333                   $10,244                $10,557   $10,599
                        =====                   =======                =======   =======

     For additional information, see the Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 3 of the Notes to Consolidated Financial Statements included elsewhere herein.

INVESTMENT ACTIVITIES

     Harbor Federal is permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the FHLB of Atlanta, certificates of deposits in federally insured institutions, certain bankers' acceptances and federal funds. Harbor Federal may also invest, subject to certain limitations, in commercial paper having one of the two highest investment ratings of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require Harbor Federal to maintain an investment in FHLB of Atlanta stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings associations are required to maintain. For additional information, see "Regulation of the Bank."

     Harbor Federal invests in investment securities in order to diversify its assets, manage cash flow, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include federal funds, securities purchased for short terms under repurchase agreements, federal government and agency obligations, investment grade corporate bonds and notes and qualified deposits in other financial institutions. Investment decisions generally are made by the Chief Executive Officer and ratified by the Board of Directors.

     Since February 1996, Harbor Federal has placed all purchased U.S. government or agency obligations in the "available for sale" category to remain more flexible for investment purposes. These securities and the investment in FHLMC preferred stock at March 31, 2000 had an aggregate carrying value of $57.6 million.

     The following table sets forth information regarding Harbor Federal's investment securities and other investments at the dates indicated.

                                                At March 31,
                                        ---------------------------
                                          2000     1999      1998
                                        -------   -------   -------
                                              (In thousands)
Investment securities:
  U.S. government and agency
   obligations......................    $48,901   $50,372   $50,821
  Trust preferred securities........      8,403     8,640        --
  FHLMC preferred stock.............        345       447       370
                                        -------   -------   -------
    Total investment securities.....     57,649    59,459    51,191
Federal funds sold..................        699     2,545       313
Interest-earning deposits...........         84       114       174
FHLB stock..........................      2,200     1,434     1,434
                                        -------   -------   -------
    Total...........................    $60,632   $63,552   $53,112
                                        =======   =======   =======

     The following table sets forth information regarding the scheduled maturities, market value and weighted average yields for Harbor Federal's investment securities and certain other investments at March 31, 2000.

                                  One Year or Less      One to Five Years        Five to Ten Years
                                -------------------   --------------------    ---------------------
                                Carrying   Average     Carrying    Average     Carrying    Average
                                  Value     Yield       Value       Yield       Value       Yield
                                ---------  --------   ---------   --------    ---------   ---------
                                                   (Dollars in thousands)
Investment securities:
  U.S. government and
   agency obligations..........    $   --       --%      $   --         --%      $2,842        6.68%
  Trust preferred securities...       488     6.77           --         --           --          --
  FHLMC preferred stock........       345     1.54           --         --           --          --
                                   ------                ------                  ------
   Total investment securities.       833                    --                   2,842
Federal funds sold.............       699     6.25           --         --           --          --
Interest-earning deposits......        84     6.29           --         --           --          --
FHLB stock.....................     2,200     7.75           --         --           --          --
                                   ------                ------                  ------
    Total......................    $3,816                $   --                  $2,842
                                   ======                ======                  ======

                                   More than Ten Years    Total Investment Portfolio
                                   -------------------   -----------------------------
                                   Carrying   Average     Carrying    Market   Average
                                     Value     Yield       Value      Value     Yield
                                   ---------  -------    ---------   --------  -------
                                                      (Dollars in thousands)
Investment securities:
  U.S. government and
   agency obligations..........     $46,059    6.79%      $48,901     $48,901      6.78%
  Trust preferred securities...       7,915    8.84         8,403       8,403      8.74
  FHLMC preferred stock........          --      --           345         345      1.54
                                    -------               -------     -------
   Total investment securities.      53,974                57,649      57,649
Federal funds sold.............          --      --           699         699      6.25
Interest-earning deposits......          --      --            84          84      6.29
FHLB stock.....................          --      --         2,200       2,200      7.75
                                    -------               -------     -------
    Total......................     $53,974               $60,632     $60,632
                                    =======               =======     =======

     For additional information, see the Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 2 of the Notes to Consolidated Financial Statements included elsewhere herein. At March 31, 2000, all investment securities include provisions which allow the issuers to call them under certain terms and conditions at par value.

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     General. Deposits are the primary source of Harbor Federal's funds for lending and other investment purposes. In addition to deposits, Harbor Federal derives funds from loan principal repayments, interest payments and maturing investments. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing market interest rates and money market conditions. Borrowings may be used to supplement Harbor Federal's available funds. Harbor Federal is authorized to borrow from the FHLB of Atlanta as well as to obtain funds through reverse repurchase agreements.

     Deposits. Harbor Federal attracts deposits principally from within its market area by offering a variety of deposit instruments, including passbook and statement accounts and certificates of deposit which range in term from three to 60 months. Deposit terms vary, principally on the basis of the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Harbor Federal also offers Individual Retirement Accounts ("IRAs").

     Harbor Federal's policies are designed primarily to attract deposits from local residents through Harbor Federal's branch network rather than from outside Harbor Federal's market area. Harbor Federal does not accept deposits from brokers due to their rate sensitivity. Harbor Federal's interest rates, maturities, service fees and withdrawal penalties on deposits are established by management on a periodic basis. Management determines deposit interest rates and maturities based on Harbor Federal's funds acquisition and liquidity requirements, the rates paid by Harbor Federal's competitors, Harbor Federal's growth goals and applicable regulatory restrictions and requirements.

     Deposits in Harbor Federal as of March 31, 2000 were represented by the various programs described below.

Weighted Average   Minimum                           Minimum      Balance      Percentage of
Interest Rate (1)   Term     Category                 Amount   (In thousands)  Total Savings
-----------------  -------   --------               --------   --------------  --------------
1.00%               None      NOW accounts           $   300    $ 7,342           4.06%
3.05                None      Passbook accounts          100     30,441          16.83
 --                 None      Commercial checking        750      2,324           1.28
3.04                None      Christmas club              10        313            .17

                   Money Market
                   ------------
3.25               None       Money market passbook    2,500      8,155           4.51
3.29               None       Money market checking    2,500      2,822           1.56
3.80               None       Money market plus
                                passbook              10,000     11,077           6.12
3.25               None       IRA money market
                                passbook                 100        426            .24

                   Certificates of Deposit
                   -----------------------

3.20                3 month   Fixed-Term, Fixed rate   1,000         47            .03
5.32                6 month   Fixed-Term, Fixed rate   1,000      5,542           3.06
5.32                6 month   Fixed-Term, Fixed rate  10,000      3,250           1.80
5.30                9 month   Fixed-Term, Fixed rate   1,000      3,428           1.90
5.67               12 month   Fixed-Term, Fixed rate   1,000     22,956          12.69
5.55               12 month   Fixed-Term, Fixed rate  10,000     11,835           6.54
5.42               18 month   Fixed-Term, Fixed rate   1,000      6,516           3.60
5.66               24 month   Fixed-Term, Fixed rate   1,000     20,211          11.17
6.26               30 month   Fixed-Term, Fixed rate   1,000        100            .06
6.06               36 month   Fixed-Term, Fixed rate   1,000     17,824           9.85
5.67               48 month   Fixed-Term, Fixed rate   1,000     11,145           6.16
6.26               60 month   Fixed-Term, Fixed rate   1,000     15,143           8.37
                                                               --------         ------
                                                               $180,897         100.00%
                                                               ========         ======

     The following table sets forth the change in dollar amount of deposits in the various types of accounts offered by Harbor Federal between the dates indicated.

                                  Balance at
                                   March 31,     %      Increase
                                     2000     Deposits  (Decrease)
                                  ----------  --------  ----------
                                       (Dollars in thousands)
Certificates....................   $117,997    65.23%   $(4,359)
Money market....................     22,480    12.43       (642)
Passbook........................     30,441    16.83      1,176
NOW.............................      7,342     4.06        685
Christmas Club..................        313      .17        (17)
Commercial checking.............      2,324     1.28        693
                                   --------   ------    -------
    Total. .....................   $180,897   100.00%   $(2,464)
                                   ========   ======    =======

                              Balance at                        Balance at
                               March 31,     %      Increase     March 31,       %
                                 1999    Deposits   (Decrease)     1998       Deposits
                              ---------  --------   ----------  ----------    --------
                                            (Dollars in thousands)
Certificates............      $122,356    66.73%     $ 7,732     $114,624      65.44%
Money market............        23,122    12.61         (253)      23,375      13.35
Passbook................        29,265    15.96         (391)      29,656      16.93
NOW.....................         6,657     3.63          953        5,704       3.26
Christmas Club..........           330      .18           (7)         337        .19
Commercial checking.....         1,631      .89          168        1,463        .83
                              --------   ------      -------     --------     ------
    Total...............      $183,361   100.00%     $ 8,202     $175,159     100.00%
                              ========   ======      =======     ========     ======

     The following table sets forth the average balances and interest rates based on month-end balances for certificates of deposit and non-certificate accounts as of the dates indicated.


                                                     Year Ended March 31,
                                --------------------------------------------------------------------
                                        2000                  1999                    1998
                                -------------------   --------------------    ----------------------
                                Interest-             Interest-               Interst-
                                Bearing               Bearing                 Bearing
                                Demand      Time      Demand      Time        Demand        Time
                                Deposits   Deposits   Deposits   Deposits     Deposits     Deposits
                                --------   --------   ---------  --------     ---------    --------
                                                   (Dollars in thousands)
Average Balance. . . . . . .     $59,670   $121,964     $58,092  $118,439       $58,947    $113,850
Average Rate . . . . . . . .        2.96%      5.54%       3.02%     5.82%         3.13%       5.81%

     The following table sets forth the time deposits in Harbor Federal classified by rates at the dates indicated.

                                               At March 31,
                                      --------------------------
                                       2000      1999     1998
                                      -------   -------  -------
                                           (In thousands)
     2 -  3.99% . . . . . . . . . . .$     47  $    189 $    101
     4 -  5.99% . . . . . . . . . . .  98,501    98,092   79,438
     6 -  7.99% . . . . . . . . . . .  19,449    24,075   35,085
                                     --------  -------- --------
                                     $117,997  $122,356 $114,624
                                     ========  ======== ========

     The following table sets forth the amount and maturities of time deposits in Harbor Federal at March 31, 2000.

                                     Amount Due
                   -------------------------------------------------
                   Less Than                         After
    Rate           One Year   1-2 Years 2-3 Years  3 Years   Total
    ----           --------- ---------- ---------- --------  -------
                                 (In thousands)
2 -  3.99% . . . . .$    47  $    --     $    --   $   --     $     47
4 -  5.99% . . . . . 69,622   10,101      12,061    6,365       98,149
6 -  7.99% . . . . . 11,363    3,863       2,992    1,582       19,801
                    -------  -------     -------   ------     --------
                    $81,033  $13,964     $15,053   $7,947     $117,997
                    =======  =======     =======   ======     ========

     The following table indicates the amount of the certificates of deposit of $100,000 or more in Harbor Federal by time remaining until maturity at March 31, 2000.

                                      Certificates
    Maturity Period                    of Deposit
    ---------------                   -------------
                                     (In thousands)

    Three months or less . . . . . . . .$ 1,934
    Three through six months . . . . . .  2,212
    Six through nine months. . . . . . .  1,912
    Nine through twelve months . . . . .  1,905
    Over twelve months . . . . . . . . .  5,531
                                        -------
      Total. . . . . . . . . . . . . . .$13,494
                                        =======

     The following table sets forth the deposit activities of Harbor Federal for the periods indicated.

                                    Year Ended March 31,
                                 ----------------------------
                                  2000      1999        1998
                                 ------    ------      ------
                                      (In thousands)
Deposits . . . . . . . . . . . . .$225,644  $235,623  $187,564
Withdrawals. . . . . . . . . . . . 219,597   218,603   177,665
                                  --------  --------  --------
    Net increase
      before interest credited . .   6,047    17,020     9,899
Interest credited. . . . . . . . .   8,511     8,818     8,845
                                  --------  --------  --------
    Net increase (decrease) in
      deposits. . . . . . .  . . .$ (2,464) $  8,202  $  1,054
                                  ========  ========  ========

     Borrowings. Savings deposits historically have been the primary source of funds for Harbor Federal's lending, investment and general operating activities. Harbor Federal is authorized, however, to use advances from the FHLB of Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Atlanta functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the FHLB system, Harbor Federal is required to own stock in the FHLB of Atlanta and is authorized to apply for advances. Advances are made pursuant to several different programs, each of which has its own interest rate and range of maturities. Advances from the FHLB of Atlanta are secured by Harbor Federal's stock in the FHLB and a portion of Harbor Federal's mortgage loan portfolio. At March 31, 2000, Harbor Federal had $34.5 million in advances outstanding from the FHLB of Atlanta. These advances were made between September 1999 and March 2000 at fixed rates averaging 5.75% and are set to mature from September 2004 to March 2010, subject to early termination options.

     In addition, the Company is authorized to obtain funds through reverse repurchase agreements. Such agreements are treated as financings, and the obligation to repurchase securities sold is reflected as a liability in the consolidated statements of financial condition. The Company had outstanding financings under repurchase agreements of $10.2 million and $17.6 million at March 31, 2000 and 1999, respectively. The average rates of interest on these repurchase agreements were 5.98% and 5.08%, respectively.

     For additional information, see the Management's Discussion and Analysis of Financial Condition and Results of Operations and Notes 7 and 8 of Notes to Consolidated Financial Statements included elsewhere herein.

SUBSIDIARY ACTIVITIES

     Federally chartered savings institutions are permitted to invest up to 2% of their assets in subsidiary service corporations, plus an additional 1% in subsidiaries engaged in specified community purposes. Harbor Federal's only subsidiary is Harbor Service Corporation ("HSC"), a wholly owned subsidiary that receives insurance commissions on sale of annuities. The net book value of Harbor Federal's investment in HSC is immaterial. Harbor Federal is also authorized to make investments of any amount in operating subsidiaries that engage solely in activities that federal savings institutions may conduct directly.

     In September 1999, Harbor Federal closed Bank Street Mortgage Company, a wholly owned subsidiary formed by the Bank in June 1997, as it did not generate the income anticipated. While the entity has not been dissolved, it does not currently conduct any business.

     In April 1999, Harbor Federal sold its interest in BAI to another thrift institution for the par value of the capital stock. At that time, the advances were repaid by BAI.

MARKET AREA

     Harbor Federal currently conducts its business through nine banking offices in the City of Baltimore and the Counties of Baltimore and Anne Arundel in Maryland. While Harbor Federal's primary market areas tend to be concentrated in the areas immediately surrounding each of Harbor Federal's offices, Harbor Federal accepts deposits and loan applications from throughout the greater Baltimore metropolitan area and central Maryland. At March 31, 2000, management believed that most of Harbor Federal's depositors and borrowers resided within ten miles of one of Harbor Federal's offices. The majority of loans originated by Harbor Federal are from the Central Maryland area, which is located within the greater Baltimore metropolitan area and the larger Washington-Baltimore area. The Baltimore metropolitan area is the largest in Maryland and has had a relatively stable and diversified labor force and economic base. The heaviest employment concentrations in the greater Baltimore metropolitan area in manufacturing industries are in primary metals (steel and copper), transportation equipment, fabricated materials, chemicals, machinery and electrical equipment. In addition, the Port of Baltimore is the fourth largest foreign tonnage port in the U.S. and the second largest container tonnage port on the East and Gulf Coasts.

COMPETITION

     Harbor Federal faces strong competition for deposits and loans. Harbor Federal's principal competitors for deposits are other banking institutions, such as commercial banks, credit unions and other savings institutions, as well as mutual funds and other investments. Harbor Federal principally competes for deposits by offering a variety of deposit accounts, convenient business hours and branch locations, customer service and a well trained staff. Harbor Federal competes for loans with other depository institutions, as well as specialty mortgage lenders and brokers and consumer finance companies. Harbor Federal principally competes for loans on the basis of interest rates and the loan fees it charges, the types of loans it originates and the convenience and service it provides to borrowers. In addition, Harbor Federal believes it has developed strong relationships with the businesses, realtors, builders and general public in its market area. Due to Harbor Federal's small size relative to the many and various other depository and lending institutions in its market area, management believes that Harbor Federal has an insubstantial overall share of the deposit and loan market.

REGULATION OF THE BANK

     As a federally chartered savings institution, Harbor Federal is subject to extensive regulation by the OTS. The lending activities and other investments of the Bank must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. The Bank must file reports with OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors.

     Federal Home Loan Bank System. Harbor Federal is a member of the FHLB System, which consists of 12 district FHLBs subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member institutions. As a member of the FHLB of Atlanta, the Bank is required to acquire and hold shares of capital stock in the FHLB of Atlanta in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year or 1/20 of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB of Atlanta stock at March 31, 2000 of $2,200,000. For additional information, see Note 10 of the Notes to Consolidated Financial Statements included herein.

     The FHLB of Atlanta serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the OTS and the Board of Directors of the FHLB of Atlanta. Long term advances may only be made for the purpose of providing funds for residential housing finance. At March 31, 2000, Harbor Federal had $34.5 million in advances outstanding with the FHLB of Atlanta. See "Deposit Activity and Other Sources of Funds -- Borrowings."

     Liquidity Requirements. Harbor Federal generally is required to maintain average daily balances of liquid assets (generally, cash, certain time deposits, bankers' acceptances, highly rated corporate debt and commercial paper, securities of certain mutual funds, and specified United States government, state or federal agency obligations) equal to 4% of its net withdrawable accounts plus short-term borrowings. Harbor Federal also is required to maintain sufficient liquidity to ensure its safe and sound operation. Monetary penalties may be imposed for failure to meet liquidity requirements. The average daily balance of liquid assets ratio of Harbor Federal for March 2000 was 24.3%.

     Qualified Thrift Lender Test. A savings institution that does not meet the Qualified Thrift Lender ("QTL") test must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; and (iii) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and savings association.

     To meet its QTL test, a savings institution must either satisfy the definition of domestic building and loan institution under the Internal Revenue Code or its "Qualified Thrift Investments" must represent 65% of "portfolio assets." Portfolio assets are defined as total assets less intangibles, property used by an institution in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments include investments in residential mortgages, home equity loans, loans made for educational purposes, small business loans, credit card loans and mortgage-backed securities. In addition, subject to a 20% of portfolio assets limit, institutions are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas. A savings institution shall be deemed a Qualified Thrift Lender as long as its percentage of Qualified Thrift Investments continues to equal or exceed 65% in at least nine out of each 12 months. An institution that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired.

     At March 31, 2000, 72% of Harbor Federal's portfolio assets were invested in Qualified Thrift Investments as currently defined.

     Regulatory Capital Requirements. Under OTS capital standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, Tier 1 or "core" capital equal to at least 4% of adjusted total assets (or 3% if the institution has a composite 1 CAMELS rating under the OTS examination rating system) and "total" capital (a combination of core and "supplementary" capital) equal to at least 8% of "risk-weighted" assets. In addition, OTS regulations impose certain restrictions on institutions that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution has a composite 1 CAMELS rating). For purposes of these regulations, Tier 1 capital has the same definition as core capital. See "Prompt Corrective Regulatory Action." Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of an institution's intangible assets for which no market exists. Limited exceptions to the deduction of intangible assets are provided for purchased mortgage servicing rights, purchased credit card relationships and qualifying supervisory goodwill held by an eligible institution. Tangible capital is given the same definition as core capital, but does not include an exception for qualifying supervisory goodwill and is reduced by the amount of all the savings institution's intangible assets with only a limited exception for purchased mortgage servicing rights and purchased credit card relationships. The OTS capital rule requires that core and tangible capital be further reduced by an amount equal to a savings institution's debt and equity investments in subsidiaries engaged in activities not permissible to national banks ("nonincludable subsidiaries"), other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies. As of March 31, 2000, Harbor Federal had no material investments in or extensions of credit to nonincludable subsidiaries.

     Adjusted total assets are a savings institution's total assets as determined under generally accepted accounting principles, increased for certain goodwill amounts and by a prorated portion of the assets of unconsolidated includable subsidiaries in which the institution holds a minority interest. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the investments in any unconsolidated includable subsidiaries in which the institution has a minority interest and, for purposes of the core capital requirement, qualifying supervisory goodwill. At March 31, 2000, Harbor Federal's adjusted total assets for purposes of the core and tangible capital requirements were $246.8 million.

     In determining compliance with the risk-based capital requirement, a savings institution is allowed to include core capital and supplementary capital in its total capital, provided the amount of supplementary capital used does not exceed the institution's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments, a portion of the institution's general loss allowances, and up to 45% of unrealized gains of equity securities.

     The risk-based capital requirement is measured against risk-weighted assets which equal the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, assets are assigned a risk weight between zero and 100%, based on their general risk characteristics. As of March 31, 2000, the Bank's risk-weighted assets were approximately $123.1 million.

     The risk-based capital requirements also require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. An institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk- based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Institutions with less than $300 million in assets and a risk-based capital ratio above 12% generally are exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS requires any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Harbor Federal is exempt from filing the interest rate risk schedule with its Thrift Financial Reports and the OTS has not required it to file such a schedule. The interest rate risk rule did not have a material effect on Harbor Federal's risk-based capital at March 31, 2000.

     At March 31, 2000, Harbor Federal substantially exceeded all regulatory minimum capital requirements. The table below presents certain information relating to the Bank's regulatory capital compliance at March 31, 2000.

                                               Percent of
                                   Amount      Assets (1)
                                   ----------------------
                                   (Dollars in thousands)
Tier 1/core capital. . . . . . . . .$17,765      7.20%
Core capital requirement . . . . . .  9,871      4.00
                                    -------     -----
Excess . . . . . . . . . . . . . . .$ 7,894      3.20%
                                    =======     =====

Total capital (i.e., core and
  supplementary capital) . . . . . .$18,391     14.94%
Risk-based capital requirement . . .  9,846      8.00
                                    -------     -----
    Excess . . . . . . . . . . . . .$ 8,545      6.94%
                                    =======     =====
[FN]
---------
(1) Based upon adjusted total assets for purposes of the tangible and Tier 1/core capital requirements, and risk-weighted assets for purposes of the risk-based capital requirement.

     For additional information regarding regulations with respect to capital, see the paragraphs below and Note 10 of the Notes to Consolidated Financial Statements included elsewhere herein.

     In addition to requiring generally applicable capital standards for institutions, the Director of the OTS is authorized to establish the minimum level of capital for an institution at such amount or at such ratio of capital-to-assets as the Director determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The Director of the OTS may treat the failure of any institution to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any institution which fails to maintain capital at or above the minimum level required by the Director to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

     Deposit Insurance. Harbor Federal is required to pay assessments based on a percent of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Under the Federal Deposit Insurance Act, the FDIC is required to set semi-annual assessments for SAIF-insured institutions at a level necessary to maintain the designated reserve ratio of the SAIF at 1.25% of estimated insured deposits or at a higher percentage of estimated insured deposits that the FDIC determines to be justified for that year by circumstances indicating a significant risk of substantial future losses to the SAIF.

     The FDIC has established a risk-based assessment system for insured depository institutions. Under the system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC which will be determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized-- using the same percentage criteria as under the prompt corrective action regulations. See "Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

    Under the FDIC's assessment schedule for SAIF deposit insurance, the assessment rate for well-capitalized institutions with the highest supervisory ratings is zero and institutions with the highest risk assessment classification are assessed at the rate of 0.27% of insured deposits. In addition, insured institutions are required to pay assessments to the FDIC to help fund interest payments on certain bonds issued by the Financing Corporation ("FICO") an agency of the federal government established to finance takeovers of insolvent thrifts. Prior to December 31, 1999, SAIF-insured institutions were required to pay FICO assessments at five times the rate at which Bank Insurance Fund ("BIF") members were assessed. After December 31, 1999, both BIF and SAIF members will be assessed at the same rate for FICO payments.

    The FDIC has adopted a regulation which provides that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2% will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings. The FDIC, however, would not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such level as the FDIC deems appropriate. Insured depository institutions with Tier 1 capital equal to or greater than 2% of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level. The regulation further provides that in considering applications that must be submitted to it by savings institutions, the FDIC will take into account whether the institution is meeting the Tier 1 capital requirement for state non-member banks of 4% of total assets for all but the most highly rated state non-member banks.

    Federal Reserve System. Pursuant to regulations of the Federal Reserve Board, a thrift institution must maintain average daily reserves equal to 3% on the first $44.3 million of transaction accounts, plus 10% on the remainder. These reserve requirements are subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a non-interest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets.

    Dividend Restrictions. Savings institutions must submit notice to the OTS prior to making a capital distribution (including cash dividends, stock repurchases and amounts paid to stockholders of another institution in a cash merger) if (a) they would not be well capitalized after the distribution, (b) the distribution would result in the retirement of any of the institution's common or preferred stock or debt counted as its regulatory capital, or (c) the institution is a subsidiary of a holding company. A savings institution must make application to the OTS to pay a capital distribution if (x) the institution would not be adequately capitalized following the distribution, (y) the institution's total distributions for the calendar year exceed the institution's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (z) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the OTS.

    Under the OTS prompt corrective action regulations, Harbor Federal would be prohibited from making any capital distributions if, after making the distribution, it would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a Tier 1 core capital ratio of less than 4.0%. See "Prompt Corrective Regulatory Action."

    In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Company without payment of taxes at the then current tax rate on the amount of earnings removed from the reserves for such distributions. See "Taxation." The Company intends to make full use of this favorable tax treatment afforded to the Bank and the Company and does not contemplate use of any post-Conversion earnings of the Bank in a manner which would limit either company's bad debt deduction or create federal tax liabilities. Also, Harbor Federal would not be permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the remaining balance of the liquidation account established for the benefit of certain depositors of the Bank at the time of the Conversion.

    Limits on Loans to One Borrower. Savings institutions generally are subject to the lending limits applicable to national banks. With certain limited exceptions, an institution's loans and extensions of credit outstanding to a person at one time shall not exceed 15% of the unimpaired capital and surplus of the institution. An institution may lend an additional amount, equal to 10% of unimpaired capital and surplus, if such loan is fully secured by readily marketable collateral. Savings institutions are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of the OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the institution is in compliance with its regulatory capital requirements; (iii) the loans comply with applicable loan-to- value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. A savings institution is also authorized to make loans to one borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of unimpaired capital and surplus. The lending limits generally do not apply to purchase money mortgage notes taken from the purchaser of real property acquired by the institution in satisfaction of debts previously contracted if no new funds are advanced to the borrower and the institution is not placed in a more detrimental position as a result of the sale. Certain types of loans are excepted from the lending limits, including loans secured by savings deposits.

    At March 31, 2000, the maximum amount that Harbor Federal could have lent to any one borrower under the 15% limit was approximately $2.7 million. At such date, the largest aggregate amount of loans that the Bank had outstanding to any one borrower or group of affiliated borrowers was $2.5 million.

    Transactions with Related Parties. Transactions between savings institutions and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of an institution is any company or entity which controls, is controlled by or is under common control with the savings institution. In a holding company context, the parent holding company of an institution (such as the Company) and any companies which are controlled by such parent holding company are affiliates of the savings institution. Generally, Sections 23A and 23B (i) limit the extent to which the savings institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings institution.

    Further, savings institutions are subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, executive officer and to a greater than 10% stockholder of an institution and certain affiliated interests of such persons, may not exceed, together with all other outstanding loans to such person and affiliated interests, the institution's loans-to-one-borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also prohibits the making of loans above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of an institution, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the institution with any "interested" director not participating in the voting. Regulation O prescribes the loan amount (which includes all other outstanding loans to such person) as to which such prior board of director approval is required as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, Section 22(h) requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Section 22(h) also generally prohibits a depository institution from paying the overdrafts of any of its executive officers or directors.

    Savings institutions are also subject to the requirements and restrictions of Section 22(g) of the Federal Reserve Act and Regulation O on loans to executive officers and the restrictions of 12 U.S.C. Section 1972 on certain tying arrangements and extensions of credit by correspondent banks. Section 22(g) of the Federal Reserve Act requires approval by the board of directors of a depository institution for extension of credit to executive officers of the institution, and imposes reporting requirements for and additional restrictions on the type, amount and terms of credits to such officers. Section 1972 (i) prohibits a depository institution from extending credit to or offering any other services, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution, subject to certain exceptions, and (ii) prohibits extensions of credit to executive officers, directors, and greater than 10% stockholders of a depository institution by any other institution which has a correspondent banking relationship with the institution, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

    Prompt Corrective Regulatory Action. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal banking regulators are required to take prompt corrective action if an insured depository institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement, and any other measure deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees if the institution would thereafter fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A "significantly undercapitalized" institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution may also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. In their discretion, the federal banking regulators may also impose the foregoing sanctions on an undercapitalized institution if the regulators determine that such actions are necessary to carry out the purposes of the prompt corrective provisions. If an institution's ratio of tangible capital to total assets falls below the "critical capital level" established by the appropriate federal banking regulator, the institution will be subject to conservatorship or receivership within specified time periods.

    Under the implementing regulations, the federal banking regulators, including the OTS, generally measure an institution's capital adequacy on the basis of its total risk- based capital ratio (the ratio of its total capital to risk- weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core capital to adjusted total assets). The following table shows the capital ratios required for the various prompt corrective action categories.

                                                      ADEQUATELY                            SIGNIFICANTLY
                             WELL CAPITALIZED        CAPITALIZED      UNDERCAPITALIZED     UNDERCAPITALIZED
                             ----------------        -----------      ----------------     ----------------
Total risk-based capital
  ratio                       10.0% or more          8.0% or more     Less than 8.0%        Less than 6.0%
Tier 1 risk-based
    capital ratio              6.0% or more          4.0% or more     Less than 4.0%        Less than 3.0%
Leverage ratio                 5.0% or more          4.0% or more*    Less than 4.0%*       Less than 3.0%

________
*  3.0% if institution has a composite 1 CAMELS rating.

A "critically undercapitalized" savings institution is defined as an institution that has a ratio of "tangible equity" to total assets of less than 2.0%. Tangible equity is defined as core capital plus cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain purchased mortgage servicing rights. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if the OTS determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or that the institution has received and not corrected a less-than-satisfactory rating for any CAMELS rating category.

    Standards for Safety and Soundness. FDICIA requires each federal bank regulatory agency to prescribe, by regulation, safety and soundness standards for institutions under its authority. In 1995, these agencies, including the OTS, released interagency guidelines establishing such standards and adopted rules with respect to safety and soundness compliance plans. The OTS guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss and should take into account factors such as comparable compensation practices at comparable institutions. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that Harbor Federal meets substantially all the standards adopted in the interagency guidelines.

    Additionally, each federal banking agency has established standards relating to the adequacy of asset and earnings quality. In 1995, these agencies, including the OTS, issued guidelines relating to asset and earnings quality. Under the guidelines, a savings institution must maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management does not believe that the asset and earnings standards have a material effect on Harbor Federal.

REGULATION OF THE COMPANY

    The Company is a savings institution holding company and, as such, subject to OTS registration, regulation, examination, supervision and reporting requirements. As a subsidiary of a savings institution holding company, Harbor Federal is subject to certain restrictions in its dealings with the Company and affiliates thereof. The Company also is required to file certain reports with, and otherwise comply with the rules and regulations of, the Securities and Exchange Commission ("SEC") under the federal securities laws.

    Activities Restrictions. The Board of Directors of the Company presently intends to operate the Company as a unitary savings institution holding company. There are generally no restrictions on the activities of a unitary savings institution holding company. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by an institution holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Director of the OTS may impose such restrictions as deemed necessary to address such risk including limiting: (i) payment of dividends by the savings institution; (ii) transactions between the savings institution and its affiliates; and (iii) any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution. Notwithstanding the above rules as to permissible business activities of unitary savings institution holding companies, if the savings institution subsidiary of such a holding company fails to meet the QTL test, then such unitary holding company shall also presently become subject to the activities restrictions applicable to multiple holding companies and, unless the savings institution requalifies as a QTL within one year thereafter, register as, and become subject to, the restrictions applicable to a bank holding company. See "Regulation of the Bank -- Qualified Thrift Lender Test."

     If the Company were to acquire control of another savings institution, other than through merger or other business combination with Harbor Federal, the Company would thereupon become a multiple savings institution holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings institution meets the QTL test, the activities of the Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings institution holding company or subsidiary thereof which is not an institution shall commence or continue for a limited period of time after becoming a multiple savings institution holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by, the OTS, other than: (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution;
(iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings institution holding companies, those activities authorized by the Federal Reserve Board as permissible for bank holding companies. A multiple savings institution holding company must obtain the approval of the OTS prior to engaging in the activities described in (vii) above.

     Restrictions on Acquisitions. Savings institution holding companies may not acquire, without prior approval of the Director of the OTS, (i) control of any other savings institution or savings institution holding company or substantially all the assets thereof, or (ii) more than 5% of the voting shares of an institution or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings institution holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the voting shares of an undercapitalized savings institution pursuant to a "qualified stock issuance" without that savings institution being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings institution holding company's other subsidiaries must have tangible capital of at least 6-1/2% of total assets, there must not be more than one common director or officer between the savings institution holding company and the issuing savings institution, and transactions between the savings institution and the savings institution holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the Director of the OTS, no director or officer of an institution holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings institution holding company.

     The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings institution holding company which controls savings institutions in more than one state if: (i) the multiple savings institution holding company involved controls an institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the FDIC Act; or
(iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings institution holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     OTS regulations permit federal savings institutions to branch in any state or states of the United States and its territories. Except in supervisory cases or when interstate branching is otherwise permitted by state law or other statutory provision, a federal institution may not establish an out-of- state branch unless (i) the federal institution qualifies as a QTL or as a "domestic building and loan association" under Section 7701(a)(19) of the Internal Revenue Code and the total assets attributable to all branches of the institution in the state would qualify such branches taken as a whole for treatment as a domestic building and loan association and (ii) such branch would not result in (a) formation of a prohibited multi-state multiple savings holding company, or (b) a violation of certain statutory restrictions on branching by savings institution subsidiaries of banking holding companies. Federal associations generally may not establish new branches unless the institution meets or exceeds minimum regulatory capital requirements. The OTS will also consider the institution's record of compliance with the Community Reinvestment Act of 1977 in connection with any branch application.

     Under the Bank Holding Company Act of 1956, as amended, bank holding companies are specifically authorized to acquire control of any savings institution. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating an institution is a permissible activity for bank holding companies, if the savings institution engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. A bank holding company that controls an institution may merge or consolidate the assets and liabilities of the savings institution with, or transfer assets and liabilities to, any subsidiary bank which is a member of the BIF with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings institution plus an annual growth increment. In addition, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the Bank Holding Company Act.

TAXATION

     The Company and its subsidiaries file a consolidated federal income tax return on a fiscal year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur.

     Federal Income Taxation. Thrift institutions are subject to the provisions of the Internal Revenue Code of 1986 (the "Code") in the same general manner as other corporations. Prior to 1996, institutions such as Harbor Federal which met certain definitional tests and other conditions prescribed by the Code benefited from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans were separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and non-qualifying loans, which are all other loans. The bad debt reserve deduction with respect to non-qualifying loans was based on actual loss experience. For tax years beginning before January 1, 1996, the amount of the bad debt reserve deduction with respect to qualifying real property loans was based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method").

     Generally, the legislation that is effective for tax years beginning after December 31, 1995 requires institutions to recapture into taxable income over a six taxable year period the portion of the tax loan loss reserve that exceeds the pre-1988 tax loan loss reserve. Harbor Federal is no longer allowed to use the percentage of taxable income method for tax loan loss provisions, but is allowed to use the experience method of accounting for bad debts. There has been no effect on net income of Harbor Federal from the recapture because the taxes on these bad debts reserves were accrued as a deferred tax liability.

     The legislation provided for a suspension of this recapture if the institution met the "residential loan requirement." This requirement is met if the principal amount of residential loans that the institution originates during its first taxable year after December 31, 1995, exceeds the average of the principal amounts of residential loans made by the institution during the six most recent taxable years beginning before January 1, 1996. If a thrift met the "residential loan requirement" for the taxable year beginning in 1996 or 1997, the reserve recognition was suspended for such year. Harbor Federal began recapturing its excess reserve for the tax year ended March 31, 1999.

     State Income Taxation. The State of Maryland imposes a tax of approximately 7% on income measured substantially the same as federal taxable income. In addition, Maryland imposes a franchise tax, at a rate of 0.013% of the total withdrawal value of the deposits that a savings and loan association holds in Maryland at December 31 each year.

     Harbor Federal's federal and state income tax returns have been audited through December 31, 1993. For additional information, see Note 9 of the Notes to Consolidated Financial Statements included elsewhere herein.

EMPLOYEES

     As of March 31, 2000, Harbor Federal had 43 full-time and seven part-time employees, none of whom was represented by a collective bargaining agreement.

EXECUTIVE OFFICERS

     The following table sets forth information as of March 31, 2000 regarding the executive officer of Harbor Federal who did not serve on the Board of Directors.

Name                 Age     Title
----                 ---     -----

Norbert J. Luken     62      Vice President and Chief
                             Financial Officer

    NORBERT J. LUKEN has been with Harbor Federal since 1969, and is currently Vice President and Chief Financial Officer. He has served as Treasurer of Financial Managers Society, Maryland Chapter, Committeeman and Treasurer of Boy Scout Troop 746, Shot Tower District Chairman of the Baltimore Area Council, BSA, and a member of the St. Joseph's Catholic Church Choir and the Archdiocesan Choir of Baltimore.

ITEM 2.  DESCRIPTION OF PROPERTY
--------------------------------

    The following table sets forth information regarding Harbor Federal's locations at March 31, 2000.


                              Year               Book Value                    Deposits at
                           Opened or  Owned or  at March 31,   Approximate   March 31, 2000
                           Acquired    Leased      2000      Square Footage  (In thousands)
                           ---------  --------  ------------ --------------  --------------
Main Office:
  Towson --
  705 York Road            1993       Owned     $1,106,700       8,300          $16,992

Branch Offices:
  South Baltimore --
  132 East Fort Avenue     1887       Owned         17,500       3,300           25,439

  Riviera Beach --
  8553 Ft. Smallwood Road  1972       Owned         40,400       2,200           29,043

  Locust Point --
  1350 East Fort Avenue    1981       Owned         65,100       1,400           12,583

  Highlandtown --
  3200 Eastern Avenue      1910       Owned        101,500       5,300           29,997

  Parkville --
  7917 Harford Road        1989       Owned        111,700       1,600           20,732

  Pikesville --
  507 Reisterstown Road    1996       Leased         3,500       1,500           19,510

  Putty Hill --
  8030 Belair Road         1996       Owned        222,200       2,400           13,635

  Roland Park --
  4806 Roland Avenue       1996       Leased         2,900       1,800           12,966


    The book value of Harbor Federal's investment in premises and equipment totaled $1.7 million at March 31, 2000.

ITEM 3.  LEGAL PROCEEDINGS
--------------------------

    From time to time, Harbor Federal is a party to various legal proceedings incident to its business. At March 31, 2000, there were no legal proceedings to which the Company, Harbor Federal or its subsidiaries was a party, or to which any of their property was subject, which were expected by management to result in a material loss.

     Subsequent to March 31, 2000 a lawsuit captioned Joyce Lancaster v. Harbor
                                                      -------------------------
Federal Savings Bank, Harbor Federal Bancorp, Inc. and Robert A. Williams and
-----------------------------------------------------------------------------
Lawrence W. Williams was filed on May 23, 2000 in the Circuit Court for
--------------------
Baltimore City, Maryland. The lawsuit which was filed by a former employee of the Bank alleges defamation of character, breach of contract and respondeat superior and seeks $2.0 million in money damagages for each count. The Company and the Bank do not believe that there is any merit in the allegations and have referred this matter to counsel for response.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
------------------------------------------------------------

    No matters were submitted to a vote of security holders during the fourth quarter of fiscal 2000.


                                    PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
----------------------------------------------------------------

    The Company's common stock is traded on the over-the-counter market under the symbol "HRBF" and trading information is reported by the Nasdaq Stock Market. As of March 31, 2000, there were 382 stockholders of record and

1,664,515 shares of common stock entitled to vote and receive dividends. The number of stockholders of record does not reflect the number of persons or entities who hold their stock in nominee or "street" name.

    The dividends paid and the high and low closing sale prices for the Company's common stock as reported on the Nasdaq Stock Market during each quarter of fiscal years 2000 and 1999 were as follows (these quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and might not represent actual transactions):

                                           First     Second    Third    Fourth
                                          Quarter    Quarter   Quarter  Quarter
                                          -------    -------   -------  -------
Fiscal 2000
    Market Price Range:
       High                               $16.88     17.13     15.06    15.25
       Low                                 15.25     13.38     12.63    11.25
    Dividend Paid (1)                        .13       .13       .13      .13

Fiscal 1999
    Market Price Range:
       High                               $23.41     21.75     21.75    20.50
       Low                                 19.20     16.94     18.00    15.75
    Dividend Paid                            .118      .13       .13      .13

[FN]

_________________
(1) On March 6, 2000, a dividend of $.13 per share was declared payable April 14, 2000 to holders of record at the close of business on April 3, 2000.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
------------------------------------------------------------------

GENERAL

    The earnings of the Company depend primarily on its level of net interest income, which is the difference between interest earned on the Company's interest-earning assets, consisting primarily of mortgage loans, mortgage-backed securities, interest-bearing deposits at other institutions, investment securities and other investments, and the interest paid on interest-bearing liabilities which have consisted primarily of savings deposits and other borrowed funds. Net interest income is a function of the Company's interest rate spread, which is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as the average balances of interest-earning assets and interest-bearing liabilities. The Company's earnings are also affected by its level of noninterest income, including primarily service fees and charges, and noninterest expense, including primarily compensation and employee benefits and occupancy and equipment expenses. Earnings of the Company also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which are beyond the control of the Company.

    In addition to historical information, this annual report may contain forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed herein. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date they are made. The Company undertakes no obligation to publicly revise or update forward-looking statements to reflect events or circumstances that arise thereafter. Readers should carefully review the disclosures set forth in other documents the Company files from time to time with the SEC, including the Annual, Quarterly and Current Reports on Forms 10-KSB, 10-QSB and 8-K filed in the past and to be filed in the future.

FINANCIAL CONDITION

    The Company's total assets increased by $13.8 million or 5.8% to $253.1 million at March 31, 2000 from $239.3 million at March 31, 1999, primarily due to increases in loans receivable of $20.7 million, partially offset by a reduction in investment securities of $2.3 million and by a reduction in mortgage-backed securities of $3.6 million. Return on average assets was .82% and return on average equity was 7.90% for the year ended March 31, 2000.

    Net loans receivable increased $20.7 million or 13.5% to $173.8 million at March 31, 2000 from $153.9 million at March 31, 1999. This increase was due primarily to a normal level of loan originations over repayments.

    The Company's savings accounts decreased $2.1 million or 1.1% to $179.4 million at March 31, 2000 from $181.5 million at March 31, 1999, and its borrowings increased by $17.1 million or 62.2% to $44.7 million at March 31, 2000 from $27.6 million at March 31, 1999. The increase in borrowings was due primarily to increased Federal Home Loan Bank advances used to fund most of the increase in net loans receivable.

COMPARISON OF THE RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 2000, 1999 AND 1998

    The Company had net income totaling $2.0 million and $1.8 million and $1.7 million for fiscal years 2000, 1999 and 1998, respectively.

    Interest Income. Total interest income increased by $1.3 million or 7.9% to $18.4 million for the year ended March 31, 2000 from $17.0 million for the year ended March 31, 1999. The increase in interest income was principally attributable to a $16.2 million or 7.1% increase in the balance of average interest-earning assets to $243.8 million for the year ended March 31, 2000 from $227.6 million for the year ended March 31, 1999 and an increase in the average yield on the Company's average interest-earning assets to 7.54% for the year ended March 31, 2000 from 7.48% for the year ended March 31, 1999. The increase in interest-earning assets during the year ended March 31, 2000 compared to the year ended March 31, 1999 reflects management's use of funds received from borrowings. The increase in average interest-earning assets was largely the result of a $12.3 million increase in average loans receivable and a $10.6 million increase in average investment securities, partially offset by a $5.6 million decrease in average mortgage- backed securities. The increase in average yield was caused primarily by increase in rates available on long-term investments.

    Interest income on first mortgages and other loans increased by $814,000 or 6.8% to $12.7 million for the year ended March 31, 2000 from $11.9 million for the year ended March 31, 1999. This increase was attributable to an increase in the average investment in first mortgages and other loans to $164.6 million for the year ended March 31, 2000 from $152.3 million for the year ended March 31, 1999, partially offset by a reduction in the average yield on first mortgage and other loans to 7.72% for the year ended March 31, 2000 from 7.81% for the year ended March 31, 1999. The lower average yield on mortgage loans reflects primarily a reduction in interest rates on adjustable rate mortgage loans. Interest income on investment securities increased $1.2 million or 32.4% to $4.8 million for the year ended March 31, 2000 from $3.6 million for the year ended March 31, 1999. This increase was attributable to an increase in the average investment securities to $60.8 million for the year ended March 31, 2000 from $50.2 million for the year ended March 31, 1999 and an increase in the average yield on investment securities to 7.83% for the year ended March 31, 2000 from 7.15% for the year ended March 31, 1999 due to higher interest rates on long-term investments. Interest income on mortgage-backed securities decreased by $446,000 or 36.3% to $781,000 for the year ended March 31, 2000 from $1.2 million for the year ended March 31, 1999. This decrease was attributable to a decrease in average mortgage-backed securities to $11.9 million for the year ended March 31, 2000 from $17.6 million for the year ended March 31, 1999 and a reduction in the average yield on mortgage-backed securities to 6.55% for the year ended March 31, 2000 from 6.99% for the year ended March 31, 1999. The lower average yield on mortgage-backed securities reflects primarily the pay down of principal on higher rate mortgage pools.

    Total interest income increased by $622,000 or 3.8% to $17.0 million for the year ended March 31, 1999 from $16.4 million for the year ended March 31, 1998. The increase in interest income was principally attributable to a $10.4 million or 4.8% increase in the balance of average interest-earning assets to $227.6 million for the year ended March 31, 1999 from $217.2 million for the year ended March 31, 1998, partially offset by a reduction in the average yield on the Company's average interest-earning assets to 7.48% for the year ended March 31, 1999 from 7.55% for the year ended March 31, 1998. The increase in interest-earning assets during the year ended March 31, 1999 compared to the year ended March 31, 1998 reflects management's use of funds received from deposits and borrowings. The increase in average interest-earning assets was largely the result of a $4.4 million increase in average loans receivable, $3.4 million increase in average investment securities and $1.8 million increase in average mortgage-backed securities. The decrease in average yield was caused primarily by decreases in adjustable rates on one-to four-family residential mortgage loans and rates available on short-term investments.

    Interest income on first mortgages and other loans increased by $245,000 or 2.1% to $11.9 million for the year ended March 31, 1999 from $11.6 million for the year ended March 31, 1998. This increase was attributable to an increase in the average investment in first mortgages and other loans to $152.3 million for the year ended March 31, 1999 from $148.0 million for the year ended March 31, 1998, partially offset by a reduction in the average yield on first mortgage and other loans to 7.81% for the year ended March 31, 1999 from 7.87% for the year ended March 31, 1998. The lower average yield on mortgage loans reflects primarily a reduction in interest rates on adjustable rate mortgage loans. Interest income on investment securities increased $274,000 or 8.2% to $3.6 million for the year ended March 31, 1999 from $3.3 million for the year ended March 31, 1998. This increase was attributable to an increase in the average investment securities to $50.2 million for the year ended March 31, 1999 from $46.9 million for the year ended March 31, 1998 and an increase in the average yield on investment securities to 7.15% for the year ended March 31, 1999 from 7.08% for the year ended March 31, 1998. Interest income on mortgage-backed securities increased by $106,000 or 9.4% to $1.2 million for the year ended March 31, 1999 from $1.1 million for the year ended March 31, 1998. This increase was attributable to an increase in average mortgage-backed securities to $17.6 million for the year ended March 31, 1999 from $15.8 million for the year ended March 31, 1998, partially offset by a reduction in the average yield on mortgage-backed securities to 6.99% for the year ended March 31, 1999 from 7.11% for the year ended March 31, 1998. The lower average yield on mortgage-backed securities reflects primarily the pay down of principal on higher rate mortgage pools.

    Interest Expense. Total interest expense increased $729,000 or 7.1% to $11.0 million for the year ended March 31, 2000 from $10.3 million for the year ended March 31, 1999. The increase resulted from a $5.1 million, or 2.9%, increase in average deposits to $181.6 million for the year ended March 31, 2000 from $176.5 million for the year ended March 31, 1999, and a $16.0 million, or 68.9% increase in average borrowed funds to $39.2 million for the year ended March 31, 2000 from $23.2 million for the year ended March 31, 1999. These increases were partially offset by a reduction in the average cost of funds to 4.98% for the year ended March 31, 2000 from 5.14% for the year ended March 31, 1999 due primarily to lower rates on certificates of deposit.

    Total interest expense increased $430,000 or 4.4% to $10.3 million for the year ended March 31, 1999 from $9.8 million for the year ended March 31, 1998. The increase resulted from a $3.7 million, or 2.2%, increase in average deposits to $176.5 million for the year ended March 31, 1999 from $172.8 million for the year ended March 31, 1998, and $5.7 million, or 32.9% increase in average borrowed funds to $23.2 million for the year ended March 31, 1999 from $17.5 million for the year ended March 31, 1998. These increases were partially offset by a reduction in the average cost of funds to 5.14% for the year ended March 31, 1999 from 5.17% for the year ended March 31, 1998.

    Net Interest Income. Net interest income increased by $618,000 or 9.1%, to $7.4 million for the year ended March 31, 2000 from $6.8 million for the year ended March 31, 1999. The principal reason for the increase in the net interest income was the increase in average outstanding loans and investments and an increase in the interest rate spread to 2.56% for the year ended March 31, 2000 from 2.34% for the year ended March 31, 1999.

    Net interest income increased by $192,000 or 2.9%, to $6.8 million for the year ended March 31, 1999 from $6.6 million for the year ended March 31, 1998. The principal reason for the increase in the net interest income was the increase in average outstanding loans, investments and mortgage-backed securities, partially offset by a reduction in the interest rate spread to 2.34% for the year ended March 31, 1999 from 2.38% for the year ended March 31, 1998.

    Provisions for Losses on Loans. The Company maintains an allowance for losses on loans based on management's review and classification of the loan portfolio and analyses of borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current economic conditions, the status of nonperforming loans, reviews conducted in the regulatory examination process and other relevant factors. There was a $65,000 provision for losses on loans for the year ended March 31, 2000 as compared to a $75,000 provision for the year ended March 31, 1999 and a $110,000 provision for the year ended March 31, 1998. Management believes that the current level of the loan loss allowance is adequate to provide for losses, although there can be no assurance that losses will not exceed estimated amounts. See Notes 1 and 4 of the Notes to Consolidated Financial Statements for additional information on the allowance for losses on loans.

    Noninterest Income. Noninterest income decreased $208,000 or 32.5%, to $431,000 for the year ended March 31, 2000 from $638,000 for the year ended March 31, 1999. The decrease was due primarily to a decrease in loan origination fees of $242,000 earned by Bank Street Mortgage Company, partially offset by an increase of $64,000 in insurance commissions earned by Harbor Service Corporation. Bank Street Mortgage Company was closed in October 1999.

    Noninterest income increased $149,000 or 30.5%, to $638,000 for the year ended March 31, 1999 from $489,000 for the year ended March 31, 1998. The increase was due primarily to an increase in loan origination fees of $224,000 earned by Bank Street Mortgage Company, partially offset by a reduction in gain on loans sold of $96,000.

    Noninterest Expense. Noninterest expense increased by $87,000, or 2.1% to $4.3 million for the year ended March 31, 2000 from $4.2 million for the year ended March 31, 1999. The increase in noninterest expense was due primarily to an increase in computer data expense of $83,000, or 49.8%, to $248,000 for the year ended March 31, 2000 from $165,000 for the year ended March 31, 1999. The primary reasons for the increase in computer data expense were Year 2000 preparations and start-up costs for internet banking. The increase in noninterest expense is net of a $120,000 decrease in compensation and benefits expense. This decrease was due primarily to lower compensation costs under stock-based benefit plans and the closing of Bank Street Mortgage Company.

    Noninterest expense increased by $123,000, or 3.0% to $4.2 million for the year ended March 31, 1999 from $4.1 million for the year ended March 31, 1998. The increase in noninterest expense was due primarily to an increase in compensation and benefits expense of $180,000, or 6.8%, to $2.8 million for the year ended March 31, 1999 from $2.6 million for the year ended March 31, 1998, partially offset by a reduction in occupancy and equipment expense of $61,000, or 13.5%, to $390,000 for the year ended March 31, 1999 from $451,000 for the year ended March 31, 1998. The primary reason for the compensation and benefits expense increase was an increase in compensation to employees of Bank Street Mortgage Company of $126,000 or 96.5%, to $257,000 for the year ended March 31, 1999 from $131,000 for the year ended March 31, 1998. The primary reason for the reduction in occupancy and equipment expense was a reduction in the depreciation expense of $39,000, or 28.6% , to $97,000 for the year ended March 31, 1999 from $136,000 for the year ended March 31, 1998, and a reduction in rent of $32,000, or 36.3%, to $57,000 for the year ended March 31, 1999 from $89,000 for the year ended March 31, 1998. These reductions were due to the aging of the fixed assets and the closing of an ATM location in November 1997, respectively. The ATM was reinstated in an existing branch location in June 1998 with no additional cost to facilities.

    Income Taxes. The changes in the Company's income tax provision reflect the changes in income before income taxes. Income tax provisions for the years ended March 31, 2000, 1999 and 1998 are generally reflective of the amounts of the Company's pre-tax income and the effective income tax rate then in effect. See Notes 1 and 9 of the Notes to Consolidated Financial Statements for additional information on income taxes.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

    The following tables set forth certain information relating to the Company's average interest-earning assets and interest-bearing liabilities and the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. During the periods indicated, nonaccrual loans are included in the loans category.

    The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                                         Year Ended March 31,
                                      ------------------------------------------------------------------------------------
                                                  2000                         1999                       1998
                                      ----------------------------  --------------------------- --------------------------
                                                           Average                      Average                    Average
                                      Average               Yield/  Average              Yield/ Average             Yield/
                                      Balance   Interest   Cost(1)  Balance   Interest  Cost(1)  Balance  Interest Cost(1)
                                      -------   --------   -------  -------   --------  ------- --------  -------- -------
                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans ..........................    $164,587  $12,704   7.72%    $152,331   $11,890   7.81%   $147,967  $11,645   7.87%
  Investment securities...........      65,484    4,760   7.28       53,395     3,595   6.59      49,774    3,321   6.56
  Mortgage-backed securities......      11,929      781   6.55       17,563     1,227   6.99      15,768    1,121   7.11
  Short-term investments and
   other interest-earning
   assets (2) ....................       1,748      125   7.15        4,325       311   7.19       3,664      314   8.57
                                      --------  -------             --------  -------           --------  -------
      Total interest-earning
        assets....................     243,748   18,370   7.54      227,614    17,023   7.48     217,173   16,401   7.55
Non-interest-earning assets.......       5,278  -------               4,289   -------              4,598  -------
                                      --------                     --------                     --------
        Total assets..............    $249,026                     $231,903                     $221,771
                                      ========                     ========                     ========

Interest-bearing liabilities:
    Deposits .....................    $181,634    8,898   4.90     $176,531     9,029   5.12    $172,797    8,845   5.12
    Borrowed funds................      39,199    2,101   5.36       23,210     1,240   5.34      17,463      994   5.69
                                      --------  -------             --------  -------           --------  -------
        Total interest-bearing
            liabilities...........     220,833   10,999   4.98      199,741    10,269   5.14     190,260    9,839   5.17
                                                -------                       -------                     -------
Non-interest bearing
  liabilities.....................       2,696                        3,110                        3,040
                                      --------                     --------                     --------
        Total liabilities.........     223,529                      202,851                      193,300

Stockholders' equity..............      25,497                       29,052                       28,471
                                      --------                     --------                     --------
        Total liabilities and
          stockholders'
          equity..................    $249,026                     $231,903                     $221,771
                                      ========                     ========                     ========
Net interest income...............              $ 7,371                       $ 6,754                     $ 6,562
                                                =======                       =======                     =======
Interest rate spread (3)..........                        2.56%                         2.34%                       2.38%
                                                        ======                        ======                      ======
Net yield on interest-earning
  assets (4)......................                        3.02%                         2.97%                       3.02%
                                                        ======                        ======                      ======
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities.............                      110.38%                       113.95%                     114.15%
                                                        ======                        ======                      ======

---------------------------
(1) Represents interest income or expense as a percentage of average interest-earning assets or average interest-bearing liabilities.
(2) Includes interest-bearing deposits, short-term investments, secured demand loans to Bankers Affiliate, Inc. and Federal Home
    Loan Bank stock.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

    The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume) and (iii) changes in rate-volume (changes in rate multiplied by changes in volume).

                                                               Year Ended March 31,
                                      -------------------------------------------------------------
                                          2000       vs.       1999       1999      vs.      1998
                                      -------------------------------  ----------------------------
                                              Increase (Decrease)           Increase (Decrease)
                                                   Due to                         Due to
                                      -------------------------------  ----------------------------
                                                        Rate/                        Rate/
                                       Volume   Rate   Volume   Total  Volume  Rate  Volume   Total
                                      -------   ----  --------  -----  ------  ----  ------   -----
Interest income:
    Loans  .  .  .  .  .  .  .  .  .  $  957    $(137)  $ (6)   $  814  $  343  $(89) $ (10)  $   245
    Investment securities .  .  .  .     797      368     --     1,165     238    15     22       274
    Mortgage-backed securities  .  .    (394)     (77)    25      (446)    128   (19)    (3)      106

    Short-term investments and
        other interest-earning
        assets (1)  .  .  .  .  .  .    (185)      (2)     1      (186)     57   (51)    (9)       (3)
                                      ------    -----   ----    ------  ------  ----  -----   -------
            Total interest income  .   1,175      152     20     1,347     765  (143)    --       622

Interest expense:
    Deposits  .  .  .  .  .  .  .  .     261     (388)    (5)     (132)    191    --     (7)      184
    Borrowed funds  .  .  .  .  .  .     854        5      3       862     327   (61)   (20)      246
                                      ------    -----   ----    ------  ------  ----  -----   -------
        Total interest expense.  .  .  1,115     (383)    (2)      730     518   (61)   (27)      430
                                      ------    -----   ----    ------  ------  ----  -----   -------
Change in net interest income .  .  . $   60    $ 536   $ 21    $  617  $  247  $(82) $  27   $   192
                                      ======    =====   ====    ======  ======  ====  =====   =======

[FN]
------------------------
(1) Includes interest on interest-bearing deposits, short-term investments, secured demand loan to Bankers Affiliate, Inc. and dividends on Federal Home Loan Bank stock.

ASSET/LIABILITY MANAGEMENT

     Interest Rate Sensitivity Gap. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Management believes that, due to its substantial amount of relatively long term assets and short term liabilities, the Company generally has a negative gap. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to positively affect net interest income. Similarly, during a period of falling interest rates, a negative gap would tend to positively affect net interest income while a positive gap would tend to adversely affect net interest income. As a result, management expects that during periods of rising rates the Bank's net interest income could be adversely affected.

     The Company's policy in recent years has been to reduce its exposure to interest rate risk generally by emphasizing fixed rate one-to four-family mortgage loans with terms of 15 years or less and adjustable rate one-to four-family mortgage loans and investing in mortgage-backed securities, short and medium term U.S. government and agency securities, and short term investments such as federal funds, interest-earning deposits in other institutions, and securities purchased under agreements to resell. The advantage of the adjustable rate loans is somewhat diminished by the fact that the Company in recent years has offered these loans with an initial period of five to seven years before the first interest adjustment. By maintaining a significant percentage of its assets in cash and other liquid investments, the

Company is able to reinvest a higher percentage of its assets more quickly in response to changes in market interest rates, thereby reducing its exposure to interest rate volatility. However, prevailing market conditions, regulatory considerations and the need for a balanced portfolio have necessitated that the Company continue to offer fixed rate mortgage loans. In addition to emphasizing adjustable rate loans and high levels of liquidity, the Company offers competitive rates on deposit accounts and prices certificates of deposits to provide customers with incentives to choose certificates of deposit with longer terms. Due to the current interest rate environment, however, certificates of deposit with longer terms are not attractive to customers.

     Net Portfolio Value. The OTS has incorporated an interest rate risk ("IRR") component into the risk-based regulatory capital rules. The IRR component is a dollar amount that would be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and would be measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the reduction in its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% may require the institution to deduct from its capital 50% of the excess change times the estimated market value of its assets. Based on the most recent information provided to Harbor Federal by the OTS, which is as of December 31, 1999, a 200 basis point change in market interest rates would not be expected to reduce the Bank's NPV by more than 2%.

LIQUIDITY AND CAPITAL RESOURCES

     Harbor Federal is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4.0%. Harbor Federal's liquidity ratio averaged 24.3% during the month of March 2000. Liquidity ratios averaged 19.2% for the year ended March 31, 2000. Harbor Federal adjusts its liquidity levels in order to meet funding needs of deposit outflows, payment of real estate taxes from mortgage escrow accounts, repayment of borrowings and loan commitments. Harbor Federal also adjusts liquidity as appropriate to meet its asset and liability management objectives.

     Harbor Federal's primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, and other investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Harbor Federal manages the pricing of its deposits to maintain a desired deposit balance. In addition, Harbor Federal invests in short-term interest-earning assets, which provide liquidity to meet lending requirements. At March 31, 2000, certificates of deposit which were scheduled to mature in one year or less totaled $81.0 million. Assets qualifying for liquidity outstanding at March 31, 2000 amounted to $20.1 million.

     Harbor Federal had $1.7 million in outstanding loan commitments at March 31, 2000. Harbor Federal expects to fund its loan originations through principal and interest payments on loans and mortgage-backed securities, proceeds from investment and other securities as maturities occur and, to the extent necessary, borrowed funds. Management expects that funds provided from these sources will be adequate to meet Harbor Federal's needs.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and the related notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) has issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. It is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter. On the effective date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. SFAS No. 133 does not apply retroactively. While the Company has not completed its analysis of SFAS No. 133 and has not made a decision regarding timing of adoption, management does not believe that adoption will have a material effect on the financial condition or results of operations of the Company.

ITEM 7.  FINANCIAL STATEMENTS
-----------------------------

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Table of Contents

March 31, 2000, 1999 and 1998
----------------------------------------------------------------

                                                            PAGE

Independent Auditors' Report.................................42

Consolidated Financial Statements:
   Statements of Financial Condition.........................43
   Statements of Income and Comprehensive Income.............45
   Statements of Stockholders' Equity........................47
   Statements of Cash Flows..................................48

Notes to Consolidated Financial Statements...................50

----------------------------------------------------------------

[LOGO OF KPMG]

       111 South Calvert Street
       Baltimore, MD  21202




INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Harbor Federal Bancorp, Inc.
Baltimore, Maryland:


We have audited the accompanying consolidated statements of financial condition of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Federal Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                       /s/ KPMG LLP

May 8, 2000

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition

March 31, 2000 and 1999
==============================================================================
                                                     2000          1999
------------------------------------------------------------------------------
ASSETS

Cash:
  On hand and due from banks                     $  1,250,115     1,501,358
  Interest-bearing deposits                            83,504       114,259
Federal funds sold                                    698,578     2,545,437
Investment securities available-for-sale
  (note 2)                                         66,621,761    71,305,678
Investment securities held-to-maturity,
  fair value of $1,626,075 and $2,330,876,
  respectively (note 3)                             1,584,840     2,222,330
Loans receivable (note 4):
  First mortgage loans on real estate:
    One-to-four family residential                128,184,304   114,992,363
    Multifamily residential                         1,047,951       899,962
    Commercial                                     20,003,673    19,784,395
    Construction                                   19,471,104    14,847,822
    Land                                            3,031,704     3,292,436
    Loans held for sale                             2,143,067     2,659,319
  Loans secured by automobiles                        855,071         2,419
  Loans secured by savings accounts                   327,959       290,767
  Home equity loans                                   792,391       533,206
  Home improvement loans                              396,335       511,088
  Financing leases                                  1,773,214     1,427,157
  Commercial loans                                  2,184,548     1,479,439
------------------------------------------------------------------------------
         Total loans                              180,211,321   160,720,373

  Less:
    Undisbursed portion of loans in process         4,950,749     6,225,479
    Unearned discount on loans purchased               73,906        60,006
    Unearned loan fees                                912,299       851,009
    Allowance for losses                              474,100       457,000
------------------------------------------------------------------------------
         Loans receivable, net                    173,800,267   153,126,879

Investment in Federal Home Loan Bank stock,
  at cost (note 10)                                 2,200,000     1,433,500
Real estate owned                                      74,138       446,899
Investment in and advances to affiliated
  corporation (note 5)                                     --     2,525,000
Property and equipment, net (note 6)                1,680,128     1,760,516
Accrued interest receivable                         1,571,426     1,427,032
Prepaid expenses and other assets                   3,547,270       888,747
------------------------------------------------------------------------------
                                                 $253,112,027   239,297,635
==============================================================================

                                                                (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

March 31, 2000 and 1999
==============================================================================
                                                     2000          1999
------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Savings accounts (note 7)                      $179,403,009   181,485,848
  Borrowed funds (note 8)                          44,700,000    27,555,000
  Advance payments by borrowers for taxes,
    insurance and ground rents                      1,948,647     1,841,672
  Accrued expenses and other liabilities            1,563,492     1,612,963
------------------------------------------------------------------------------
Total liabilities                                 227,615,148   212,495,483

Stockholders' equity (notes 1, 10, 11 and 12):
  Preferred stock $0.01 par value; authorized
    5,000,000 shares; none issued                          --            --
  Common stock $0.01 par value; authorized
    20,000,000 shares; issued and outstanding
    1,664,515 and 1,676,515 shares, respectively       16,645        16,765
  Additional paid-in capital                       13,515,785    13,071,570
  Unearned ESOP shares                               (407,118)     (662,056)
  Retained income, substantially restricted        15,591,890    14,422,503
  Accumulated other comprehensive income           (3,220,323)      (46,630)
------------------------------------------------------------------------------
Total stockholders' equity                         25,496,879    26,802,152

Commitments and contingencies (notes 10, 11,
  12 and 14)
------------------------------------------------------------------------------
                                                 $253,112,027   239,297,635
==============================================================================

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income and Comprehensive Income

Years ended March 31, 2000, 1999 and 1998
==============================================================================
                                              2000       1999       1998
------------------------------------------------------------------------------
Interest income:
  Loans receivable                        $12,703,906  11,890,112 11,644,544
  Investment securities                     4,759,821   3,594,695  3,321,342
  Mortgage-backed securities                  781,100   1,227,043  1,121,238
  Interest-bearing deposits and other
    short-term investments                    125,221     311,540    313,561
------------------------------------------------------------------------------
Total interest income                      18,370,048  17,023,390 16,400,685
------------------------------------------------------------------------------
Interest expense:
  Savings accounts:
    Certificates                            6,992,455   7,137,897  6,858,210
    NOW and money market deposit
     accounts                                 916,796     924,405    985,810
    Passbook and statement savings            988,867     967,676  1,001,263
------------------------------------------------------------------------------
                                            8,898,118   9,029,978  8,845,283
  Borrowed funds:
    Federal Home Loan Bank advances         1,224,439     512,014    147,292
    Securities sold under agreements
      to repurchase                           876,209     727,862    846,842
------------------------------------------------------------------------------
                                            2,100,648   1,239,876    994,134
------------------------------------------------------------------------------
Total interest expense                     10,998,766  10,269,854  9,839,417
------------------------------------------------------------------------------
Net interest income                         7,371,282   6,753,536  6,561,268

Provision for losses on loans (note 4)         65,000      75,000    110,000
------------------------------------------------------------------------------
Net interest income after provision
  for losses on loans                       7,306,282   6,678,536  6,451,268
------------------------------------------------------------------------------
Noninterest income:
  Loan fees and service charges               202,292     459,700    225,431
  Other                                       228,669     178,787    263,955
------------------------------------------------------------------------------
Total noninterest income                      430,961     638,487    489,386
------------------------------------------------------------------------------

                                                 (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income and Comprehensive Income,
Continued

Years ended March 31, 2000, 1999 and 1998
==============================================================================
                                          2000          1999        1998
------------------------------------------------------------------------------
Noninterest expense:
  Compensation and benefits
    (notes 12 and 13)                  $2,712,021     2,832,077   2,652,242
  Occupancy and equipment                 371,299       390,130     450,958
  SAIF deposit insurance premiums
    (note 10)                              74,096        89,547      90,278
  Advertising                             164,892       142,926     129,040
  Other                                 1,020,239       800,624     809,366
------------------------------------------------------------------------------
Total noninterest expense               4,342,547     4,255,304   4,131,884

Income before income taxes              3,394,696     3,061,719   2,808,770

Income taxes (note 9)                   1,357,550     1,277,050   1,139,963
------------------------------------------------------------------------------
Net income                              2,037,146     1,784,669   1,668,807
------------------------------------------------------------------------------
Other comprehensive income, net of
  tax    unrealized holding gain
  (loss) on securities available-
  for-sale                             (3,173,693)     (256,934)    546,797
------------------------------------------------------------------------------
Comprehensive income                  $(1,136,547)    1,527,735   2,215,604
==============================================================================
Net income per share of common stock (note 1):
    Basic                              $     1.25          1.03        0.96
    Diluted                                  1.23          0.99        0.93
==============================================================================

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity

Years ended March 31, 2000, 1999 and 1998
====================================================================================
                                            Common     Additional       Unearned
                                            stock     paid-in capital  ESOP shares
------------------------------------------------------------------------------------
Balance at March 31, 1997                 $ 17,544      13,611,599     (1,136,840)

Compensation under stock-based benefit
  plans                                         --         317,391        224,010
Purchase of 61,000 shares of common stock     (610)       (965,687)            --
Exercise of stock options by
  Stock Option Trust                            --         105,930             --
Other comprehensive income                      --              --             --
Dividends ($.43 per share)                      --              --             --
Net income - 1998                               --              --             --

------------------------------------------------------------------------------------
Balance at March 31, 1998                   16,934      13,069,233       (912,830)

Stock dividend - 10%                         1,693       3,385,827             --
Compensation under stock-based benefit
  plans                                         --         471,539        250,774
Purchase of 186,280 shares of common stock  (1,862)     (3,469,134)            --
Purchase of 35,841 shares of common stock
  for Stock Option Trust                        --        (652,544)            --
Exercise of stock options by
  Stock Option Trust                            --         266,649             --
Other comprehensive income                      --              --             --
Dividends ($.51 per share)                      --              --             --
Net income - 1999                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 1999                   16,765      13,071,570       (662,056)

Compensation under stock-based benefit
  plans                                         --         336,555        254,938
Purchase of 12,000 shares of common stock     (120)       (173,068)            --
Purchase of 11,318 shares of common stock
  for Stock Option Trust                        --        (164,808)            --
Exercise of stock options by
  Stock Option Trust                            --         445,536             --
Other comprehensive income                      --              --             --
Dividends ($.52 per share)                      --              --             --
Net income - 2000                               --              --             --
------------------------------------------------------------------------------------
Balance at March 31, 2000                 $ 16,645      13,515,785       (407,118)
====================================================================================

Years ended March 31, 2000, 1999 and 1998
====================================================================================
                                       Retained     Accumulated
                                        income,        other               Total
                                     substantially  comprehensive      stockholders'
                                       restricted      income              equity
------------------------------------------------------------------------------------
Balance at March 31, 1997               16,068,969      (336,493)       28,224,779

Compensation under stock-based benefit
  plans                                         --            --           541,401
Purchase of 61,000 shares of common stock       --            --          (966,297)
Exercise of stock options by
  Stock Option Trust                            --            --           105,930
Other comprehensive income                      --       546,797           546,797
Dividends ($.43 per share)                (798,607)           --          (798,607)
Net income - 1998                        1,668,807            --         1,668,807
------------------------------------------------------------------------------------
Balance at March 31, 1998               16,939,169       210,304        29,322,810

Stock dividend - 10%                    (3,387,520)           --                --
Compensation under stock-based
  benefit plans                                 --            --           722,313
Purchase of 186,280 shares of common
  stock                                         --            --        (3,470,996)
Purchase of 35,841 shares of common stock
  for Stock Option Trust                        --            --          (652,544)
Exercise of stock options by
  Stock Option Trust                            --            --           266,649
Other comprehensive income                      --      (256,934)         (256,934)
Dividends ($.51 per share)                (913,815)           --          (913,815)
Net income - 1999                        1,784,669            --         1,784,669
------------------------------------------------------------------------------------
Balance at March 31, 1999               14,422,503       (46,630)       26,802,152

Compensation under stock-based
  benefit plans                                 --            --           591,493
Purchase of 12,000 shares of common
  stock                                         --            --          (173,188)
Purchase of 11,318 shares of common stock
  for Stock Option Trust                        --            --          (164,808)
Exercise of stock options by
  Stock Option Trust                            --            --           445,536
Other comprehensive income                      --    (3,173,693)       (3,173,693)
Dividends ($.52 per share)                (867,759)           --          (867,759)
Net income - 2000                        2,037,146            --         2,037,146
------------------------------------------------------------------------------------
Balance at March 31, 2000               15,591,890    (3,220,323)       25,496,879
====================================================================================

See accompanying notes to consolidated financial statements

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended March 31, 2000, 1999 and 1998
====================================================================================
                                                 2000       1999       1998
------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                 $2,037,146    1,784,669     1,668,807
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                90,285       97,012       135,661
    Amortization of premium on savings
      deposits                                  381,384      381,384       381,384
    Provision for losses on loans                65,000       75,000       110,000
    Deferred income tax provision               (67,932)    (107,015)      (87,876)
    Noncash compensation under stock-
      based benefit plans                       591,493      722,313       541,401
    Loans originated for sale, net of
      repayments                                516,252     (920,390)   (3,682,878)
    Proceeds from sales of loans originated
      for sale                                       --    1,016,685     4,803,060
    Amortization of loan fees, premiums
      and discounts, net                        (70,067)    (198,331)     (172,819)
    Gain on sale of loans                            --           --       (96,428)
    Loss on sales of real estate owned           47,899        3,219            --
    Decrease (increase) in prepaid
      expenses and other assets                (593,718)     102,627      (277,520)
    Increase (decrease) in accrued expenses
      and other liabilities                     (47,911)      50,667       215,834
    Decrease (increase)in accrued
      interest receivable                      (144,394)     270,285      (116,104)
------------------------------------------------------------------------------------
Net cash provided by operating activities     2,805,437    3,278,125     3,422,522
------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of investment securities
    available-for-sale                       (4,184,845) (56,675,792)  (40,122,750)
  Proceeds from maturities and principal
    repayments of investment securities
    available-for-sale                        3,565,819   37,971,956    18,463,947
  Proceeds from maturities and principal
    repayments of investment securities
    held-to-maturity                            637,490   16,855,587    11,383,401
  Loan principal disbursements, net of
    repayments                              (17,492,164)  (5,562,643)   (2,048,299)
  Loan purchases                             (3,980,692)    (941,300)   (2,105,334)
  Investment in Federal Home Loan
    Bank stock                                 (766,500)          --       (67,500)
  Proceeds from sales of real estate owned      745,522       79,605       465,136
  Purchases of property and equipment            (9,897)     (36,619)      (17,871)
  Decrease (increase) in investment in and
    advances to affiliated corporation, net   2,525,000      325,000       (75,000)
------------------------------------------------------------------------------------
Net cash used in investing activities       (18,960,267)  (7,984,206)  (14,124,270)
------------------------------------------------------------------------------------
                                                                        (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Years ended March 31, 2000, 1999 and 1998
====================================================================================
                                                   2000       1999       1998
------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net (decrease) increase in savings
    accounts                                $(2,464,223)   8,201,620     1,054,831
  Net increase in borrowed funds             17,145,000    2,288,750     8,766,250
  Increase (decrease) in advance payments
    by borrowers for taxes, insurance and
    ground rents                                106,975)     (94,132)       33,390
  Purchases of common stock                    (173,188)  (3,470,996)     (966,297)
  Purchases of common stock for Stock
    Option Trust                               (164,808)    (652,544)           --
  Exercise of stock options by Stock Option
    Trust                                       445,536      266,649       105,930
  Dividends paid                               (869,319)    (911,617)     (751,204)
------------------------------------------------------------------------------------
Net cash provided by financing activities    14,025,973    5,627,730     8,242,900
------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents                                (2,128,857)     921,649    (2,458,848)
Cash and cash equivalents at beginning of
  year                                        4,161,054    3,239,405     5,698,253
------------------------------------------------------------------------------------
Cash and cash equivalents at end of year    $ 2,032,197    4,161,054     3,239,405
====================================================================================
Supplemental information:
  Interest paid on savings accounts and
    borrowed funds                          $10,558,000    9,975,000     9,451,000
  Income taxes paid                           1,353,000    1,457,000     1,147,000
====================================================================================
Schedule of noncash investing and
  financing transactions:
  Transfers of loans receivable to
    investments in real estate owned        $   420,660      529,723            --
  Unrealized holding gain (loss) on
    securities available for sale,
    net of tax                               (3,173,693)    (256,938)      546,797
====================================================================================

See accompanying notes to consolidated financial statements.

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

March 31, 2000, 1999 and 1998
-----------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     The consolidated financial statements include the accounts of Harbor Federal Bancorp, Inc. (the Company) and its wholly owned subsidiary Harbor Federal Savings Bank (the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts for prior years have been reclassified to conform to the presentation for 2000.

     BUSINESS

     The Bank provides a full range of banking services to individual and corporate customers through its subsidiaries and branch banks in Maryland. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those agencies.

     BASIS OF PRESENTATION

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the statements of financial condition and the reported amounts of revenues and expenses for the periods. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate owned. In connection with the determination of the allowance and the valuation of real estate, management prepares fair value analyses and obtains independent appraisals for significant properties, where appropriate.

     Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in Baltimore and the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowances for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations.

     CASH AND CASH EQUIVALENTS

     Cash equivalents includes Federal funds sold and are carried at cost which approximates fair value. Generally, Federal funds are purchased and sold for one-day periods.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(1)  CONTINUED

     INVESTMENT SECURITIES

     Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to- maturity and recorded at amortized cost. Debt securities not classified as held-to-maturity and equity securities with readily determinable fair values are classified as trading securities if bought and held principally for the purpose of selling them in the near term. Trading securities are reported at fair value, with unrealized gains and losses included in income. Investments not classified as held-to- maturity or trading are considered available-for-sale and are reported at fair value, with unrealized holding gains and losses, net of the related tax effect, reported as other comprehensive income until realized. Fair value is determined based on published bid prices or bid quotations received from securities dealers. Realized gains and losses on sales are determined using the specific identification method.

     DISCOUNTS AND PREMIUMS ON LOANS AND INVESTMENT SECURITIES

     Discounts and premiums on loans and investment securities are deferred and amortized to income using the level-yield method over the contractual term of the loan or security.

     INTEREST ON FINANCING LEASES

     Leases included in loans receivable are accounted for as direct financing leases. The excess of rentals to be received over the cost of the investment in the lease is deferred and amortized to income using the level-yield method over the lease term.

     LOANS HELD FOR SALE

     Loans held for sale consisted primarily of mortgage loans at March 31, 2000 and 1999. These loans are carried at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements calculated on an aggregate basis.

     REAL ESTATE OWNED

     Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated costs to sell. Costs relating to holding real estate are charged against income, while costs relating to improving real estate are capitalized until a salable condition is reached.

     PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated using the straight-line and accelerated methods over the estimated useful lives of the related assets. Additions and improvements are capitalized, and costs of repairs and maintenance are expensed as incurred. The related cost and accumulated depreciation or amortization are eliminated from the accounts when an asset is sold or retired and the resulting gain or loss is credited or charged to income.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(1)  CONTINUED

     LOAN FEES

     Origination and commitment fees and direct origination costs of loans are deferred and amortized to income over the contractual lives of the related loans using the level-yield method. Under certain circumstances, commitment fees are recognized as income over the commitment period or upon expiration of the commitment.

     LOANS RECEIVABLE

     Loans are stated at the amount of unpaid principal reduced by discounts, unearned loan fees and the allowance for losses. Interest on loans is not accrued when, in the opinion of management, full collection of principal or interest is in doubt, or payment of principal or interest has become 90 days past due. Interest accrued prior to a loan becoming 90 days past due is retained in income. Such interest is considered in management's determination of the allowance for losses. Any interest received in excess of the amount previously accrued on such loans is recorded in income in the period of recovery.

     The provision for losses on loans is determined based on management's review of the loan portfolio and analyses of borrowers' ability to pay, past collection experience, risk characteristics of individual loans or groups of similar loans and underlying collateral, current economic conditions and the status of nonperforming loans. Loans or portions thereof are charged off when considered uncollectible by management.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans that experience insignificant payment delays (90 days or less) or shortfalls generally are not considered impaired. Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, an impairment is recognized through a valuation allowance and a corresponding provision for credit losses.

     Large groups of smaller balance homogenous loans, including residential mortgage loans and consumer installment loans, are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

     PREMIUM ON SAVINGS ACCOUNTS

     In 1996, the Bank purchased certain assets and liabilities, principally loans and deposits, relating to three branch offices. The acquisition was accounted for using the purchase method and the excess of the purchase cost over the fair values of the net assets acquired of $3,044,642 was recorded as a premium on savings accounts which is being amortized to interest expense using the straight-line method over an estimated life of eight years.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(1)  CONTINUED

     INCOME TAXES

     Deferred income taxes are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized, with certain exceptions, for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence, including tax planning strategies and other factors. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

     Qualified thrift lenders, such as the Bank, are not required to provide a deferred tax liability for bad debt reserves for tax purposes that arose in fiscal years beginning before December 31, 1987. Such bad debt reserve for the Bank amounted to approximately $4,600,000 with an income tax effect of approximately $1,750,000 at March 31, 2000 and 1999. This bad debt reserve could become taxable in the future if certain conditions are not met by the Bank.

     STOCK-BASED BENEFIT PLANS

     The Company uses the intrinsic value method to account for stock-based employee compensation plans. Under this method, compensation cost is recognized for awards of shares of common stock to employees only if the quoted market price of the stock at the grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Compensation cost is recorded on a pro- rata basis as the employees perform the services required to acquire the stock.

     The Company has established an Employee Stock Ownership Plan (ESOP) for its employees. The Company recognizes the costs associated with the ESOP in accordance with provisions of AICPA Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. Accordingly, compensation expense is recorded based on the market value of shares committed-to-be-released to the ESOP for allocation to participants for services rendered.

     PER SHARE DATA AND NET INCOME PER SHARE OF COMMON STOCK

     On July 15, 1998, the Board of Directors declared a 10% stock dividend, which was paid on August 10, 1998. An amount equal to the fair value of the common shares issued was transferred from retained income to common stock and additional paid-in capital, as appropriate. Except for the number of shares authorized, all references to per share information and numbers of shares in the consolidated financial statements have been adjusted to reflect the stock dividend on a retroactive basis.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(1)  CONTINUED

     Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of common shares outstanding for the applicable period. Diluted EPS is calculated after adjusting the numerator and the denominator of the basic EPS calculation for the effect of all dilutive potential common shares outstanding during the period. The dilutive effects of options and unvested restricted stock awards are computed using the "treasury stock" method. Unearned ESOP shares are not included in outstanding shares. Information related to the calculation of net income per share of common stock is summarized as follows for the years ended March 31:

                                     2000                   1999                  1998
                              --------------------     -----------------    --------------------
                              Basic       Diluted      Basic    Diluted     Basic      Diluted
------------------------------------------------------------------------------------------------
Net income                    $2,037,146 2,037,146  1,784,669  1,784,669   1,668,807  1,668,807
Dividends on unvested
  common stock awards                 --        --     (7,991)    (5,460)    (14,098)   (11,441)
------------------------------------------------------------------------------------------------
Adjusted net income
  used in EPS
  calculations                $2,037,146 2,037,146  1,776,678  1,779,209   1,654,709  1,657,366
================================================================================================
Weighted average
  shares outstanding           1,625,776 1,625,776  1,731,587  1,731,587   1,731,745  1,731,745

Effect of dilutive securities:
  Options                             --    32,852        --      61,269          --     54,680
  Unvested common
    stock awards                      --        --        --       4,983          --      6,161
------------------------------------------------------------------------------------------------
Adjusted weighted-average
  shares used in EPS
  computation                  1,625,776 1,658,628  1,731,587  1,797,839   1,731,745  1,792,586
================================================================================================

     COMPREHENSIVE INCOME

     Comprehensive income includes all changes in stockholders' equity during a period, except those relating to investments by and distributions to stockholders. The Company's comprehensive income consists of net earnings and unrealized gains and losses on securities available-for- sale and is presented in the statements of income and comprehensive income. Accumulated other comprehensive income is displayed as a separate component of stockholders' equity.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(2)  INVESTMENT SECURITIES AVAILABLE-FOR-SALE

     Investment securities available-for-sale are summarized as follows at March 31:

                                                         2000
                                   ---------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair
                                     cost         gains         losses       value
--------------------------------------------------------------------------------------
U.S. Government and
  agency obligations              $52,993,085         --      (4,091,904)   48,901,181
Trust preferred securities          9,757,363         --      (1,354,148)    8,403,215
Preferred stock - Federal
  Home Loan Mortgage
  Corporation (FHLMC)                   6,339    338,324              --       344,663
Mortgage-backed securities:
  Government National Mortgage
    Association (GNMA)              7,742,336         --        (102,210)    7,640,126
  FHLMC                             1,369,173         --         (36,597)    1,332,576
---------------------------------------------------------------------------------------
                                  $71,868,296    338,324      (5,584,859)   66,621,761
=======================================================================================
                                                         1999
                                   ----------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair
                                     cost         gains         losses       value
---------------------------------------------------------------------------------------
U.S. Government and
  agency obligations           $50,992,523        16,249      (636,718)    50,372,054
Trust preferred securities       8,610,862        90,722       (61,896)     8,639,688
Preferred stock - FHLMC              6,339       440,699            --        447,038
Mortgage-backed securities:
  GNMA                           9,949,731        94,160            --     10,043,891
  FHLMC                          1,822,194            --       (19,187)     1,803,007
---------------------------------------------------------------------------------------
                               $71,381,649       641,830      (717,801)    71,305,678
=======================================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(2)  CONTINUED

     The amortized cost and estimated fair values of nonequity investment securities available-for-sale at March 31, 2000 and 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without penalties.

                                                 2000                         1999
                                        ------------------------    --------------------------
                                        Amortized         Fair      Amortized         Fair
                                           cost           value       cost           value
---------------------------------------------------------------------------------------------
Due after five through ten years        $ 2,999,007       2,842,320    3,998,882     4,007,160
Due after ten years                      59,751,441      54,462,076   55,604,503    55,004,582
Mortgage-backed securities                9,111,509       8,972,702   11,771,925    11,846,898
----------------------------------------------------------------------------------------------
                                        $71,861,957      66,277,098   71,375,310    70,858,640
==============================================================================================

     There were no sales of investment securities available-for- sale during the years ended March 31, 2000, 1999 and 1998. Accrued interest receivable on investment securities available-for-sale was approximately $594,000 and $523,000 at March 31, 2000 and 1999, respectively.

(3)  INVESTMENT SECURITIES HELD-TO-MATURITY

     Investment securities held-to-maturity are summarized as follows at March
     31:

                                                         2000
                                   ---------------------------------------------------
                                                 Gross         Gross
                                   Amortized    unrealized    unrealized     Fair
                                     cost         gains         losses       value
--------------------------------------------------------------------------------------
Mortgage-backed securities:
  GNMA                            $  573,279      21,993         --         595,272
  FNMA                               807,498      20,402     (8,171)        819,729
  FHLMC                              204,063       7,011         --         211,074
--------------------------------------------------------------------------------------
                                  $1,584,840      49,406     (8,171)      1,626,075
======================================================================================
                                                         1999
                                   ---------------------------------------------------
Mortgage-backed securities:
  GNMA                            $  713,537      46,780         --         760,317
  FNMA                             1,097,280      39,424        (90)      1,136,614
  FHLMC                              411,513      22,432         --         433,945
--------------------------------------------------------------------------------------
                                  $2,222,330     108,636        (90)      2,330,876
======================================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(3)  CONTINUED

     There were no sales of investment securities held-to- maturity during the years ended March 31, 2000, 1999 and 1998. Accrued interest receivable on investment securities held-to-maturity was approximately $65,000 and $84,000 at March 31, 2000 and 1999, respectively.

(4)  LOANS RECEIVABLE

     Substantially all of the loans receivable are mortgage loans secured by residential and commercial real estate properties located in the state of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

     Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Bank's lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of the borrowers or guarantors. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

     Nonperforming loans amounted to approximately $559,000 and $986,000 at March 31, 2000 and 1999, respectively. For the years ended March 31, 2000, 1999 and 1998, the amount of interest income that would have been recorded on loans in nonaccrual status at year end had such loans performed in accordance with their terms, was approximately $41,000, $86,000 and 79,000, respectively. The actual interest income recorded on these loans for the years ended March 31, 2000, 1999 and 1998 was approximately $29,000, $60,000, and $67,000, respectively.

     The Bank, through its normal asset review process, has identified certain loans which management believes involve a degree of risk warranting additional attention. Such loans, totaling approximately $387,000 and $483,000 at March 31, 2000 and 1999, respectively, are not included above in nonperforming loans, but have exhibited potential or actual weaknesses which, if not corrected, would cause management to have doubts as to the ability of the borrowers to comply with the present loan repayment terms and which could result in classification of such loans as nonperforming in the future.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

(4)  CONTINUED

     Changes in the allowance for losses were as follows for the years ended March 31:

                                      2000      1999     1998
-----------------------------------------------------------------
Beginning balance                  $ 457,000   490,000  380,000
Provision for losses on loans         65,000    75,000  110,000
Charge-offs                          (47,900) (108,000)      --
-----------------------------------------------------------------
Ending balance                     $ 474,100   457,000  490,000
=================================================================

     At March 31, 2000, 1999 and 1998, the Bank was servicing loans owned by others of approximately $2,985,000, $11,156,000 and $13,718,000, respectively.

     The Bank participates in a loan made to one of its directors by another financial institution. This loan was made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with unrelated customers. The Bank's outstanding balance on this loan was approximately $494,000 and $500,000 at March 31, 2000 and 1999, respectively.

     Accrued interest receivable on loans receivable was $876,000 and $792,000 at March 31, 2000 and 1999, respectively.

(5)  INVESTMENT IN AND ADVANCES TO AFFILIATED CORPORATION

     The investment in and advances to Bankers Affiliate, Inc.
     are as follows at March 31:

                                       2000         1999
-----------------------------------------------------------------
Capital stock, at cost              $      --        25,000
Advances                                   --     2,500,000
-----------------------------------------------------------------
                                    $      --     2,525,000
=================================================================

     Bankers Affiliate, Inc. was organized in April 1983 to make consumer loans and, until April 1999, was owned by the Bank and two other financial institutions. Advances were due on demand and bore interest at a rate determined by the Bank and the two other institutions. In April 1999, the Bank sold its interest in Bankers Affiliate, Inc. to one of the other institutions for the par value of the capital stock. At that time, the advances were repaid by Bankers Affiliate, Inc.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(6)  PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows at March 31:

                                         2000         1999       Useful life
------------------------------------------------------------------------------
Land                                  $  733,189      733,189            --
Buildings and improvements             1,227,405    1,227,405    15-30 years
Leasehold improvements                    33,000       33,000     5-10 years
Furniture, fixtures and equipment        892,481      882,584     5-10 years
Automobiles                               24,128       24,128        3 years
--------------------------------------------------------------   ============
Total, at cost                         2,910,203    2,900,306

Less accumulated depreciation
  and amortization                     1,230,075    1,139,790
--------------------------------------------------------------
Property and equipment, net           $1,680,128    1,760,516
==============================================================

     At March 31, 2000, the Bank was obligated under noncancellable long-term operating leases for two of its branch offices. These leases expire at dates to 2002 and provide for approximate aggregate rentals of $52,000 in 2001 and $9,000 in 2002. Rent expense was $57,072, $56,979 and $89,495 for the years ended March 31, 2000, 1999 and 1998, respectively.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(7)  SAVINGS ACCOUNTS

     Savings accounts are summarized as follows at March 31:

                            Weighted average rate           2000                1999
                            ---------------------   -------------------   --------------------
                             2000          1999     Amount         %       Amount        %
----------------------------------------------------------------------------------------------
Certificates                 5.59%         5.31%    $117,996,786   65.2%  122,356,375   66.7%
Money market                 3.44%         3.38%      22,479,778   12.4%   23,121,853   12.6%
Passbook                     3.05%         3.05%      30,440,696   16.8%   29,265,439   16.0%
NOW                          0.71%         1.01%       7,342,685    4.1%    6,656,017    3.6%
Commercial checking             --           --        2,323,913    1.3%    1,631,153    0.9%
Christmas Club               3.04%         3.05%         312,943    0.2%      330,187    0.2%
----------------------------------------------------------------------------------------------
                                                     180,896,801  100.0%  183,361,024  100.0%
==============================================================================================
Acquisition premium, net of
  accumulated amortization
  of $1,550,850 and $1,169,466,
  respectively                                        (1,493,792)          (1,875,176)
----------------------------------------------------------------------------------------------
                                                    $179,403,009          181,485,848
==============================================================================================
Certificate accounts maturing:
  Under 12 months                                   $ 81,033,219   68.7%   71,414,952   58.4%
  12 months to 24 months                              13,964,038   11.8%   30,944,369   25.3%
  24 months to 36 months                              15,052,729   12.8%    8,858,634    7.2%
  36 months to 48 months                               4,473,701    3.8%    9,102,547    7.4%
  48 months to 60 months                               3,473,099    2.9%    2,035,873    1.7%
----------------------------------------------------------------------------------------------
                                                    $117,996,786  100.0%  122,356,375  100.0%
==============================================================================================


     At March 31, 2000 and 1999, certificates of $100,000 or more were approximately $13,494,000 and $11,653,000, respectively.

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(8)  BORROWED FUNDS

     Borrowed funds with interest rates and maturities are summarized as follows at March 31:

                                                  2000         1999
-------------------------------------------------------------------------
Securities sold under agreements to repurchase:

  4.9% matured June 1999                          $       --     4,675,000
  5.0% matured May 1999                                   --     6,000,000
  5.7% matured May 1999                                   --     3,880,000
  4.8% matured October 1999                               --     3,000,000
 5.93% due April 2000                              5,500,000            --
 6.00% due May 2000                                3,000,000            --
 6.08% due May 2000                                1,700,000            --

Federal Home Loan Bank advances,
 5.05%, due December 2007                                 --    10,000,000
 5.71% due September 2004                          7,000,000            --
 5.48% due December 2009                          10,000,000            --
 5.92% due March 2010                             17,500,000            --
---------------------------------------------------------------------------
                                                 $44,700,000    27,555,000
===========================================================================

     The Bank enters into sales of mortgage-backed securities and investment securities with agreements to repurchase. Such agreements are treated as financings, and the obligations to repurchase securities sold are reported as liabilities in the consolidated statements of financial condition. The securities underlying the agreements are book-entry securities. The securities are delivered by appropriate entry into the counterparties' accounts maintained at the Federal Reserve Bank of New York.

     Information with respect to repurchase agreements is as follows for the years ended March 31:

                                                  2000        1999        1998
---------------------------------------------------------------------------------
Amount outstanding at year-end                 $10,200,000  17,555,000 15,266,250
Maximum outstanding at any month-end            23,310,000  17,555,000 16,500,000
Average outstanding                             15,878,333  13,119,000 14,210,000
Fair value of securities sold under
  repurchase agreements at year-end:
     Mortgage-backed securities                  7,587,722  10,043,892  2,017,108
     Investment securities                      11,136,300   8,902,100 13,950,500
Amortized cost of securities sold under
  repurchase agreements at year-end:
     Mortgage-backed securities                  7,742,336   9,949,732  1,980,396
     Investment securities                      11,995,856   8,995,502 14,000,000
==================================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------


(8)  CONTINUED

     Under a blanket floating lien security agreement with the Federal Home Loan Bank of Atlanta (FHLB), the Bank is required to maintain as collateral for its advances qualifying first mortgage loans in an amount equal to 100% of the advances. First mortgage loans of $34,500,000 were pledged as collateral at March 31, 2000. At the discretion of the FHLB, the interest rate on advances can be converted to a variable rate on a quarterly basis, at which time the Bank may repay the advances.

(9)  INCOME TAXES

     The income tax provision is composed of the following for the years ended March 31:

                                   2000       1999      1998
----------------------------------------------------------------
Current:
  Federal                       $1,167,111 1,133,199  1,005,289
  State                            258,371   250,866    222,550
----------------------------------------------------------------
                                 1,425,482 1,384,065  1,227,839
Deferred:
  Federal                          (55,621)  (87,618)   (71,948)
  State                            (12,311)  (19,397)   (15,928)
----------------------------------------------------------------
                                   (67,932) (107,015)   (87,876)
----------------------------------------------------------------
                                $1,357,550 1,277,050  1,139,963
================================================================

     The net deferred tax asset at March 31, 2000 and 1999 consists of total deferred tax assets of $2,911,192 and $854,550, respectively, and total deferred tax liabilities of $394,844 and $403,007, respectively. The tax effects of temporary differences between the financial reporting and income tax basis of assets and liabilities relate to the following at March 31:

                                                        2000       1999
----------------------------------------------------------------------------
Interest and fees on loans                             $  33,856    41,071
Allowance for losses on loans                            183,097   176,493
Accrual basis of accounting and deferred compensation    392,422   400,941
Unamortized premium on savings deposits                  275,605   206,704
Federal Home Loan Bank stock dividends                  (207,351) (207,351)
Prepaid pension cost                                     (46,249)  (19,100)
Tax bad debt reserve in excess of base year             (141,244) (176,556)
Unrealized (gain) loss on investments available-
  for-sale                                             2,026,212    29,341
----------------------------------------------------------------------------
                                                      $2,516,348   451,543
============================================================================

                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(9)  CONTINUED

     A reconciliation between the income tax provision computed by multiplying income before income taxes by the statutory Federal income tax rate of 34% and the actual provision for income taxes is as follows for the years ended March 31:

                                   2000       1999      1998
----------------------------------------------------------------
Tax at statutory rate           $1,154,197 1,040,984    954,982
State income taxes, net of
  Federal income tax benefit       162,400   152,770    136,371
Nondeductible compensation
  costs                             42,318    94,612     59,239
Other, net                          (1,365)  (11,316)   (10,629)
----------------------------------------------------------------
Income tax provision            $1,357,550 1,277,050  1,139,963
================================================================

(10) REGULATORY MATTERS

     The Federal Deposit Insurance Corporation, through the Savings Association Insurance Fund (SAIF), insures deposits of accountholders up to $100,000. The Bank pays an annual premium to provide for this insurance. The Bank is also a member of the Federal Home Loan Bank System and is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta equal to at least 1% of the unpaid principal balances of its residential mortgage loans or 5% of its outstanding advances from the Bank, whichever is greater. Purchases and sales of stock are made directly with the Federal Home Loan Bank of Atlanta at par value.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (as defined in the regulations and as set forth in the table below). As of March 31, 2000, the most recent notification from the Office of Thrift Supervision
     (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(10) CONTINUED

     Regulatory capital amounts and ratios for the Bank are as follows (in thousands):


                                                                                   To be well
                                                               Minimum          capitalized under
                                                              for capital       prompt corrective
                                         Actual            adequacy purposes    action provisions
                                  ---------------------   -------------------   -----------------
                                   Amount        Ratio     Amount      Ratio     Amount     Ratio
-------------------------------------------------------------------------------------------------
As of March 31, 2000:
  Tier I core capital (a)          $17,765        7.20%   $9,871       4%       $12,239     >5%
  Tier I risk-based capital (b)     17,765       14.43%    4,923       4%         7,384     >6%
  Total risk-based capital (b)      18,391       14.94%    9,846       8%        12,307    >10%
As of March 31, 1999:
  Tier I core capital (a)           23,945       10.24%    9,356       4%        11,964     >5%
  Tier I risk-based capital (b)     23,945       21.00%    4,561       4%         6,841     >6%
  Total risk-based capital (b)      24,600       21.57%    9,122       8%        11,402    >10%

(a) Percentage of capital to ending assets.
(b) Percentage of risk-based capital to ending risk-weighted assets.

=================================================================================================


(11) STOCKHOLDERS' EQUITY AND RELATED MATTERS

     In 1994, the Board of Directors approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. The conversion was accomplished through amendment of the Bank's charter and the sale (on August 11, 1994) of the Company's common stock in an amount equal to the consolidated pro forma market value of the Company and the Bank after giving effect to the conversion.

     Federal regulations require that, upon conversion from mutual to stock form of ownership, a "liquidation account" be established by restricting a portion of net worth for the benefit of eligible savings account holders who maintain their savings accounts with the Bank after conversion. In the event of complete liquidation (and only in such event), each savings account holder who continues to maintain a savings account would be entitled to receive a distribution from the liquidation account after payment of all creditors, but before any liquidation distribution with respect to capital stock. This account will be proportionately reduced for any subsequent reduction in the eligible holders' savings accounts. At conversion, the liquidation account totaled approximately $14,500,000.
                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(11) CONTINUED

     OTS regulations impose limitations on all capital distributions by savings institutions. Capital distributions include cash dividends, payments to repurchase or otherwise acquire the institution's capital stock, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of institutions. An institution, such as the Bank, that exceeds all capital requirements before and after a proposed capital distribution (Tier 1 Institution) may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its capital requirements) at the beginning of the calendar year or 75% of its net income over the most recent four-quarter period. Any additional capital distributions require prior OTS approval.

     Bad debt reserves, deducted from income for federal income tax purposes and included in retained income of the Bank, are not available for the payment of cash dividends or other distributions to stockholders, without payment of taxes at the then-current tax rate by the Bank on the amount removed from the reserves for such distributions.

     During the years ended March 31, 1999 and 1998, the Board of Directors authorized the repurchase of up to 5% and 10% of the then outstanding shares, respectively. During the years ended March 31, 2000, 1999 and 1998, the Bank purchased 12,000, 186,280 and 61,000 shares, respectively, pursuant to these authorizations. The average cost of the shares purchased was $14.43, $18.63 and $15.84 per share, respectively.

(12) STOCK-BASED BENEFIT PLANS

     EMPLOYEE STOCK OWNERSHIP PLAN

     On August 11, 1994, the ESOP acquired 191,848 shares of the Company's common stock in exchange for a note in conjunction with the conversion to a capital stock form of organization. The ESOP holds the common stock in a trust for allocation among participating employees. Shares are allocated to participants annually based on principal payments made on the note. The ESOP's sources of repayment of the note are dividends on the common stock, if any, and an annual contribution to the ESOP and earnings thereon. All employees who attain the age of 21 and complete six months of service are eligible to participate in the ESOP. Participants are 100% vested in their accounts after seven years of service or, if earlier, upon death, disability or attainment of normal retirement age. Participants received credit for service with the Bank prior to the establishment of the ESOP.
                                                  (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(12) CONTINUED

     For the years ended March 31, 2000, 1999 and 1998, compensation expense related to the ESOP was approximately $364,000, $494,000, and $378,000, respectively. Dividends on ESOP shares used for debt service by the ESOP for the years ended March 31, 2000, 1999 and 1998 were approximately $81,000, $77,000, and $50,000, respectively.

     The ESOP shares were as follows at March 31:

                                       2000         1999
----------------------------------------------------------------
Allocated shares                    147,065       119,022
Unearned shares                      44,783        72,826
----------------------------------------------------------------
                                    191,848       191,848
----------------------------------------------------------------
Fair value of unearned shares
  at March 31                      $582,179     1,210,749
================================================================

     STOCK OPTION PLAN

     The Company has a stock option plan which provides for the granting of options to acquire common stock to directors and key employees. Option prices are equal to or greater than the estimated fair market value of the common stock at the date of grant. Employee options vest at 20% per year from the date of grant. Director options may be exercised at any time after the date of grant. Options expire ten years after the date of grant or one year after the date of an employee's termination.

     Information with respect to options is as follows for the years ended March 31:

                                                       2000       1999      1998
                                                     (shares)   (shares)  (shares)
----------------------------------------------------------------------------------
Outstanding at beginning of year - $9.66 per share    149,467   177,291   189,756
   Exercised                                          (48,786)  (27,502)  (10,967)
   Forfeited                                             (528)     (322)   (1,498)
----------------------------------------------------------------------------------
Outstanding at end of year - $9.66 per share          100,153   149,467   177,291
----------------------------------------------------------------------------------
Exercisable at end of year                            100,153   118,721   115,807
==================================================================================

     In connection with the stock option plan, the Company established a Stock Option Trust to purchase shares in the open market or unissued shares of stock. The Company purchased for the trust 11,318 shares for $164,808 and 35,841 shares for $652,544 in 2000 and 1999, respectively. No shares were purchased for the trust in 1998. The Company is authorized to purchase up to 6,124 shares for the Stock Option Trust in the open market at March 31, 2000.


                                                  (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(12) CONTINUED

     MANAGEMENT RECOGNITION PLAN

     Effective January 13, 1995, the Company established a Management Recognition Plan (MRP) to retain personnel of experience and ability in key positions of responsibility. Members of the Board of Directors and certain executive officers were awarded a total of 95,923 shares of stock which are held in a separate trust that manages the MRP. Shares awarded to participants in the MRP vested at a rate of 20% per year on each anniversary of the effective date of the MRP. For the years ended March 31, 2000, 1999 and 1998, compensation expense related to the MRP was $24,456, $61,581 and $113,790, respectively.

(13) RETIREMENT PLANS

     Substantially all employees are included in a defined contribution pension plan. Benefits under the plan are funded partly by contributions to trust funds and partly by payments of premiums on life insurance policies. For the years ended March 31, 2000, 1999 and 1998, pension expense was $89,370, $122,673 and $112,459, respectively.

     The Bank has a retirement agreement with the President of the Bank and a retirement plan for directors who were members of the Board of Directors at the date of conversion to a capital stock form of organization and not employees at that date. The President's benefits are equal to 60% of his average salary for the final three years of service in excess of his pension. Nonemployee directors' benefits are equal to annual directors' fees times a benefit percentage. Such benefit percentages are 33-1/3%, 66-2/3% and 100% for 6 to 14 years, 15 to 24 years, and 25 years or more of service on the Board of Directors, respectively. Benefits are payable on each of the ten anniversary dates following retirement. For the years ended March 31, 2000, 1999 and 1998, compensation expense related to these plans was $4,461, $11,556 and $97,034, respectively.

                                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------


(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values of financial instruments are summarized as follows at March 31:

                                         2000                        1999
                                  ---------------------   --------------------------
                                  Carrying       Fair       Carrying        Fair
                                  amount         value       amount        value
------------------------------------------------------------------------------------
Assets:
  Cash                          $  1,333,619    1,334,000     1,615,617    1,616,000
  Federal funds sold                 698,578      699,000     2,545,437    2,545,000
  Investment securities
    available-for-sale            66,621,761   66,622,000    71,305,678   71,306,000
  Investment securities
    held-to-maturity               1,584,840    1,626,000     2,222,330    2,331,000
  Loans receivable               173,800,267  166,628,000   153,126,879  151,759,000
  Investment in Federal Home
    Loan Bank stock                2,200,000    2,200,000     1,433,500    1,434,000
  Accrued interest receivable      1,571,426    1,571,000     1,427,032    1,427,000

Liabilities:
  Savings accounts               179,403,009  181,123,000   181,485,848  182,501,000
  Borrowed funds                  44,700,000   44,700,000    27,555,000   27,555,000
  Advances payments by borrowers
    for taxes, insurance and
    ground rents                   1,948,647    1,949,000     1,841,672    1,842,000
====================================================================================

     Fair value estimates and the methods and assumptions used to determine them are set forth below for financial instruments outstanding as of March 31, 2000 and 1999.

     CASH AND FEDERAL FUNDS SOLD

     The carrying amounts approximate fair value due to the short maturity of these instruments.

     INVESTMENT SECURITIES

     The fair values of investment securities are based on bid prices received from an external pricing service or bid quotations received from securities dealers.

                                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(14) CONTINUED

     LOANS RECEIVABLE

     The fair value of residential loans is calculated by discounting anticipated cash flows determined based on weighted-average contractual maturity, weighted-average coupon and certain prepayment assumptions. Prepayment speed estimates are derived from published historical prepayment experience in the mortgage pass-through market and recent issuance activity in the primary and secondary mortgage markets. The discount rate used is calculated by adding to the Treasury yield for the corresponding weighted-average maturity associated with each prepayment assumption a market spread as observed for mortgage-backed securities with similar characteristics. The fair values of multifamily and nonresidential loans are calculated by discounting the contractual cash flows at the Bank's current nonresidential loan origination rate. Construction, land and commercial loans, loans secured by savings accounts and mortgage lines of credit are considered to be at fair value due to their adjustable rate nature. The fair value of consumer loans is calculated by discounting the contractual cash flows at the Bank's current consumer loan origination rate. The fair value of nonperforming loans is determined by reducing the carrying value of the loans by the Bank's historical loss percentage for each specific loan category.

     INVESTMENTS IN FEDERAL HOME LOAN BANK STOCK

     The carrying amounts approximate fair value based on the redemption provisions of the Federal Home Loan Bank.

     ACCRUED INTEREST RECEIVABLE

     The carrying amounts approximate fair value.

     SAVINGS ACCOUNTS

     The fair value of deposits with no stated maturity, such as noninterest bearing deposits, interest bearing NOW accounts, money market and statement savings accounts, is equal to the carrying amounts. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rates are based on the rates currently offered by the Bank for deposits of similar maturities.

     BORROWED FUNDS

     Securities sold under agreements to repurchase and FHLB advances are considered to be at fair value.

     ADVANCE PAYMENTS BY BORROWERS FOR TAXES, INSURANCE AND GROUND RENTS

     The carrying amount of advance payments by borrowers for taxes, insurance and ground rents approximates its fair value.

                                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
----------------------------------------------------------------

(14) CONTINUED

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business, including mortgage loan commitments and lines of credit on commercial business loans and home equity loans. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contract amount of the financial instrument. The Bank uses the same credit policies in making commitments for off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. The contract amounts of financial instruments with off-balance-sheet risk were as follows at March 31:

                                                            2000
                                                  ---------------------------
                                                  Fixed rate    Floating Rate
-----------------------------------------------------------------------------
Residential mortgage loans to be funded          $  521,600        994,050
Commercial mortgage loans to be funded              199,900             --
Undisbursed lines of credit                              --        792,391
------------------------------------------------------------------------------
                                                 $  721,500      1,786,441
==============================================================================

     Residential mortgage loan commitments usually expire within thirty days. The interest rate range on fixed rate mortgage loan commitments was from 7.75% to 8.5% at March 31, 2000. These mortgage loan commitments and undisbursed lines of credit are expected to be settled at face amount or expire unused. It is impractical to assign any fair value to these commitments.

     The disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles. Core deposit intangibles represent the value attributable to total deposits based on an expected duration of customer relationships.

     LIMITATIONS

     Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
---------------------------------------------------------------

(15) SUBSEQUENT EVENT

     On May 3, 2000, the Company signed an agreement to be acquired by Provident Bankshares Corporation (Provident). The agreement provides for Provident to exchange 1.256 shares of its common stock for each outstanding share of the Company's common stock. The transaction is subject to certain terms and conditions and regulatory approvals and is expected to be consummated in the third quarter of 2000.

(16) CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

     Summarized financial information for the Company is as follows as of and for the years ended March 31:


STATEMENTS OF FINANCIAL CONDITION
                                               2000           1999
-------------------------------------------------------------------------
Cash and cash equivalents                   $  1,631,322        134,860
Investment securities available-for-sale       8,403,215      8,639,687
Investment in the Bank                        15,299,090     23,981,868
Prepaid expenses and other assets                815,458        198,110
-------------------------------------------------------------------------
                                            $ 26,149,085     32,954,525
=========================================================================
Loan payable - Bank                         $    407,118      5,884,215
Other liabilities                                245,088        268,158
-------------------------------------------------------------------------
                                                 652,206      6,152,373
Stockholders' equity                          25,496,879     26,802,152
-------------------------------------------------------------------------
                                            $ 26,149,085     32,954,525
=========================================================================
STATEMENTS OF INCOME
                                            2000          1999        1998
------------------------------------------------------------------------------
Income:
  Interest income                        $  840,587     382,457     194,673
------------------------------------------------------------------------------
Expenses:
  Interest expense                          160,228     114,602      89,742
  Professional fees                          83,050      40,200      32,837
  Other expenses                             38,353      37,822      36,891
------------------------------------------------------------------------------
                                            281,631     192,624     159,470
------------------------------------------------------------------------------
Income before income taxes and equity in
  net income of subsidiary                  558,956     189,833      35,203
Income taxes                                215,900      73,300      13,600
------------------------------------------------------------------------------
Income before equity in net income
  of subsidiary                             343,056     116,533      21,603
Equity in net income of subsidiary        1,694,090   1,668,136   1,647,204
------------------------------------------------------------------------------
Net income                               $2,037,146   1,784,669   1,668,807
==============================================================================

                                                                     (Continued)

HARBOR FEDERAL BANCORP, INC.  AND SUBSIDIARY

Notes to Consolidated Financial Statements
--------------------------------------------------------------

(16) Continued

STATEMENTS OF CASH FLOWS
                                                  2000        1999        1998
----------------------------------------------------------------------------------
Operating activities:
  Net income                                  $ 2,037,146    1,784,669   1,668,807
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Equity in net income of subsidiary        (1,694,090)  (1,668,136) (1,647,204)
     Noncash compensation under stock-
       based benefit plans                        591,493      722,313     541,401
     Other, net                                   (52,623)    (164,282)     94,462
----------------------------------------------------------------------------------
Net cash provided by operating activities         881,926      674,564     657,466
----------------------------------------------------------------------------------
Investing activities:
  Dividend distribution from Bank               8,000,000           --   4,000,000
  Purchases of investment securities
    available-for-sale                         (1,146,588)  (8,742,848)         --
----------------------------------------------------------------------------------
Net cash provided by (used in) investing
  activities                                    6,853,412)  (8,742,848)  4,000,000
----------------------------------------------------------------------------------
Financing activities:
  Purchases of common stock                      (173,188)  (3,470,996)   (966,297)
  Purchase of common stock for
    Stock Option Trust                           (164,808)    (652,544)         --
  Exercise of stock options by Stock
    Option Trust                                  445,536      266,649     105,930
  Increase in (repayment of) borrowings        (5,477,097)   4,971,385    (224,010)
  Dividends paid                                 (869,319)    (911,617)   (751,204)
----------------------------------------------------------------------------------
Net cash provided by (used in) financing
  activities                                   (6,238,876)     202,877  (1,835,851)
----------------------------------------------------------------------------------
Increase (decrease) in cash and equivalents     1,496,462   (7,865,407)  2,821,885

Cash and cash equivalents at beginning of year    134,860    8,000,267   5,178,382
----------------------------------------------------------------------------------
Cash and cash equivalents at end of year      $ 1,631,322      134,860   8,000,267
==================================================================================

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
------------------------------------------------------------------------

     Not applicable.

                       PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
------------------------------------------------------------------------

     The following table sets forth the name of each member of the Board of Directors of the Company. Also set forth is certain other information with respect to each person's age, the year he first became a director of Harbor Federal and the expiration of his term as a director. Each director of the Company is also a member of the Board of Directors of the Bank.

                               YEAR FIRST
                               ELECTED AS       CURRENT
                               DIRECTOR OF       TERM
NAME                   AGE      THE BANK       TO EXPIRE
----                   ---     -----------     ---------
Joseph J. Lacy         67        1963            2000
John H. Riehl, III     70        1990            2000
Lawrence W. Williams   46        1996            2000
Robert A. Williams     70        1955            2001
J. Kemp Roche          67        1965            2002
Gideon N. Stieff, Jr.  70        1969            2002

    Set forth below is information concerning the Company's directors. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.

    JOSEPH J. LACY served until 1998 as President of Lacy Foundries, Inc., a manufacturer of iron, brass and aluminum castings in Baltimore, Maryland. He has been a member of the Board of Directors of Mercy Medical Center, Jenkins Nursing Home and associated Catholic charities.

    JOHN H. RIEHL, III is General Partner of Riehl Estate Management Co. in Baltimore, Maryland. He is a former trustee of Saint Mary's Spiritual Center and a member of the Parish Council - Shrine of the Sacred Heart Church.

    LAWRENCE W. WILLIAMS is Executive Vice President and Community Reinvestment Officer for Harbor Federal. Mr. Williams serves as a Board Member for Bel Air Edison Housing Services and is a certified instructor for the Institute of Financial Education. He also hosts "The Bankers Hour", a weekly radio show which airs on WCBM, Baltimore.

    ROBERT A. WILLIAMS has been affiliated with Harbor Federal since 1955 when he was appointed to the Board of Directors. In March of 1964 he was elected President of Harbor Federal. Mr. Williams is a past director of the Greater Baltimore Real Estate Board and for many years was a Director of Neighborhood Housing Services of Baltimore. He has also served as Chairman of the Maryland League of Financial Institutions and on the Boards of the Foundation for Savings Institutions, the South-East Conference of the U.S. League for Financial Institutions and the Federal Home Loan Bank of Atlanta.

    J. KEMP ROCHE had been employed as a sales representative for 29 years at St. Joe Paper Co. of Jacksonville, Florida. He is currently retired.

    GIDEON N. STIEFF, JR. served until 1990 as Executive Vice President of Kirk-Stieff Co., a manufacturer of silver products, in Baltimore, Maryland. He has served on the Board of Directors of the Baltimore Opera Company and as Chairman of the Board of the Mount Clare Plantation Foundation, and he is a member of the Kiwanis Club of Baltimore City.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to regulations promulgated under the Exchange Act, the Company's officers and directors and all persons who beneficially own more than ten percent of the Common Stock ("Reporting Persons") are required to file reports detailing their ownership and changes of ownership in the Common Stock and to furnish the Company with copies of all such ownership reports that are filed. Based solely on the Company's review of the copies of such ownership reports which is has received in the past fiscal year or with respect to the past fiscal year, or written representations from the Reporting Person that no annual report of changes in beneficial ownership were required, the Company believes that during fiscal year 2000 all Reporting Persons have complied with these reporting requirements.

ITEM 10.  EXECUTIVE COMPENSATION
--------------------------------

    Summary Compensation Table. The following table sets forth information regarding cash and noncash compensation for each of the three fiscal years ended March 31, 2000 awarded to or earned by the chief executive officer and the one other executive officer whose salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and Harbor Federal and its subsidiaries during those years.

                                           ANNUAL COMPENSATION
NAME AND                   FISCAL        ------------------------
PRINCIPAL POSITIONS        YEAR       SALARY    BONUS    OTHER(1)
-------------------        -----      ------    -----    --------
Robert A. Williams         2000       $123,958   $47,708  $45,352
 Chief Executive Officer,  1999        122,372    47,845   45,352
 President and Director    1998        118,360    49,755   44,452

Norbert J. Luken           2000       $ 97,864   $34,644  $30,000
  Chief Financial          1999         97,094    35,006   30,000
  Officer, Treasurer       1998         94,024    37,041   30,000

[FN]
__________________
(1) Reflects combined compensation under the Company's ESOP and money purchase plan of $30,000 per year for Mr. Williams and Mr. Luken; for Mr. Williams, also reflects annual deferred compensation funded by the payment of premium on life insurance policy of $4,552 and annual director's fees of $10,800.

    Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Value. The following table sets forth information regarding option exercises during the fiscal year ended March 31, 2000 and the number and potential value at March 31, 2000 of options held by the named executive officers.

                                                     Number of Securities           Value of Unexercised
                                                    Underlying Unexercised        In-the-Money Options/SARs
                                                 Options/SARs at Fiscal Year-End   at Fiscal Year-End($)(1)
                    Shares Acquired    Value     -------------------------------  -------------------------
                    on exercise(#)  Realized($)  Exercisable     Unexercisable    Exercisable Unexercisable
                    --------------- ----------   -----------     -------------    ----------- -------------
Robert A. Williams     1,000          $ 14,156      51,702         --              $172,731     $    --
Norbert J. Luken      16,676           204,953          --         --                    --          --

[FN]
__________________
(1) Based on the difference between the closing sale price of the Common Stock on March 31, 2000 as reported on the Nasdaq Stock Market ($13.00 per share) and the exercise price ($9.6591 per share).

DIRECTOR COMPENSATION

    Fees.  Directors received fees of $900 per meeting.
During fiscal 2000, directors' fees totaled $64,800.

    Director Retirement Plan. Harbor Federal maintains a retirement plan for non-employee directors (the "Director Retirement Plan") for its directors (i) who were members of Harbor Federal's Board of Directors at the date of completion of the conversion of Harbor Federal from mutual to stock form (the "Conversion"), and (ii) who were not then employees. A participant in the Director Retirement Plan will receive, on each of the ten annual anniversary dates of his or her retirement, an amount equal to the product of his or her "benefit percentage" and the amount of the annual fee he or she received for service on the Board during the calendar year preceding his or her retirement. A participant's "benefit percentage" is based on his or her overall years of service on the Board of Directors of Harbor Federal (and Highland Federal Savings and Loan Association, which merged into Harbor Federal in 1981), and increases in increments of 33-1/3% from 0% for less than six years of service, to 33-1/3% for six years or more of service, to 66-2/3% for 15 years or more of service, to 100% for 25 or more years of service; provided that a participant's "benefit percentage" accelerates to 100% if the participant completes five years of service and retires from service on the Board on or after age 70. If a participant dies, his or her surviving spouse will receive an amount equal to 50% of the benefits that would have been paid to the participant under the Director Retirement Plan if the participant had survived to collect the full benefits payable for retirement or disability (provided that disability payments had commenced prior to the participant's death). Harbor Federal will pay such benefits from its general assets, and has established a trust in order to hold assets with which to pay benefits. Trust assets are subject to the claims of Harbor Federal's general creditors.

    Deferred Compensation Plan. Harbor Federal has established a Deferred Compensation Plan (the "Deferred Compensation Plan") for the exclusive benefit of members of Harbor Federal's Board of Directors and executive officers of Harbor Federal. Pursuant to the terms of the Deferred Compensation Plan, directors may elect to defer the receipt of all or part of their future fees, and eligible officers may elect to defer receipt of up to 25% of their future compensation. Deferred amounts will be credited to a bookkeeping account in the participant's name, which will also be credited quarterly with the investment return which would have resulted if such deferred amounts had been invested, based upon the participant's choice, in either Common Stock or Harbor Federal's highest annual rate of interest on certificates of deposit, regardless of their term. Participants may cease future deferrals any time. Each participant may elect the time and manner of distribution for amounts deferred and any related accumulated earnings.

    Employment Agreements. The Company and Harbor Federal have entered into an employment agreement with Robert A. Williams, President and Chief Executive Officer of Harbor Federal and of the Company. In such capacities, Mr. Williams is responsible for overseeing all operations of Harbor Federal and the Company, and for implementing the policies adopted by the Board of Directors.

    The employment agreement provides for a term of three years, with an annual base salary equal to Mr. Williams' existing base salary rate in effect on the date of Conversion. On each anniversary date from the date of commencement of the employment agreement, the term of employment is extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of Mr. Williams has met the required performance standards and that such employment agreement should be extended. The employment agreement provides Mr. Williams with a salary review by the Board of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits and vacation and sick leave. In addition, if the Company terminates Mr. Williams' employment with the Company for any reason other than termination for "just cause", then notwithstanding termination of Mr. Williams' employment and the employment agreement, Mr. Williams and his dependents shall continue to participate in the Company's group health insurance plan for the life of Mr. Williams. The employment agreement will terminate upon Mr. Williams' death or disability, and is terminable by Harbor Federal for "just cause" as defined in the employment agreement. In the event of termination for just cause, no severance benefits are available. If the Company or Harbor Federal terminates Mr. Williams without just cause, he will be entitled to a continuation of his salary and benefits from the date of termination through the remaining term of the employment agreement plus an additional 12-month period. If the employment agreement is terminated due to Mr. Williams' "disability" (as defined in the employment agreement), he will be entitled to a continuation of his salary and benefits for up to 180 days following such termination. Severance benefits payable to Mr. Williams or to his estate will be paid in a lump sum or in installments, as he (or his estate) elects. Mr. Williams is able to voluntarily terminate his employment agreement by providing 60 days' written notice to the Boards of Directors of Harbor Federal and the Company, in which case he is entitled to receive only his compensation, vested rights and benefits up to the date of termination.

    The employment agreement contains provisions stating that in the event of Mr. Williams' involuntary termination of employment in connection with, or within 24 months after, any change in control of Harbor Federal or the Company, other than for "just cause," or Mr. Williams voluntarily terminates his employment within 30 days of such change in control. Mr. Williams will be paid within 10 days of such termination an amount equal to the difference between (i)
2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under
Section 280G(b)(2) of the Internal Revenue Code, that he receives on account of the change in control. "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of Harbor Federal's or Company's voting stock, the control of the election of a majority of Harbor Federal's or the Company's directors, or the exercise of a controlling influence over the management or policies of Harbor Federal or the Company. In addition, under the employment agreement, a change in control occurs when, during any consecutive two-year period, directors of the Company or Harbor Federal at the beginning of such period cease to constitute two-thirds of the Board of Directors of the Company or Harbor Federal, unless the election of replacement directors was approved by a two-thirds vote of the initial directors then in office. The employment agreement with Harbor Federal provides that within 5 business days of a change in control, Harbor Federal shall fund, or cause to be funded, a trust in the amount of 2.99 times Mr. Williams base amount, that will be used to pay Mr. Williams amounts owned to him upon termination other than for just cause within one year of the change in control. The amount to be paid to Mr. Williams from this trust upon his termination is determined according to the procedures outlined in the employment agreement with Harbor Federal, and any money not paid to Mr. Williams is returned to Harbor Federal. The employment agreement also provides for a similar lump sum payment to be made in the event of Mr. Williams' voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by Mr. Williams, including (i) the requirement that he perform his principal executive functions more than 35 miles from Harbor Federal's current primary office, (ii) a reduction in his base compensation as then in effect, (iii) the failure of the Company or Harbor Federal to maintain existing or substantially similar employee benefit plans, including material vacation, fringe benefits, stock option and retirement plans,
(iv) the assignment to Mr. Williams of duties and responsibilities which are other than those normally associated with his position with Harbor Federal, (v) a material reduction in his authority and responsibility, and (vi) the failure to re-elect Mr. Williams to the Company's or Harbor Federal's Board of Directors. The aggregate payments that would be made to Mr. Williams assuming his termination of employment under the foregoing circumstances at March 31, 2000 would have been approximately $732,000. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. If Mr. Williams were to prevail over the Company and Harbor Federal in a legal dispute as to the employment agreement, he would be reimbursed for his legal and other expenses.

    Supplemental Executive Retirement Agreement. Harbor Federal has entered into a supplemental executive retirement agreement (the "SERA") with Mr. Williams. Pursuant to the terms of the SERA, upon Mr. Williams's termination of employment with the Company or Harbor Federal for reasons other than death, disability or removal for just cause, he will be entitled to receive annual payments from Harbor Federal in an amount equal to 60% of his "Average Annual Compensation" less his "Annual Offset Amount." "Average Annual Compensation" means the average of Mr. Williams annual compensation for the three calendar years preceding his termination of employment, and "Annual Offset Amount" means the benefits Mr. Williams would receive in the form of an annuity under Harbor Federal's Money Purchase Plan upon his termination of employment. Such annual payments shall be made for 10 years, unless Mr. Williams elects an alternative time and manner of payment. Harbor Federal has established an irrevocable grantor trust to hold assets to provide itself with a source of funds to assist Harbor Federal in meeting its liabilities under the SERA.

    In the event Mr. Williams terminates employment due to disability as determined under his employment agreement, Mr. Williams would receive annual payments for 10 years in the amount equal to 60% of his Average Annual Compensation less his Annual Offset Amount, beginning on the first day of the second month after his termination of employment. Termination for "just cause" (as determined under Mr. Williams' employment agreement) would result in his forfeiture of all retirement benefits under the SERA. In the event Harbor Federal terminates Mr. Williams's employment for other than "just cause" or in the event of termination of employment in connection with a change in control (as defined in Mr. Williams's employment agreement) which triggers the payment of compensation to Mr. Williams under the terms of his employment agreement, then the present value of the benefits payable to Mr. Williams would be paid in one lump sum within 10 days of termination of employment or within 10 days following a change in control, if earlier.

    Severance Agreement. The Company and Harbor Federal have entered into a severance agreement with Norbert J. Luken. The severance agreement will terminate on the earlier of (a) three years after the date of completion of the Conversion, and (b) the date on which Mr. Luken terminates employment with the Corporation and Harbor Federal, provided that the rights under the severance agreement will continue following termination of employment if the severance agreement was in effect at the date of the change in control. On each annual anniversary date from the date of commencement of the severance agreement, the term of the severance agreements may be extended for an additional one year period beyond the then effective expiration date, upon determination by the Board of Directors that the performance of Mr. Luken has met the required performance standards and that such severance agreement should be extended.

    The severance agreement contains provisions stating that in the event of involuntary termination of employment in connection with, or within 24 months after, any change in control of Harbor Federal or the Company, other than for "just cause," Mr. Luken will be paid within 10 days of such termination an amount equal to the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the he receives on account of the change in control. "Control" generally refers to the acquisition, by any person or entity, of the ownership or power to vote more than 25% of Harbor Federal's or Company's voting stock, the control of the election of a majority of Harbor Federal's or the Company's directors or the exercise of a controlling influence over the management or policies of Harbor Federal or the Company. In addition, under the severance agreement, a change in control occurs when, during any consecutive two-year period, directors of the Company or Harbor Federal at the beginning of such period cease to constitute two-thirds of the Board of Directors of the Company or Harbor Federal, unless the election of replacement directors was approved by a two-thirds vote of the initial directors then in office. The severance agreement with Harbor Federal provides that within 5 business days of a change in control, Harbor Federal shall fund, or cause to be funded, a trust in the amount of 2.99 times the base amount, that will be used to pay amounts owed to him upon termination other than for just cause within one year of the change in control. The amount to be paid to Mr. Luken from this trust upon his termination is determined according to the procedures outlined in the severance agreement with Harbor Federal, and any money not paid to him is returned to Harbor Federal. The severance agreement also provides for a similar lump sum payment to be made in the event of Mr. Luken's voluntary termination of employment within one year following a change in control, upon the occurrence, or within 90 days thereafter, of certain specified events following the change in control, which have not been consented to in writing by him, including (i) requiring him to perform his principal executive functions more than 35 miles from Harbor Federal's current primary office, (ii) reducing his base compensation as then in effect, (iii) failing to maintain existing employee benefit plans, including material vacation, fringe benefits, stock option and retirement plans, (iv) assigning material duties and responsibilities to him which are other than those normally associated with his position with Harbor Federal, and (v) materially diminishing his authority and responsibility. The aggregate payment that would be made to Mr. Luken assuming his termination of employment under the foregoing circumstances at March 31, 2000 would have been approximately $494,000. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of the Company. In the event that Mr. Luken prevails over the Company and Harbor Federal in a legal dispute as to the severance agreement, he will be reimbursed for his legal and other expenses.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
------------------------------------------------------------------------

    Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The following table sets forth, at the Record Date, certain information as to the Common Stock believed by management to be beneficially owned by persons owning in excess of 5% of the Company's Common Stock, by each individual director and named executive officers and by all directors and executive officers of the Company as a group.

                                         Amount and           Percent of
                                         Nature of            Shares of
Name and Address                         Beneficial          Common Stock
of Beneficial Owner                      Ownership            Outstanding
-------------------                      ----------          ------------
Harbor Federal Bancorp, Inc.             174,208 (1)            10.47% (1)
Employee Stock Ownership Plan ("ESOP")
705 York Road
Baltimore, Maryland  21204

Joseph J. Lacy                            29,940                 1.80
John H. Riehl, III                        34,699                 2.09
Lawrence W. Williams                      65,535 (2)             3.86
Robert A. Williams                       114,452 (3)             6.67
J. Kemp Roche                              4,719                  .28
Gideon N. Stieff, Jr.                     22,779                 1.37
Norbert J. Luken, Jr.                     67,867 (4)             4.08

All directors and                        339,991 (5)            19.45%
 executive officers
 as a group (7 persons)

[FN]
_____________
(1) These shares are held in a suspense account for future allocation among participating employees as the loan used to purchase the shares is repaid. The ESOP trustees, currently Directors Lacy, Riehl and Stieff, vote all allocated shares in accordance with instructions of the participants. Unallocated shares and shares for which no instructions have been received are voted by the ESOP trustees in the same ratio as participants direct the voting of allocated shares or, in the absence of such direction, in the ESOP trustees' best judgment. The ESOP trustees vote all allocated shares in accordance with the instructions of the participating employees. As of March 31, 2000, the ESOP owned an aggregate of 174,208 shares, of which 129,425 shares had been allocated to the accounts of participants.
(2) Includes 31,976 shares that may be purchased pursuant to the exercise of stock options and 12,600 shares allocated to Mr. L. Williams' account under the ESOP.
(3) Includes 51,702 shares that may be purchased pursuant to the exercise options and 17,610 shares allocated to Mr. Williams' account under the ESOP.
(4) Includes 16,649 shares allocated to Mr. Luken's account under the ESOP.
(5) Includes 83,678 shares which all directors and executive officers as a group had a right to purchase pursuant to the exercise of stock options.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------

    Harbor Federal offers loans to its directors, officers and employees. These loans currently are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Under current law, Harbor Federal's loans to directors and executive officers are required to be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, loans to such persons above the greater of $25,000 or 5% of Harbor Federal's capital and surplus must be approved in advance by a disinterested majority of the Board of Directors.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K
------------------------------------------

    (a) The following exhibits either are filed as part of this report or are incorporated herein by reference:

      NO.            DESCRIPTION
      --             -----------
     3.1        Articles of Incorporation of Harbor Federal
                Bancorp, Inc. (1)

     3.2        Bylaws of Harbor Federal Bancorp, Inc. (1)

     4          Form of Common Stock Certificate (1)

    10.1        Employment and Guaranty Agreements between
                Harbor Federal Bancorp, Inc. and Harbor
                Federal Savings Bank and Robert A. Williams and Lawrence W. Williams, as amended (2)

    10.2        Severance Agreements between Harbor Federal
                Bancorp, Inc. and Harbor Federal Savings
                Bank and Norbert J. Luken, as amended  (2)

    10.3 Employment Agreement and Guaranty Agreement between Thomas J. Riehl and Bank Street
                Mortgage Company and Harbor Federal Bancorp,
                Inc.(3)

    10.4        Harbor Federal Savings Bank Non-Employee
                Director Retirement Plan, as amended (2)

    10.5        Harbor Federal Savings Bank Deferred
                Compensation Plan, as amended (4)

    10.6        Harbor Federal Savings Bank Supplemental
                Executive Retirement Agreement with Robert
                Williams (renamed Grantor Trust), as amended (4)

    10.7        Harbor Federal Bancorp, Inc. Incentive
                Compensation Plan, as amended (4)

    10.8        Harbor Federal Bancorp, Inc. 1995 Stock
                Option and Incentive Plan and Trust, as
                amended (3)

    10.9        Harbor Federal Bancorp, Inc. Management
                Recognition Plan and Trust, as amended (3)

    10.10       Harbor Federal Bancorp, Inc. 1999 Stock
                Incentive Plan (5)

    21          Subsidiaries *

    23          Consent of KPMG LLP *

    27          Financial Data Schedule *
----------
*   Filed as an exhibit to this report.
(1) Some or all incorporated by reference to the Company's
    Registration Statement on Form S-1 (File No. 33-75624).
(2) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the Quarterly Period ended June 30, 1994 and the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.
(3) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.
(4) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-75624) and the Company's Annual Report on Form 10-KSB for the year ended March 31, 1998.
(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999.

     (b) No report on Form 8-K was filed during the last quarter of the fiscal year covered by this report.

                                  SIGNATURES


    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             HARBOR FEDERAL BANCORP, INC.


Date: Date: June 15, 2000    By:/s/ Robert A. Williams
                                -------------------------------
                                Robert A. Williams
                                President
                                (Duly Authorized Representative)

    In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By: /s/ Robert A. Williams                 Date: June 15, 2000
    ----------------------------------
    Robert A. Williams
    President
    (Director and Principal Executive Officer)


By: /s/ Norbert J. Luken                   Date: June 15, 2000
    ----------------------------------
    Norbert J. Luken
    Vice President and Chief Financial Officer
    (Principal Financial and Accounting Officer)


By: /s/ Joseph J. Lacy                     Date: June 15, 2000
    ----------------------------------
    Joseph J. Lacy
    Director


By: /s/ John H. Riehl, III                 Date: June 15, 2000
    ----------------------------------
    John H. Riehl, III
    Director


By: /s/ J. Kemp Roche                      Date: June 15, 2000
    ----------------------------------
    J. Kemp Roche
    Director


By: /s/ Gideon N. Stieff, Jr.              Date: June 15, 2000
    ----------------------------------
    Gideon N. Stieff, Jr.
    Director

By: /s/ Lawrence W. Williams               Date: June 15, 2000
    ----------------------------------
    Lawrence W. Williams
    Director

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Article Eleventh of the Articles of Incorporation of Provident Bankshares Corporation requires indemnification of officers and directors as follows:

     The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 21.  Exhibits and Financial Statement Schedules.

          (a)  Exhibits

               See exhibit index.

          (b)  Financial Statement Schedules

               Not applicable.

          (c)  Report, Opinion or Appraisal

               See Appendix B.

Item 22.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (17 C.F.R.
                     (S)230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Proxy Statement-Prospectus, to each person to whom the Proxy Statement-Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Proxy Statement-Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act.

     (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (e)  The undersigned Registrant hereby undertakes: that every prospectus
          (i) that is filed pursuant to the paragraph immediately preceding, or
          (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 (17 C.F.R. (S)230.415), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (g) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (h) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act, Provident Bankshares Corporation, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on June 21, 2000.


                                   PROVIDENT BANKSHARES CORPORATION



                                   By: /s/ Peter M. Martin
                                       -----------------------------------
                                       Peter M. Martin
                                       President, Chief Executive Officer, and
                                       Chairman of the Board



                               POWER OF ATTORNEY
                               -----------------

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 21, 2000.

      On June 21, 2000, we, the undersigned officers and directors of Provident Bankshares Corporation, hereby, severally and individually, constitute and appoint Peter M. Martin and Dennis A. Starliper, the true and lawful attorneys-in-fact and agents (with full power of substitution in each case) of each of us to execute, in the name, place and stead of each of us (individually and in any capacity stated below), any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith, and to file the same with the SEC, said attorneys-in-fact and agents to have power to act and to have full power and authority to do and perform, in the name and on behalf of each of the undersigned, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorneys-in-fact and agents to any and all such amendments and instruments.


  Name                                               Title
  ----                                               -----

/s/ Peter M. Martin                President, Chief Executive Officer (principal
-------------------------------
Peter M. Martin                    executive officer), and Chairman of the Board


/s/ Dennis A. Starliper            Chief Financial Officer (principal financial
-------------------------------
Dennis A. Starliper                officer)


/s/ R. Wayne Hall                  Principal Accounting Officer
-------------------------------
R. Wayne Hall

/s/ Melvin A. Bilal                Director
-------------------------------
Melvin A. Bilal


/s/ Thomas S. Bozzuto              Director
-------------------------------
Thomas S. Bozzuto


/s/ Dr. Calvin W. Burnett          Director
-------------------------------
Dr. Calvin W. Burnett


/s/ Ward B. Coe, III               Director
-------------------------------
Ward B. Coe, III


/s/ Charles W. Cole, Jr.           Director
-------------------------------
Charles W. Cole, Jr.


/s/ Pierce B. Dunn                 Director
-------------------------------
Pierce B. Dunn


/s/ Enos K. Fry                    Director
-------------------------------
Enos K. Fry


/s/ Herbert W. Jorgensen           Director
-------------------------------
Herbert W. Jorgensen


/s/ Mark K. Joseph                 Director
-------------------------------
Mark K. Joseph


/s/ Barbara B. Lucas               Director
-------------------------------
Barbara B. Lucas


/s/ Frederick W. Meier, Jr.        Director
-------------------------------
Frederick W. Meier, Jr.


/s/ Sister Rosemarie Nassif        Director
-------------------------------
Sister Rosemarie Nassif

/s/ Francis G. Riggs               Director
-------------------------------
Francis G. Riggs


/s/ Sheila K. Riggs                Director
-------------------------------
Sheila K. Riggs


/s/ Carl W. Stearn                 Director
-------------------------------
Carl W. Stearn

                                 EXHIBIT INDEX
                                 -------------

  2.0 Agreement and Plan of Merger, dated as of May 3, 2000, between Provident Bankshares Corporation and Harbor Federal Bancorp, Inc. is included as Appendix A to the Proxy Statement-Prospectus which is part of this Registration Statement.

  4.0 Stockholder Protection Rights Agreement, as amended (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998).

  5.0     Opinion of Muldoon, Murphy & Faucette LLP regarding legality.

  8.1 Form of Opinion of Muldoon, Murphy & Faucette LLP regarding tax matters.

  8.2 Form of Opinion of Stradley Ronon Housley Kantarian & Bronstein, LLP regarding tax matters.

  23.1    Consent of Muldoon, Murphy & Faucette LLP (included in Exhibit 5.0).

  23.2    Consent of Muldoon, Murphy & Faucette LLP.

  23.3    Consent of Stradley Ronon Housley Kantarian & Bronstein, LLP.

  23.4 Consent of PricewaterhouseCoopers LLP, independent auditors for Provident Bankshares Corporation.

  23.5    Consent of KPMG LLP, independent auditors for Harbor Federal Bancorp,
          Inc.

  23.6    Consent of Trident Securities

  24.0 Powers of Attorney (see the signature page to this Form S-4 Registration Statement).

  99.1 Opinion of Trident Securities (included as Appendix B to the Proxy Statement-Prospectus which is part of this Registration Statement).

  99.2    Harbor Federal Bancorp, Inc. Proxy Card.